As filed with the Securities and Exchange Commission on March 26, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LNB Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

OHIO	6022	34-1406303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

457 Broadway
Lorain, Ohio 44052-1769
(440) 244-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel E. Klimas, President and Chief Executive Officer
LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052-1769
(440) 244-6000
(Name, address, including zip code, & telephone number, including area code, of agent for service)

Copies to:

John J. Jenkins Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue East Cleveland, Ohio 44114-2688 Telephone: (216) 622-8200 Facsimile: (216) 241-0816	Kevin C. O’Neil Roetzel and Andress LPA 222 South Main Street Akron, Ohio 44308 Telephone: (330) 376-2700 Facsimile: (330) 376-4577	William A. Dougherty Morgan Bancorp, Inc. President 10 West Streetsboro Street Hudson, Ohio 44236 Telephone: (330) 655-2565 Facsimile: (330) 342-4289

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and certain other conditions under the merger agreement are met or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share	Offering Price (2)	Fee(3)
Common shares, par value of $1.00	855,007	N/A	$5,946,118	$182.55

(1)	The maximum number of shares of LNB Bancorp, Inc. that may be registered is based on the maximum number of shares issuable upon the consummation of the merger described in this proxy statement/prospectus.

(2)	Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the book value of the securities to be received by LNB Bancorp, Inc. in exchange for the shares registered hereunder, which is equal to the product of (i) $21.99 (the book value of the Morgan Bancorp, Inc. common shares as of March 23, 2007) and (ii) 270,401 (representing the maximum number of Morgan Bancorp, Inc. common shares to be cancelled in exchange for LNB Bancorp, Inc. common shares).

(3)	The registration fee of $182.55 for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457(f) under the Securities Act, as the Proposed Maximum Aggregate Offering Price of $5,946,118 multiplied by 0.0000307.

The Registrant may amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROXY STATEMENT	PROSPECTUS
MORGAN BANCORP, INC.	LNB BANCORP, INC.
for the Special Meeting of Shareholders	for the issuance of up to 855,007 common shares

Dear Shareholder:

The boards of directors of Morgan Bancorp, Inc. (“Morgan”) and LNB Bancorp, Inc. (“LNB”) have agreed on a merger of Morgan and LNB, with LNB surviving the merger. Your Board believes the proposed merger is in the best interests of Morgan and its shareholders and recommends that you vote for the adoption of the merger agreement and the approval of the merger.

Each of the Morgan shareholders will be entitled to elect to receive either: (i) 3.162 LNB common shares in exchange for each Morgan common share owned, (ii) cash at the rate of $52.00 in exchange for each Morgan common share owned, or (iii) a combination of LNB common shares and cash at the rates described above. The merger will involve an election process whereby shareholders of Morgan will be entitled to elect to receive stock, cash or a combination of the two. A proration mechanism will be implemented to assure that 50% of the outstanding Morgan common shares will be exchanged for LNB common stock and 50% of the outstanding Morgan common shares will be exchanged for cash. There is no assurance that you will receive the form of consideration that you elect to receive.

On March 23, 2007, the last trading day for which information was available prior to the date of this document, the closing market price of LNB common shares (symbol LNBB) on the NASDAQ Stock Market was $15.38 per share. Based upon that price, your Morgan common shares which are exchanged for LNB common shares will be worth $48.63 per share.

The affirmative vote of the holders of two-thirds of the issued and outstanding Morgan common shares entitled to vote at the Morgan special meeting is required to adopt the merger agreement and to approve the merger. Eight of Morgan’s shareholders executed voting agreements in which they agreed to vote, in the aggregate, 19.9% of the outstanding common shares of Morgan at the time they entered into the voting agreements, in favor of the merger.

The merger of LNB and Morgan involves some risks. See “Risk Factors” beginning on page 10.

Whether or not you plan to attend the Morgan special shareholders’ meeting, please complete and mail to us the enclosed proxy card. Not voting will have the same effect as voting against the merger. I urge you to read carefully the accompanying proxy statement/prospectus, which contains a detailed description of the merger, the merger agreement and related matters.

Sincerely,

William A. Dougherty
President
Morgan Bancorp, Inc.

The securities to be issued under this proxy statement/prospectus are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated [          ], 2007 and is being first mailed to shareholders on or about [          ], 2007.

MORGAN BANCORP, INC.
10 West Streetsboro Street
Hudson, Ohio 44236
(330) 655-2565

Notice of Special Meeting of Shareholders

To the Shareholders of Morgan Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of Morgan Bancorp, Inc. (“Morgan”) will be held on [          ], 2007 at [          ], local time, at [          ], for the following purposes:

1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of January 15, 2007, by and between Morgan and LNB, a copy of which is attached, and to approve the merger of Morgan with and into LNB. In the merger, each Morgan shareholder will receive either 3.162 LNB common shares or $52.00 in cash per Morgan common share owned, or a combination of LNB common shares and cash.

2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors is unaware of any other business to come before the special meeting.

Holders of record of Morgan common shares at the close of business on [          ], 2007, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special shareholders’ meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you also may cast your vote in person at the special shareholders’ meeting.

By order of the Board of Directors of
Morgan Bancorp, Inc.

J. Martin Erbaugh
Corporate Secretary

Hudson, Ohio
[          ], 2007

i

ii

QUESTIONS AND ANSWERS ABOUT THE LNB/MORGAN MERGER

Q:	Why are LNB and Morgan proposing to merge?

A:	Morgan believes that the merger provides shareholders with an attractive current valuation for their shares and that the stock component of the consideration provides shareholders with an opportunity to share in LNB’s potential for future growth. LNB believes the merger will benefit its shareholders because the merger will enable LNB to expand into the Summit County market and enhance its existing operations in Cuyahoga County.

Q:	What will I receive in the merger?

A:	As a result of the consummation of the merger, each of your Morgan common shares will be converted into either: (i) LNB common shares at a rate of 3.162 LNB common shares for each Morgan common share owned; (ii) cash at a rate of $52.00 for each Morgan common share owned; or (iii) a combination of LNB common shares and cash, subject to an election and allocation mechanism described in this document.

Q:	Can I elect the type of consideration that I will receive in the merger?

A:	Yes. Subject to the allocation procedures described in this document, you will have an opportunity to elect to receive one of the following options in exchange for your Morgan common shares: (i) 3.162 LNB common shares in exchange for each Morgan common share you own, (ii) cash in the amount of $52.00 in exchange for each Morgan common share you own, or (iii) a combination of LNB common shares and cash at the rates described above. Under the terms of the merger agreement, 50% of the Morgan common shares will be exchanged for LNB common shares and 50% will be exchanged for cash.

Q:	Will I receive the form of consideration I elect to receive?

A:	Not necessarily. We cannot assure you that you will receive the form of consideration you elect with respect to the Morgan common shares you own. This is because the merger agreement requires that, in the aggregate, 50% of the outstanding Morgan common shares will be exchanged for LNB common shares and 50% of the outstanding Morgan common shares will be exchanged for cash. Therefore, if the election process results in an oversubscription of stock or cash, the exchange agent will allocate the consideration paid to shareholders between stock and cash following certain allocation procedures described on page 46.

Q:	What do I need to do now?

A:	Just mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting to vote on the adoption of the merger agreement and the approval of the merger. The Morgan special shareholders’ meeting will take place at [ ], 2007 at [ ], local time, at [ ]. The Morgan Board recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

Q:	When should I send in my stock certificates?

A:	Please do not send in your stock certificates with your proxy card.
Promptly after the effective time of the merger, LNB’s exchange agent, the Registrar and Transfer Company, will send you transmittal materials that you should use when surrendering your Morgan common share certificates to the exchange agent. After you surrender your Morgan common share certificate(s) for cancellation to the exchange agent, together with a completed letter of transmittal and any other documents the exchange agent reasonably requests, you will be entitled to receive the number of whole LNB common shares and the cash that you have the right to receive under the merger agreement. You should not surrender your certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent. For additional information, see “The Merger Agreement — Surrender of Certificates” starting on page 47.

Q:	Is my vote needed to approve the merger?

A:	The affirmative vote of the holders of two-thirds of the Morgan common shares outstanding and entitled to vote at the Morgan special meeting is required to adopt the merger agreement and approve the merger. A majority of the issued and outstanding Morgan common shares must be present at the meeting in person or by proxy for the vote approving the merger to be valid.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. Just send in a later-dated, signed proxy card before the meeting or attend the meeting in person and vote. You may send a new proxy card to the following address: 10 West Streetsboro Street, Hudson, Ohio 44236, Attention: Corporate Secretary, c/o William A. Dougherty, President of Morgan.

Q:	If I do not favor the merger, what are my rights?

A:	If you are a Morgan shareholder as of the [ ], 2007 record date and you do not vote in favor of the adoption of the merger agreement and the approval of the merger, you will have the right under Section 1701.85 of the Ohio Revised Code to demand the fair cash value for your Morgan common shares. The right to make this demand is known as “dissenters’ rights.” To perfect your dissenters’ rights, you must deliver to Morgan a written demand for payment of the fair cash value of your Morgan common shares and otherwise comply strictly with all of the requirements of Ohio Revised Code Section 1701.85. You must state in your notice the amount that, in your opinion, is the fair cash value of your Morgan common shares. Your written demand must be delivered to Morgan not later than 10 days after the Morgan special meeting scheduled for [ ], 2007. For additional information on your dissenters’ rights, see “The Merger — Rights of Dissenting Morgan Shareholders” on page 43 and the text of Sections 1701.84 and 1701.85 of the Ohio Revised Code attached to this document as Annex D.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. We expect to complete the merger by [ ], 2007, assuming shareholder approval and all applicable governmental approvals have been received by that date and all conditions precedent to the merger have been satisfied or, to the extent permitted by applicable law, waived.

SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this document refers before you decide how to vote. For a description of the documents to which this document refers, you should review “Where You Can Find More Information” on page 14.

The Merger

The merger agreement, attached as Annex A to this document, is incorporated by reference into this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What Morgan’s Shareholders Will Receive in the Merger (see pages 44 to 48)

Morgan shareholders will receive either (i) LNB common shares at an exchange rate of 3.162 LNB common shares for each Morgan common share owned; (ii) cash in the amount of $52.00 for each Morgan common share owned; or (iii) a combination of LNB common shares and cash, subject to an election and allocation mechanism described in this document. We will not issue fractional shares. Instead, Morgan shareholders will receive a cash payment for any fractional shares in an amount equal to the product of the fractional LNB common share and the average closing price of LNB common shares over a specified period preceding the effective date of the merger. Also, each LNB common share issued in the merger will include an associated preferred share purchase right under LNB’s existing shareholder rights plan that will not be evidenced by a separate certificate.

LNB shareholders will continue to own their shares in LNB, and Morgan will merge with and into LNB.

You May Elect to Receive All LNB Common Shares, All Cash or a Mixture of LNB Common Shares and Cash (see pages 45 to 46)

You may elect to receive in exchange for your Morgan common shares: all LNB common shares, all cash, or a mixture of LNB common shares and cash. However, LNB and Morgan have agreed to exchange only 50% of the Morgan common shares for LNB common shares, and the remaining 50% will be exchanged for cash. Therefore, you cannot be assured of receiving the form of consideration that you elect with respect to all of your common shares. If shareholder elections result in an oversubscription of cash or LNB common shares, certain procedures for allocating cash and LNB common shares will be followed by the exchange agent. See “The Merger Agreement — Allocation” beginning on page 46.

Approximately [          ] days prior to the anticipated time of completion of the merger, you will receive a transmittal letter and an election form with instructions for making your election as to the form of consideration you prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading “The Merger Agreement — Election Procedures” beginning on page 45. If you do not make a valid election by the election deadline, you will be deemed to have made a non-election, and you will be treated as having elected all common shares, all cash or any combination of LNB common shares and cash (at the rates described above) as determined in accordance with the merger agreement.

Dissenters’ Rights for Morgan Shareholders (see page 43)

Under Ohio law, if you do not vote in favor of the merger between Morgan and LNB, you may demand that Morgan pay you the fair cash value for your shares. The right to make this demand is known as “dissenters’ rights.” Morgan shareholders exercising their dissenters’ right must comply strictly with the procedures specified in Sections 1701.84 and 1701.85 of the Ohio Revised Code. Morgan shareholders who want to exercise their dissenters’ rights must not vote in favor of the merger agreement at the Morgan special shareholders’ meeting and must send a written demand for payment for their Morgan common shares within 10 days after the Morgan special shareholders’ meeting. See “The Merger — Rights of Dissenting Morgan Shareholders” and the text of Sections 1701.84 and 1701.85 of the Ohio Revised Code attached to this document as Annex D.

Cash Payment for Morgan Stock Options (see page 48)

Each option to purchase Morgan common shares that is outstanding and unexercised at the time of the merger will be terminated in exchange for a cash payment computed by multiplying (a) the excess of (i) $52.00 over (ii) the exercise price of the Morgan stock option by (b) the number of Morgan common shares subject to the option.

Comparative Per Share Market Price Information (see page 15)

LNB common shares are listed on the NASDAQ Stock Market. Morgan common shares are not listed on any national or regional stock exchange.

The following table presents trading information for the LNB common shares on January 12, 2007 and March 23, 2007. January 12, 2007 was the last full trading day prior to our January 16, 2007 announcement of the signing of the merger agreement. March 23, 2007 was the last practicable trading day for which information was available prior to the date of this document. You should read the information presented below in conjunction with the “Comparative Market Value Data” on page 15.

LNB

January 12, 2007	$15.94
March 23, 2007	$15.38

There is no established trading market for Morgan common shares. Morgan’s shares trade sporadically in the over-the-counter market. The last known trade of Morgan common shares occurred on March 20, 2007 at a price of $52.00 per share.

Federal Income Tax Consequences of the Merger (see pages 39 to 41)

We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Morgan or LNB as a result of the merger. The obligation of Morgan to consummate the merger is conditioned on the receipt by Morgan of an opinion of its counsel, Roetzel and Andress A Legal Professional Association (“Roetzel & Andress”), dated as of the effective date of the merger, substantially to the effect that:

•	the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code; and

•	no gain or loss will be recognized by shareholders of Morgan who receive solely LNB common shares in exchange for Morgan common shares, other than the gain or loss to be recognized as to cash to be received in lieu of fractional LNB common shares.

Morgan shareholders who exercise dissenters’ rights and receive cash for their Morgan common shares will generally recognize gain or loss for federal income tax purposes.

All Morgan shareholders should read carefully the description under “The Merger — Material Federal Income Tax Consequences,” and should consult their own tax advisors concerning these matters.

Dividend Policy (see page 42)

Under the merger agreement, Morgan is not allowed to declare, pay or set aside for payment any dividend to Morgan shareholders other than quarterly cash dividends in an amount not exceeding the per share amount declared and paid in the most recent quarterly cash dividend prior to execution of the merger agreement. Following completion of the merger, former Morgan shareholders receiving LNB common shares as part of the merger consideration will receive, as LNB shareholders, dividends declared by LNB on its common shares.

Opinion of Morgan’s Financial Advisor (see pages 27 to 36)

The Morgan board received the opinion from its financial advisor, Ryan Beck & Co., Inc., as to the fairness from a financial point of view of the consideration under the merger agreement.

The opinion from Ryan Beck & Co., Inc. to the Morgan board states that as of the date of that opinion, the merger consideration set forth in the merger agreement was fair from a financial point of view to the Morgan shareholders. For its financial advisory services provided to Morgan, Ryan Beck & Co., Inc. has been paid a fee of $135,000 as of the date of this document, and will be paid an additional fee at the time of closing of the merger such that the total fees paid to Ryan Beck & Co., Inc. will equal approximately $325,000, or approximately 1.22% of the estimated aggregate transaction value. In addition, Ryan Beck & Co., Inc. shall be entitled to receive its reasonable out-of-pocket expenses in an amount not to exceed $7,500 without the prior written consent of Morgan.

The full text of this fairness opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this document. We encourage you to read this opinion in its entirety.

What Will Happen to LNB and Morgan at the Time of the Merger? (see page 44)

At the time of the merger, Morgan will merge with and into LNB, with LNB surviving the merger. We anticipate that, within thirty days of the merger, Morgan Bank, N.A., a wholly-owned subsidiary of Morgan, will merge with The Lorain National Bank, LNB’s wholly-owned subsidiary. As of the effective date of the merger, LNB intends to continue the use of the name “Morgan Bank” in Summit County, Ohio in connection with its operations and conduct of business.

Ownership of LNB Following the Merger

As a result of the merger, we estimate that Morgan shareholders will own approximately 10.25% of the outstanding LNB common shares.

Board of Directors and Management of LNB Following the Merger (see page 37)

We expect that the current LNB Board of Directors and management will remain in place after the merger. In addition, as of the effective time of the merger, J. Martin Erbaugh, the Chairman of Morgan’s Board of Directors, will be appointed to LNB’s Board of Directors and become a member of Class II of LNB’s Board of Directors, whose terms will expire at LNB’s 2009 annual meeting of shareholders. Furthermore, as of the effective date, William A. Dougherty will be appointed the president of the Morgan Bank Division of LNB and a senior vice president of The Lorain National Bank.

Interests of Morgan’s Executive Officers and Directors in the Merger (see pages 37 to 39)

In considering the recommendation of the Morgan Board to vote in favor of the adoption of the merger agreement and the approval of the merger, you should be aware that William A. Dougherty, director and president of Morgan and director, president and chief executive officer Morgan Bank, N.A., and Ralph J. Lober II, treasurer of Morgan and executive vice president and chief financial officer of Morgan and Morgan Bank, N.A. are parties to employment agreements. Both agreements have change in control provisions providing that Dougherty and Lober would be entitled to severance payments upon certain conditions being met. Mr. Dougherty has also entered into an employment agreement with LNB effective upon completion of the merger. In addition, David G. Dalessandro, the senior vice president and senior credit officer of Morgan Bank, N.A. is a party to a retention bonus agreement in which a bonus is payable to him conditioned upon, among other requirements, the consummation of the merger. Furthermore, some of the directors and officers of Morgan own options to purchase Morgan common shares that, if unexercised at the time of the merger, will be exchanged for cash, along with all other Morgan stock options unexercised and outstanding at the time of the merger. Also, certain directors of Morgan, or their affiliates, have interests that may be affected by the merger as borrowers from Morgan Bank, N.A. The Morgan Board was aware of these interests of their executive officers and directors and considered them, among other things, in approving the merger agreement and the related transactions. Please refer to pages 37 through 39 for more information about the employment, retention bonus and change in control agreements and the conversion of these stock options.

In addition, following the merger, LNB will indemnify the directors and officers of Morgan for some events occurring before the merger, including some events that are related to the merger agreement, and LNB will purchase directors’ and officers’ liability insurance for the directors and officers of Morgan for a period of three years after the merger (subject to cost limitations described in the merger agreement).

Conditions to the Merger (see pages 48 to 49)

The completion of the merger depends upon satisfying a number of conditions, including the following, some of which may be waived as allowed by law:

•	accuracy of the representations and warranties made in the merger agreement;

•	performance of obligations by LNB and Morgan under the merger agreement;

•	adoption of the merger agreement and approval of the merger by Morgan’s shareholders;

•	receipt of required governmental approvals and expiration or termination of all applicable statutory waiting periods relating to the merger;

•	absence of any injunction or other order by any court or other governmental entity that would prohibit or prevent the merger;

•	effectiveness of the registration statement filed with the Securities and Exchange Commission relating to the issuance of LNB common shares in the merger; and

•	receipt of a favorable tax opinion and an updated fairness opinion by Morgan.

Termination of the Merger Agreement (see page 52)

We can mutually agree to terminate the merger agreement before we complete the merger.

In addition, either Morgan or LNB can terminate the merger agreement under the circumstances described on page 52. One of the circumstances under which Morgan may terminate the merger agreement is if the average closing price of LNB common shares over a specified period of time before the completion of the merger is less than $13.16 per share, and LNB common shares have underperformed an index of selected peer group stocks by more than 10% over the same period, unless LNB offers to issue additional LNB common shares to compensate for the lower share value. Details about this termination provision are described on page 52.

Termination Fee (see pages 52 to 53)

Morgan will pay to LNB a termination fee of $1,000,000 if the merger agreement is terminated upon the occurrence of specified events. Generally, Morgan would have to pay the termination fee if:

•	a third party makes an acquisition proposal with respect to Morgan and then the merger agreement is terminated either (a) by LNB or Morgan because the Morgan shareholders fail to adopt the merger agreement, (b) by LNB because of a breach by Morgan of one or more of the covenants or agreements contained in the merger agreement that individually or together would have a material adverse effect on Morgan or its ability to consummate the merger, or (c) by LNB because the Morgan Board fails to take action to convene the special meeting or because the Morgan Board has failed to recommend the adoption of the merger agreement to the Morgan shareholders and within 18 months of terminating the merger agreement pursuant to item (a), (b) or (c) above, Morgan enters into an acquisition agreement with a party other than LNB providing for a merger, reorganization, business combination or similar transaction; or

•	the merger agreement is terminated by Morgan because the Morgan Board elects to enter into a definitive written agreement with a third party concerning a transaction that the Morgan Board determines to be a superior acquisition proposal.

Regulatory Matters (see page 42)

LNB has filed the required applications with the Board of Governors of the Federal Reserve System (the “Federal Reserve System”) and the Office of the Comptroller of the Currency to obtain approval for the merger and the subsidiary bank merger. Prior to completing the merger, all waiting periods imposed by any governmental entity must have expired.

Accounting Treatment (see page 41)

The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America.

Vote Required (see page 23)

The affirmative vote of the holders of two-thirds of the issued and outstanding Morgan common shares entitled to vote at the Morgan special meeting is required to adopt the merger agreement and approve the merger. To be counted in the vote, a majority of the Morgan common shares entitled to vote at the Morgan special meeting must be represented at the meeting in person or by proxy.

As of March 15, 2007, directors and executive officers of Morgan and their respective affiliates beneficially owned an aggregate of 168,655 Morgan common shares, including unexercised stock options, amounting to 31.19% of the issued and outstanding Morgan common shares on that date (adjusted to account for the effect of the unexercised stock options). On January 15, 2007, eight Morgan shareholders executed voting agreements with LNB to vote their shares in favor of the merger. These shareholders agreed to vote 92,770 Morgan common shares, or approximately 19.9% of the issued and outstanding Morgan common shares on that date, as follows:

•	in favor of the adoption of the merger agreement and the approval of the merger; and

•	against any proposal for any recapitalization, merger, sale of assets or other business combination between Morgan and any person or entity other than LNB, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Morgan under the merger agreement, or that would result in any of the conditions to the obligations of Morgan under the merger agreement not being fulfilled.

The voting agreements and obligations of the signatories under the voting agreements terminate contemporaneously with the completion of the merger or the termination of the merger agreement. See “The Morgan Special Meeting of Shareholders — Voting Agreements and Management Ownership of Morgan Shares” on pages 23 through 24. The form of voting agreement entered into by LNB and the individual Morgan shareholders is attached to this document as Annex C.

Listing of LNB Common Shares (see page 42)

LNB will list the LNB common shares to be issued in the merger on the NASDAQ Stock Market under the trading symbol “LNBB.”

Comparison of Certain Rights of Shareholders (see pages 74 to 82)

The rights of holders of LNB common shares are currently governed by federal law, Ohio law and LNB’s articles of incorporation and code of regulations. The rights of holders of Morgan common shares also are governed by federal law, Ohio law and by Morgan’s articles of incorporation and code of regulations. When the merger is completed, the holders of Morgan common shares who elect to receive LNB common shares, will become holders of LNB common shares.

See pages 74 through 82 to learn more about the similarities and material differences between the rights of holders of LNB common shares and the rights of holders of Morgan common shares.

The Companies

LNB Bancorp, Inc.  LNB, is a diversified financial services company headquartered in Lorain, Ohio. It is organized as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). LNB celebrated its 100th anniversary in 2005. Its predecessor, the Lorain Banking Company was a state chartered bank founded in 1905. It merged with the National Bank of Lorain in 1961, and in 1984 became a wholly-owned subsidiary of LNB. LNB received its financial holding company status on March 13, 2000.

LNB engages in banking, mortgage, brokerage and insurance services. These services are offered through its wholly-owned subsidiary — The Lorain National Bank (the “Lorain National”). For brokerage services, Lorain National operates under an agreement with Investment Centers of America, Inc. Investment Centers of America, Inc. is a member of NASD/SIPC and offers mutual funds, variable annuity investment, variable annuity and life insurance products, along with investment in stocks and bonds.

Lorain National specializes in personal, mortgage and commercial banking products along with investment management and trust services. Lorain National operates 22 banking centers and 26 ATMs in the Ohio communities of Lorain, Elyria, Amherst, Avon, Avon Lake, LaGrange, North Ridgeville, Oberlin, Olmsted Township, Vermilion and Westlake. Lorain National also operates two business development offices in Cuyahoga County.

Lorain National’s commercial lending activities consist of commercial real estate loans, construction and equipment loans, letters of credit, revolving lines of credit, Small Business Administration loans and government guaranteed loans. Lorain National’s wholly-owned subsidiary, North Coast Community Development Corporation, offers commercial loans with preferred interest rates on projects that meet the standards for the federal government’s New Markets Tax Credit Program.

Lorain National’s residential mortgage lending activities consist of loans originated for portfolio. These loans are for the purchase of personal residences. Installment lending activities consist of traditional forms of financing for automobile and personal loans, indirect automobile loans, second mortgages, home equity lines of credit, and automobile loans that are purchased from another financial institution.

Lorain National’s deposit services include traditional transaction and time deposit accounts as well as cash management services for corporate and municipal customers. Lorain National supplements local deposit generation with time deposits generated through a broker relationship. Deposits of Lorain National are insured by the Bank Insurance Fund administered by the Federal Deposit Insurance Corporation (the “FDIC”).

Other bank services offered include safe deposit boxes, night depository, U.S. savings bonds, travelers’ checks, money orders, cashiers checks, ATM’s, debit cards, wire transfer, ACH, foreign drafts, foreign currency, electronic banking by phone or through the internet, lockbox and other services tailored for both individuals and businesses.

LNB’s executive offices are located at 457 Broadway, Lorain, Ohio 44052 and its telephone number is (440) 244-6000.

Morgan Bancorp, Inc.  Morgan is an Ohio corporation organized to serve as the holding company of Morgan Bank, N.A. (“Morgan Bank”). Morgan Bank is a national association located in Hudson, Ohio. Principal sources of revenues of Morgan and Morgan Bank emanate from residential real estate, commercial, industrial, and consumer loan financing, an investment security portfolio, consumer loan sales, and a variety of deposit account services. Morgan is subject to regulation and supervision by the Office of the Comptroller of the Currency and insured by the FDIC.

In addition, Morgan offers its customers a number of innovative products and services including free personal checking; free business checking; free masters checking; equity lines of credit, internet banking and has three free ATM machines available in locations that are easily accessible to Morgan Bank’s customers.

Morgan’s mission is to provide exceptional customer service to all customers, while keeping fees to a minimum.

As of December 31, 2006, Morgan had total consolidated assets of approximately $127.5 million and total shareholders’ equity of approximately $10.2 million. For the year ended December 31, 2006, Morgan’s return on average assets was 0.46% and its return on average equity was 6.03%.

Morgan’s executive offices are located at 10 West Streetsboro Street Hudson, Ohio 44236 and its telephone number is (330) 655-2565.

Our Reasons for the Merger

The Morgan Board has concluded that the merger is fair to and in the best interests of the Morgan shareholders primarily because the merger will enhance shareholder value. Following a strategic planning process and an investigation of strategic alternatives, the Morgan Board recognized that the merger of Morgan with and into LNB would provide shareholders with an attractive current valuation for their shares and that the stock component of the consideration provides shareholders with an opportunity to share in LNB’s future growth.

LNB believes the merger will benefit its shareholders because the merger will enable LNB to expand into the Summit County market and enhance its existing operations in Cuyahoga County.

To review our reasons for the merger in detail, as well as how we came to agree on the merger, see pages 25 through 27.

Recommendation of the Morgan Board

The Morgan Board believes that the merger is in your best interests and recommends that you vote FOR the proposal to adopt the merger agreement and to approve the merger.

Special Meeting

The Morgan Special Meeting of Shareholders (see pages 22 to 24)

If you are a Morgan shareholder, you are entitled to vote at the special meeting if you owned Morgan common shares as of the close of business on [          ], 2007. As of [          ], 2007, a total of [          ] votes were eligible to be cast at the Morgan special meeting. At the special meeting, the shareholders will consider and vote upon a proposal to adopt the merger agreement and to approve the merger. The special meeting will be held on [          ], 2007 at [          ], local time, at [          ].

The affirmative vote of the holders of two-thirds of the issued and outstanding Morgan common shares entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. The holders of approximately 19.9% of Morgan’s outstanding common shares as of March 15, 2007, have previously agreed with LNB to vote their respective shares in favor of the merger and the adoption of the merger agreement. See “The Morgan Special Meeting of Shareholders — Voting Agreements and Management Ownership of Morgan Shares” on pages 23 through 24.

RISK FACTORS

In addition to other information in this document or incorporated in this document by reference, you should consider carefully the following factors before making a decision on the merger.

Risks Regarding the Merger

You cannot be sure of the market value of the LNB common shares you will receive in the merger due to fluctuations in the market price of LNB common shares.

At the time the merger is completed, each Morgan common share will be converted into either: (i) LNB common shares at an exchange rate of 3.162 LNB common shares for each Morgan common share owned; (ii) cash in the amount of $52.00 for each Morgan common share owned; or (iii) a combination of LNB common shares and cash, subject to an election and allocation mechanism described in this document. Except in one limited circumstance, this exchange ratio will not be adjusted in the event of any increase or decrease in the price of the LNB common shares or the Morgan common shares. As a result, the value of the LNB common shares received by Morgan shareholders in the merger will go up or down with fluctuations in the value of the LNB common shares.

Broad market fluctuations could adversely affect the market price of LNB’s common shares. If the market price of LNB’s common shares decreases, the value of the LNB common shares you would receive in the merger would decrease.

You may receive a form of consideration different from the form of consideration you elect with respect to all or some of the Morgan common shares that you own.

The consideration to be received by Morgan shareholders in the merger is subject to the requirement that a maximum of 50% of the Morgan common shares will be exchanged for LNB common shares and a maximum of 50% will be exchanged for cash. The merger agreement contains proration and allocation procedures, which are described on pages 46 through 47, to achieve this result. If the shareholder election process results in an oversubscription of stock or cash, the exchange agent will allocate the consideration paid to Morgan shareholders in accordance with the proration and allocation procedures set forth in the merger agreement, in which case you may receive a form of consideration different from the form of consideration you elect with respect to all or some of the Morgan common shares that you own.

Combining LNB and Morgan may be more difficult than expected.

If LNB and Morgan are unable to successfully integrate their businesses, operating results may suffer. Both LNB and Morgan have operated and, until completion of the merger, will continue to operate independently of one another. It is possible that the integration process could result in the loss of key employees, disruption of LNB’s and Morgan’s ongoing business or inconsistencies in standards, controls, policies or procedures. These could negatively affect both LNB’s and Morgan’s ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the merger within the time period expected, if at all. Although LNB believes that it has strong management, polices and procedures, there are no guarantees that Morgan’s integration within LNB’s operations will be successful.

Risks Regarding LNB Common Shares

The price of LNB’s common shares may decrease, preventing you from selling your shares at a profit.

The market price of LNB common shares could decrease and prevent you from selling your shares at a profit. Fluctuations may occur, among other reasons, due to operating results; market demand; announcements by competitors; economic changes; general market conditions; and legislative and regulatory changes. The trading price of LNB common shares may continue to fluctuate in response to these factors and others, many of which are beyond LNB’s control.

Only a limited trading market exists for LNB’s common shares which could lead to price volatility.

In the last three months, the average daily trading volume for LNB’s common shares has been [          ] shares. The limited trading market for LNB’s common shares may cause fluctuations in the market value of LNB’s common shares to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of LNB’s common shares. In addition, even if a more active market in LNB common shares develops, such a market may not continue or shareholders may not be able to sell their shares.

Risks Regarding the Businesses of LNB and Morgan

LNB and Morgan face lending risks

The risk of loan defaults or borrowers’ inabilities to make scheduled payments on their loans is inherent in the banking business. Moreover, LNB and Morgan focus primarily on lending to small- and medium-sized businesses. Consequently, LNB and Morgan may assume greater lending risks than other financial institutions which have a smaller concentration of those types of loans, and which tend to make loans to larger businesses. Borrower defaults or borrowers’ inabilities to make scheduled payments may result in losses which may exceed LNB’s and Morgan’s allowances for loan losses. Furthermore, should LNB and Morgan be required to fund currently unfunded loan commitments and letters of credit at higher than anticipated levels, there may be an increased exposure to loan losses, necessitating higher loan loss provisions. Other than these unfunded loan commitments and letters of credit, neither LNB nor Morgan have any off balance sheet exposure. These risks, if they occur, may require higher than expected loan loss provisions which, in turn, can materially impair profitability, capital adequacy and overall financial condition.

Declines in real estate values could materially impair profitability and financial condition

Approximately 82% and 29% respectively, of LNB’s and Morgan’s loans are secured by real estate collateral. Real estate values are generally affected by factors such as:

•	the socioeconomic conditions of the area where real estate collateral is located;

•	fluctuations in interest rates;

•	property and income tax laws;

•	local zoning ordinances governing the manner in which real estate may be used; and

•	federal, state and local environmental regulations

Declines in real estate values could significantly reduce the value of the real estate collateral securing LNB’s and Morgan’s loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, LNB and Morgan will need to make additional loan loss provisions which, in turn, will reduce their profits. Also, if a borrower defaults on a real estate secured loan, LNB and Morgan may be forced to foreclose on the property and carry it as a non-earning asset which, in turn, may reduce net interest income.

Interest rates and other conditions impact profitability

LNB’s and Morgan’s profitability depends on the difference between the rates of interest they earn on their loans and investments, and the interest rates they pay on deposits and other borrowings. Like other financial institutions, LNB’s and Morgan’s net interest income is affected by general economic conditions and other uncontrollable factors, like the monetary policies of the Federal Reserve System, which influence market interest rates. Therefore, the ability to adjust the interest rates on investments, loans and deposit products in response to changes in market interest rates may be limited for a period of time. Consequently, LNB’s and Morgan’s inability to immediately respond to changes in market interest rates can have either a positive or negative effect on net interest income, capital, liquidity and financial condition. LNB and Morgan cannot assure you that any positive trends or developments that they have experienced will continue, or that they will not experience negative trends or developments in the future. Due to the mix and composition of LNB’s and Morgan’s assets and liabilities, changing interest rates may adversely impact their net interest incomes and margins.

LNB’s dividend may be reduced due to an adverse change in policy or adverse changes in financial condition.

LNB’s earnings and financial condition have allowed for periodic dividend distributions to its shareholders. There can be no assurance that LNB’s dividend policy or size of dividend distribution will continue after the merger.

LNB’s future growth may be limited if it is not able to raise additional capital

Banks and bank holding companies are required to conform to regulatory capital adequacy guidelines and maintain their capital at specified percentages of their assets. These guidelines may limit LNB’s ability to grow and could result in banking regulators requiring increased capital levels or reduced loan and other earning asset levels. Therefore, in order to continue to increase its earning assets and net income, LNB may, from time to time, need to raise additional capital. LNB cannot assure you that additional sources of capital will be available or, if they are, that the additional capital will be available on economically reasonable terms. Currently, LNB is “well capitalized” and has no plans to raise additional capital to facilitate the merger with Morgan or for any other purpose.

LNB and Morgan compete against larger banks and other institutions

LNB and Morgan compete for loans and deposits with other banks, savings and thrift associations and credit unions located in their service areas. These competitors aggressively solicit customers within their market area by advertising through direct mail, the electronic media and other means. Many of their competitors have been in business longer, have established customer bases and are substantially larger. Additionally, their larger competitors have greater capital resources and, consequently, higher lending limits.

Current banking laws and regulations affect activities

LNB and Morgan are subject to extensive regulation. Supervision, regulation and examination of banks and bank holding companies by regulatory agencies are intended primarily to protect depositors rather than shareholders. These regulatory agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve acquisitions or other changes of control of financial institutions. LNB’s and Morgan’s ability to establish new facilities or make acquisitions requires approvals from applicable regulatory bodies. Changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit LNB and Morgan, others may increase their costs of doing business and assist their non-bank competitors who are not subject to similar regulation.

Provisions in LNB’s articles of incorporation and code of regulations, its shareholder rights plan or Ohio law might discourage, delay or prevent a change of control.

LNB’s amended articles of incorporation and code of regulations contain provisions that could depress the trading price of LNB’s common shares by acting to discourage, delay or prevent a change of control of LNB or changes in LNB’s management that the shareholders of LNB may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of LNB’s board are elected at one time;

•	eliminate cumulative voting in the election of directors;

•	require super-majority voting to amend some provisions in LNB’s amended and restated articles of incorporation and code of regulations;

•	authorize the issuance of “blank check” preferred shares that LNB’s board could issue to increase the number of outstanding shares and to discourage a takeover attempt; and

•	establish advance notice requirements for nominations for election to LNB’s board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

LNB’s board has adopted a shareholder rights plan generally authorizing LNB’s board of directors and shareholders to substantially dilute the share ownership position of any person who acquires 10% or more of LNB’s common stock.

LNB is also subject to the Ohio statutes relating to control share acquisitions, which restrict the ability of an acquiror to acquire a significant amount of LNB’s outstanding common shares without shareholder approval, as well as Ohio’s merger moratorium statute, which restricts the ability of certain interested shareholders to effect transactions involving LNB or its assets. Together, these provisions may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for LNB’s common shares and could also limit the price that investors may be willing to pay in the future for LNB’s common shares.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows LNB to “incorporate by reference” information into this document. This means that LNB can disclose important information to you by referring you to other information filed with the Securities and Exchange Commission by it. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

This proxy statement/prospectus incorporates by reference the documents set forth below that LNB previously filed with the Securities and Exchange Commission. These documents contain important information about LNB. You should read this document together with the information incorporated by reference.

LNB Securities and Exchange
Commission Filings (File No. 0-13203)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Current Report on Form 8-K	Filed on January 16, 2007
Current Report on Form 8-K	Filed on January 17, 2007
Current Report on Form 8-K	Filed on March 5, 2007
Current Report on Form 8-K	Filed on March 13, 2007

The description of LNB’s common shares contained in LNB’s registration statement on Form 8-A dated February 12, 1985, and updated in the Company’s Current Report on Form 8-K filed on January 4, 2001, and the description of LNB’s preferred share purchase rights contained in its registration statement on Form 8-A filed on November 6, 2000, as amended on May 17, 2006, are also incorporated in this document by reference.

LNB is also incorporating by reference additional documents that it subsequently files with the Securities and Exchange Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 through the date of the Morgan special meeting.

This document incorporates by reference important business and financial information that is not included or delivered with it. You can request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling the appropriate party at the following address or telephone number:

Terry M. White
Corporate Secretary
LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052-1769
Telephone: (440) 244-6000

If you would like to request documents from LNB please do so by [          ], 2007 to receive the documents before the Morgan special meeting.

LNB has supplied all information contained or incorporated by reference in this document relating to LNB.

Unless the context requires otherwise, references to “we”, “us” or “our” refer collectively to LNB and Morgan.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	general economic conditions, either nationally or regionally (especially in northeastern Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	changes in the securities markets;

•	acts of war or terrorism could result in restricted operations, unplanned downtime and other unanticipated results;

•	the merger may not be consummated because of, among other things, the failure to obtain required shareholder or governmental approvals, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and

•	changes in economic conditions and competition in the geographic and business areas in which LNB and Morgan conduct operations; as well as the risks and uncertainties described from time to time in the LNB’s reports as filed with the Securities and Exchange Commission.

We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

In order to register the LNB common shares to be issued to Morgan shareholders in the merger, LNB filed a registration statement on Form S-4 with the Securities and Exchange Commission. This document is a part of that registration statement and constitutes a prospectus of LNB in addition to being a proxy statement of Morgan for the Morgan special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this document does not contain all the information contained in the registration statement or in the annexes, exhibits and schedules to the registration statement.

LNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information LNB files at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. At no charge to you, you may request copies of LNB’s documents by contacting Terry M. White, Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, telephone (440) 244-6000.

If you would like to request documents from LNB, please do so by [          ], 2007 to receive the documents before the Morgan special meeting.

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. LNB’s Securities and Exchange Commission filings also are available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov. In addition, LNB’s filings can be inspected at The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006. You may also access LNB’s filings on its web site at www.4lnb.com.

Morgan is not subject to the reporting requirements of the Securities Exchange Act of 1934 and does not file reports with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this document to decide how to vote on the merger. We have not authorized anyone to provide you with information that is different from or in addition to what is contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offers to exchange or buy the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

COMPARATIVE MARKET VALUE DATA

LNB common shares began trading on the NASDAQ Stock Market as of February 9, 2000. The NASDAQ Stock Market trading symbol for LNB common shares is “LNBB.”

The information presented in the following table reflects the last reported sale prices for LNB on January 12, 2007, the last full trading day prior to our public announcement of the merger and on March 23, 2007, the last practicable trading day for which information was available prior to the date of this document. No assurance can be given as to what the market price of LNB common shares will be if and when the merger is consummated. We have calculated the equivalent per share basis by multiplying the last reported sale price of LNB common shares on the dates indicated by the share exchange ratio of 3.162.

		Equivalent per
	LNB	Share Basis

January 12, 2007	$15.94	$50.40
March 23, 2007	$15.38	$48.63

There is no established trading market for Morgan common shares. Morgan’s shares trade sporadically in the over-the-counter market. The last known trade of Morgan common shares occurred on March 20, 2007 at a price of $52.00 per share.

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA
FOR THE YEAR ENDED DECEMBER 31, 2006

The following table summarizes unaudited per share information for LNB and Morgan on a historical basis and a pro forma combined basis for LNB. The following information should be read in conjunction with the audited consolidated financial statements of LNB for the year ended December 31, 2006, which are incorporated by reference into this proxy statement/prospectus and the audited consolidated financial statements of Morgan for the year ended December 31, 2006, which are included on pages F-1 through F-23 of this proxy statement/prospectus. The following pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

We calculate historical book value per share by dividing total shareholders’ equity by the number of common shares outstanding at the end of the period. We calculate the pro forma earnings per share of the combined company by dividing the pro forma net income available to holders of the combined company’s common shares by the pro forma weighted average number of shares outstanding for the periods presented. We calculate the pro forma combined book value per share by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period presented.

	LNB	Morgan	Pro Forma
	Historical	Historical	Combined

Earnings for fiscal year ended December 31, 2006:
Basic	$0.84	$1.25	$0.83
Diluted	$0.84	$1.21	$0.83
Cash dividends declared for fiscal year ended December 31, 2006	$0.72	$0.2025	$0.72
Book value per share as of December 31, 2006	$10.66	$21.94	$11.17

SELECTED FINANCIAL DATA OF LNB (HISTORICAL)

The following table sets forth selected consolidated historical financial data of LNB and has been derived from its consolidated financial statements. The information is only a summary and you should read it together with LNB’s consolidated historical financial statements and related notes contained in the annual reports and other information that LNB has filed with the Securities and Exchange Commission. See “Incorporation by Reference” on page 13 and “Where You Can Find More Information” on page 14.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts and ratios)

Income Statement Data:
Total interest income	$49,242	$43,432	$37,224	$37,860	$41,327
Total interest expense	20,635	13,402	9,102	9,196	12,095

Net interest income	28,607	30,030	28,122	28,664	29,232
Provision for loan losses	2,280	1,248	1,748	2,695	2,200
Other income	9,514	10,092	10,660	10,105	10,278
Net gain (loss) on sale of assets	237	285	(218)	1,519	808
Other expenses	28,985	30,267	26,290	26,467	24,753

Income before income taxes	7,093	8,892	10,526	11,126	13,365
Income taxes	1,669	2,479	3,051	3,411	4,200

Net income	$5,424	$6,413	$7,475	$7,715	$9,165

Per Common Share Data(1)(2):
Basic earnings	$0.84	$0.97	$1.13	$1.17	$1.39
Diluted earnings	0.84	0.97	1.13	1.17	1.39
Cash dividends declared	0.72	0.72	0.72	0.70	0.68
Book value per share	$10.66	$10.45	$10.64	$10.30	$10.09
Balance Sheet Data (period end):
Cash and cash equivalents	$29,122	$23,923	$26,818	$27,749	$26,832
Securities	159,058	155,274	149,621	152,127	152,295
Gross loans	628,333	591,011	575,224	533,975	509,376
Allowance for loan losses	7,300	6,622	7,386	7,730	6,653

Net loans	621,033	584,389	567,838	526,245	502,723
Other assets	41,885	37,535	37,372	35,100	33,549

Total assets	851,098	801,121	781,649	741,221	715,399

Total deposits	717,261	640,216	605,543	581,344	566,127
Other borrowings	57,249	86,512	100,915	86,563	75,791
Other liabilities	7,891	5,987	4,617	5,179	6,868

Total liabilities	782,401	732,715	711,075	673,086	648,786
Total shareholders’ equity	68,697	68,406	70,574	68,135	66,613

Total liabilities and shareholders’ equity	$851,098	$801,121	$781,649	$741,221	$715,399

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts and ratios)

Financial Ratios:
Return on average assets	0.66%	0.81%	0.98%	1.05%	1.33%
Return on average common equity	7.89	9.11	10.75	11.33	14.24
Net interest margin (FTE)(3)	3.78	4.09	4.01	4.23	4.58
Efficiency ratio	76.03	75.44	67.82	63.01	61.41
Loans to deposits	87.60	92.31	94.99	91.85	89.98
Dividend payout	85.71	74.22	63.72	59.98	48.75
Average shareholders’ equity to average assets	8.39	8.88	9.15	9.22	9.31
Net charge-offs to average loans	0.27	0.34	0.38	0.31	0.29
Allowance for loan losses to total loans	1.16	1.13	1.28	1.46	1.31
Nonperforming loans to total loans	2.04	1.10	0.86	0.96	0.37
Allowance for loan losses to nonperforming loans	56.98	101.97	150.09	149.98	357.11

(1)	Basic and diluted earnings per share are computed using the weighted-average number of shares outstanding during each year.

(2)	All share and per share data has been adjusted to reflect the three-for-two stock split in 2003 and 2 percent stock dividend in 2002.

(3)	Tax exempt income was converted to a fully taxable equivalent basis at a 35% statutory Federal income tax rate in all years except 2005 and 2006 which was converted at a 34% statutory Federal income tax rate.

SELECTED FINANCIAL DATA OF MORGAN (HISTORICAL)

The following table sets forth selected consolidated historical data of Morgan and has been derived from its consolidated financial statements. The information is only a summary and you should read it together with Morgan’s consolidated historical financial statements and related notes, included with this Registration Statement at pages F-1 to F-23.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts and ratios)

Income Statement Data:
Interest Income	$6,839	$6,080	$6,099	$6,205	$5,776
Interest Expense	3,869	2,864	2,272	2,016	2,441
Net Interest Income	2,970	3,216	3,827	4,189	3,335
Provision for loan losses	223	252	417	209	276
Net Interest Income after provision for loan losses	2,747	2,964	3,410	3,980	3,059
Other Income	1,686	1,216	1,027	850	518
Other expense	3,608	3,652	3,547	3,640	2,486
Income before income taxes	825	528	890	1,190	1,091
Income tax expense	243	130	279	414	373
Net Income	582	398	611	776	718
Per Share Data(1):
Basic Net Income	$1.25	$0.86	$1.32	$1.70	$1.76
Diluted Net Income	1.21	0.83	1.28	1.66	1.72
Cash dividends declared	0.2025	0.3225	0.30125	0.2775	0.2425
Book value at period end	21.94	20.68	20.68	20.28	19.37
Weighted average shares outstanding — basic	465,530	464,558	462,058	456,695	407,420
Weighted average shares outstanding — diluted	480,631	479,037	476,415	467,047	416,990
Balance Sheet Data (period end):
Total Assets	$127,540	$127,269	$126,672	$116,103	$100,300
Securities available for sale	24,947	27,711	32,876	14,508	16,224
Securities held to maturity	0	0	0	0	0
Loans held for sale	1,319	2,679	1,231	0	0
Gross loans	95,761	89,218	85,472	93,453	76,314
Allowance for loan losses	842	855	907	824	711
Deposits	110,371	105,876	104,343	101,452	90,399
Short term borrowings	2,352	2,400	2,400	0	0
Other borrowings	4,200	3,000	6,000	0	0
Total shareholders’ equity	10,229	9,619	9,572	9,318	8,625
Financial Ratios:
Return on average assets	0.46%	0.33%	0.49%	0.75%	0.83%
Return on average shareholders’ equity	6.03	4.10	6.47	8.80	9.58
Dividend payout ratio	16.20	37.500	22.822	16.324	13.778
Net interest margin, FTE(2)	2.48	2.75	3.30	4.29	4.12
Loans to deposits	87.96	85.99	82.22	99.33	83.63
Equity to Assets	8.32	8.02	7.60	8.00	8.72
Allowance to loans	0.87	0.93	1.05	0.88	0.93
Allowance for loan losses to nonperforming loans	166.82	259.09	174.76	560.54	764.52
Non-performing loans to loans	0.53	0.36	0.60	0.16	0.12
Net charge-offs to average loans	0.26	0.35	0.38	0.12	0.08
Other:
Installment loan assets serviced for others	$116,475	$88,707	$59,900	$28,380	$6,466

(1)	Basic and diluted earnings per share are computed using the weighted-average number of shares outstanding during each year.

(2)	Tax exempt income was converted to a fully taxable equivalent basis at a 34% statutory Federal income tax rate in all years.

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

LNB Common Shares

LNB common shares are quoted on The NASDAQ Stock Market under the symbol “LNBB.” The following table sets forth the high and low sale prices for LNB common shares as reported on The NASDAQ Stock Market and the cash dividends declared per share on LNB common shares for the periods indicated:

	2007
			Cash Dividends
	High	Low	Declared per Share

First Quarter (through March 23, 2007)	$16.55	$14.65	$0.18

	2006
			Cash Dividends
	High	Low	Declared per Share

First Quarter	$19.73	$18.00	$0.18
Second Quarter	19.55	17.55	0.18
Third Quarter	18.70	16.77	0.18
Fourth Quarter	17.31	15.88	0.18

	2005
			Cash Dividends
	High	Low	Declared per Share

First Quarter	$20.55	$17.64	$0.18
Second Quarter	19.30	16.00	0.18
Third Quarter	19.25	16.40	0.18
Fourth Quarter	19.00	16.62	0.18

At the [          ], 2007 record date, the [          ] outstanding shares of LNB common shares were held by approximately [          ] holders of record.

Morgan Common Shares

Morgan common shares are not quoted on a stock exchange or market. Stock transfer records maintained by Morgan indicate that there have been relatively sporadic transactions in Morgan’s stock. Sales and purchases of shares of Morgan common shares are privately negotiated. Community Banc Investments, Inc. (“CBI”), which is a licensed intrastate securities dealer that specializes in marketing the stock of independent community banks in Ohio, has facilitated the purchase and sale of Morgan common shares on behalf of interested persons. CBI is not affiliated with Morgan. The last known trade of Morgan common shares occurred on March 20, 2007 at a price of $52.00 per share.

The following table sets forth the high and low sale prices for Morgan common shares as reported by CBI and the cash dividends declared per share on Morgan common shares for the periods indicated.

	2007
			Cash Dividends
	High	Low	Declared per Share

First Quarter (through March 23, 2007)	$52.00	$26.75	$0.040

	2006
			Cash Dividends
	High	Low	Declared per Share

First Quarter	$28.00	$26.75	$0.0825
Second Quarter	28.00	26.75	0.040
Third Quarter	28.00	26.75	0.040
Fourth Quarter	28.00	26.75	0.040

	2005
			Cash Dividends
	High	Low	Declared per Share

First Quarter	$28.00	$26.75	$0.07875
Second Quarter	28.00	26.75	0.08
Third Quarter	28.00	26.75	0.08125
Fourth Quarter	28.00	26.75	0.0825

At the [          ], 2007 record date, the [          ] outstanding shares of Morgan common shares were held by approximately [          ] holders of record.

THE MORGAN SPECIAL MEETING OF SHAREHOLDERS

Purpose of the Morgan Special Meeting

We are providing this document to Morgan shareholders as part of the Morgan Board’s solicitation of proxies for the special meeting of Morgan shareholders to be held on [          ], 2007 at [          ], local time, at [          ], including any adjournments or re-scheduling of that special meeting. This document and the accompanying proxy card are first being mailed to Morgan shareholders on or about [          ], 2007. At the Morgan special meeting, Morgan shareholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to approve the merger. The Morgan Board is unaware of any other business to be transacted at the Morgan special meeting. The Morgan Board is soliciting the enclosed proxy.

In addition, LNB is sending this document to Morgan shareholders as a prospectus in connection with the issuance of LNB common shares in exchange for Morgan common shares in the merger.

The Morgan Board has approved the merger agreement and the merger and recommends a vote FOR adoption of the merger agreement and approval of the merger.

Record Date; Voting Rights; Proxies

The Morgan Board has fixed the close of business on [          ], 2007 as the record date for determining Morgan shareholders entitled to notice of and to vote at the Morgan special meeting. Only holders of Morgan common shares who are holders at the close of business on the record date will be entitled to notice of and to vote at the Morgan special meeting.

As of March 15, 2007, there were 466,302 Morgan common shares issued and outstanding, each of which entitles the holder thereof to one vote. Morgan shareholders may vote either in person or by proxy. Morgan common shares held in the treasury of Morgan or its subsidiaries do not have voting rights.

All Morgan common shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If your shares are represented by more than one properly executed proxy, then:

•	the vote cast by the majority of the proxies that attend the special meeting, or if only one proxy attends the special meeting then that one, may exercise all the voting authority at the meeting; and if one or more attend the special meeting and a majority do not agree on any particular issue, each proxy so attending will be entitled to exercise that authority with respect to an equal number of shares; and

•	with respect to exercising any other authority, a majority of the proxies may act for all proxies.

If your proxy card is signed and returned but does not show how you want to vote, your Morgan common shares will be voted FOR the adoption of the merger agreement and the approval of the merger.

If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by giving written notice to J. Martin Erbaugh, the corporate secretary of Morgan, by signing and returning a later-dated proxy or by voting in person at the Morgan special meeting. You should note that just attending the Morgan special meeting without voting in person will not revoke an otherwise valid proxy.

Inspectors of election appointed for the meeting will tabulate votes cast in person or by proxy at the Morgan special meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to some shares to vote on a particular matter, those shares will be considered as present for purposes of determining whether a quorum exists but not entitled to vote with respect to that matter.

Morgan shareholders should not send certificates representing Morgan common shares with their proxy cards. See “The Merger Agreement — Surrender of Certificates” on page 47 for information on how to surrender your stock certificates.

Solicitation of Proxies

Morgan and LNB will each bear their own expenses for the cost of soliciting proxies in the form enclosed herewith.

Quorum

To have a quorum at the Morgan special meeting, we must have the holders of a majority of the Morgan common shares outstanding on the record date entitled to vote present either in person or by properly executed proxy. Morgan common shares that are marked “abstain” will be counted as shares present for the purposes of determining the presence of a quorum. If fewer Morgan common shares are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the Morgan special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Morgan special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner the proxies would have been voted at the original convening of the Morgan special meeting, except for any proxies that have been effectively revoked or withdrawn, even if they were effectively voted on the same or any other matter at a previous meeting.

Required Vote

Under Ohio law, shareholder adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation on such proposal or such different proportion as the articles of incorporation may provide, but not less than a majority, and such affirmative vote of the holders of shares of any particular class as is required by the articles of incorporation of the corporation. Morgan’s articles of incorporation do not alter the required vote as designated by Ohio law, and thus an affirmative vote of two-thirds of the shareholders of Morgan is required to approve the merger. For any such vote to be valid, a quorum must be present at the Morgan special meeting.

A properly executed proxy marked “abstain” will not be voted on the adoption of the merger agreement and the approval of the merger but will count toward determining whether a quorum is present. Brokers who hold Morgan common shares in “street name” for the beneficial owners of such shares cannot vote these shares on the adoption of the merger agreement and the approval of the merger without specific instructions from the beneficial owners. Because the adoption of the merger agreement and the approval of the merger requires the affirmative vote of the holders of a majority of the issued and outstanding Morgan common shares entitled to vote at the Morgan special meeting, an abstention or, if your shares are held in “street name,” your failure to instruct your broker how to vote, will have the same effect as a vote “against” the adoption of the merger agreement and the approval of the merger.

The matters to be considered at the Morgan special meeting are of great importance to the shareholders of Morgan. Therefore, we urge you to read and consider carefully the information in this document. We also urge you to complete, date, sign and promptly return the enclosed proxy card using the enclosed postage-paid envelope.

Voting Agreements and Management Ownership of Morgan Shares

To induce LNB to enter into the merger agreement and to help ensure that the approval of Morgan’s shareholders required in connection with the merger would be obtained, on January 15, 2007, LNB entered into voting agreements with eight Morgan shareholders. The form of the voting agreement and a schedule of Morgan shareholders who executed voting agreements are attached to this document as Annex C. The summary of the voting agreements below is not complete and is qualified in its entirety by reference to the voting agreements attached to and incorporated by reference in this document.

Pursuant to the terms of the voting agreements, these shareholders have agreed to vote the Morgan common shares listed thereon:

•	in favor of the adoption of the merger agreement and the approval of the merger, and

•	against any proposal for any recapitalization, merger, sale of assets or other business combination between Morgan and any person or entity other than LNB, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Morgan under the merger agreement or that would result in any of the conditions to the obligations of Morgan under the merger agreement not being fulfilled.

The voting agreements and obligations of each of these shareholders under the voting agreements terminate contemporaneously with the completion of the merger or the termination of the merger agreement and are subject to certain fiduciary obligations. In the aggregate, 92,770 Morgan common shares, which represented approximately 19.9% of the issued and outstanding Morgan common shares as the date of execution, are subject to the voting agreements. This amount remained the same as of the [          ], 2007 record date.

THE MERGER

The following summary of the material terms of the merger is not complete and is qualified in its entirety by reference to the merger agreement that is set forth in Annex A attached to and incorporated by reference in this document. We urge all shareholders to read the merger agreement in its entirety.

Background of the Merger

Morgan’s board and management have from time to time reviewed Morgan’s strategic options, including possible acquisitions of or sales to other institutions, both internally and in meetings with outside financial advisors, including Ryan Beck & Co., Inc. (“Ryan Beck”). In the past two years, the intensely competitive banking environment and difficult interest rate environment have resulted in continued compression of Morgan’s net interest margin and Morgan has faced challenges to improve its profitability.

In mid-August 2006 LNB management contacted and met with management of Morgan for preliminary discussions regarding potential business opportunities, including the possible acquisition of Morgan by LNB. The parties executed confidentiality agreements and shared preliminary financial and operational information with each other. At the end of August and into early September 2006, the boards of Morgan and LNB subsequently approved management having further discussions.

Due to the status of discussions, in mid-September 2006, Morgan’s board authorized management to meet with and retain Ryan Beck as financial advisor to Morgan. Likewise, LNB’s board authorized its management to meet with and retain Austin Associates, LLC, as financial advisor to LNB.

On September 25, 2006, representatives of Morgan and Ryan Beck met with LNB to discuss a possible merger, and Morgan requested that LNB submit a formal letter of interest regarding possible terms of a merger.

On October 9, 2006, LNB submitted to the Morgan board a preliminary letter of interest regarding a possible merger of Morgan with and into LNB.

At the request of Morgan’s board, representatives of Ryan Beck and of Roetzel & Andress, Morgan’s legal counsel, discussed with the board at a special meeting held on October 11, 2006, the directors’ fiduciary responsibilities and the existing climate for financial institution mergers, both on a nationwide basis and within the state of Ohio. Ryan Beck presented to the Morgan board its detailed review and analysis regarding the terms provided in the letter of interest from LNB. After discussing Morgan’s operating performance in recent periods and the challenges it faced for future periods, the consensus of the Morgan board was that management should perform further analyses of Morgan’s financial prospects to determine whether the long-term interests of Morgan shareholders would be better served by combining with another institution rather than remaining independent, and that the board should conduct a limited auction process whereby Ryan Beck would contact other financial institutions which may have an interest in acquiring Morgan to determine their interest as well as soliciting indications of interest.

On October 11, 2006, Ryan Beck informed LNB that Morgan’s board, while still very interested in working with LNB regarding a possible merger, had determined to contact other possible interested parties as well as conduct an internal review regarding remaining independent.

In mid-October 2006, Ryan Beck contacted 22 prospective acquirers to determine their interest in acquiring Morgan. Of these, 14 financial institutions executed confidentiality agreements and were provided with a confidential descriptive memorandum in early November 2006.

In a special meeting of the Morgan board on November 21, 2006, representatives of Ryan Beck and of Roetzel & Andress reviewed with the board the analysis regarding the terms provided in letters of interest received from six financial institutions, including one from LNB. Ryan Beck provided written presentation material to the board prior to the meeting, and reviewed those materials with the board at the meeting. The materials addressed industry trends, an overview of Morgan’s franchise and an overview of the market for financial institutions mergers and acquisitions both nationally and in Ohio, and reviewed in detail each of the six indications of interest. Based upon many factors, including the financial consideration being offered, the Morgan board selected three bidders from the six, including LNB, to be allowed to conduct due diligence on Morgan and to be allowed to provide a final offer to purchase Morgan. Subsequently, one of the three bidders determined that it would have difficulty meeting the deadline established by Morgan, and that it may have found it difficult to submit a final bid at a competitive level. Accordingly, Morgan excluded that party from further consideration.

LNB and the other remaining bidder conducted their due diligence on Morgan from late November of 2006 through early December of 2006.

Based upon discussions held with LNB and the other remaining bidder and terms which they indicated would be offered based upon the conclusion of the due diligence, both bidders, were permitted to submit final binding offers to Morgan.

In a special meeting of the Morgan board on December 20, 2006, representatives of Ryan Beck and of Roetzel & Andress reviewed with the board the developments that had occurred since the November 20th board meeting, as well as the analysis regarding the terms provided in final bid letters received from LNB and one other financial institution. Ryan Beck provided written presentation material to the board prior to the meeting, and reviewed those materials with the board at the meeting. The materials addressed industry trends, an overview of Morgan’s franchise and an overview of the market for financial institutions mergers and acquisitions both nationally and in Ohio, and reviewed in detail each of the two offers. Based upon many factors, including the financial consideration being offered, the Morgan board reached a consensus to move forward with the process of negotiating a definitive merger agreement with LNB, subject to final approval by the board.

Calfee, Halter & Griswold LLP, counsel to LNB, provided Roetzel & Andress and Ryan Beck with a draft merger agreement. Through their respective advisors, the parties thereafter negotiated the terms of the merger agreements, as well as an employment agreement with LNB of a senior executive of Morgan.

On January 10, 2007, representatives of Morgan, Ryan Beck and Roetzel & Andress conducted an update on the due diligence of LNB on location in Lorain, Ohio.

A special meeting of the Morgan board was held on January 15, 2007, with the directors having received a draft of the merger agreement two days before that meeting. Representatives of Ryan Beck and Roetzel & Andress provided an overview of the terms of the merger agreements and the directors’ fiduciary duties in the context of the proposed transaction, and responded to questions raised by the directors. Representatives of Ryan Beck made a presentation regarding the fairness of the proposed merger consideration to Morgan shareholders from a financial point of view and delivered its opinion that, as of January 15, 2007, and subject to the qualifications and limitations set forth in the opinion, the proposed merger consideration was fair from a financial point of view to Morgan’s shareholders. Ryan Beck’s written fairness opinion confirming its oral opinion, dated January 15, 2007, is attached hereto as Annex B. Representatives of Morgan, Ryan Beck and Roetzel & Andress also reported to the Morgan board on the results of the due diligence investigation of LNB. Following these presentations, as well as discussion among the directors and questions from the board addressed to both Ryan Beck and Roetzel & Andress, the Morgan board unanimously approved the execution of the merger agreements and calling of a special meeting of the Morgan shareholders.

The Board of Directors of LNB also approved the execution of the merger agreement that day. That evening, the parties executed the merger agreement and issued a joint press release announcing the merger agreement on January 16, 2007.

Reasons for the Merger and Recommendation of the Morgan Board of Directors

In reaching its decision to approve the merger agreement and the merger and recommend that Morgan shareholders approve the merger, Morgan’s board consulted with Morgan’s management, as well as Morgan’s financial and legal advisors, and considered a number of factors, including:

•	the strategic options available to Morgan and the board’s determination that none of those options or the execution of Morgan’s existing business plan under the best case scenarios were currently likely to create greater present value for Morgan’s shareholders than the value, based on the merger consideration, to be paid by LNB in the merger;

•	the substantially increased liquidity afforded by an investment in the common shares of LNB and the expected dividend increase Morgan’s shareholders would receive;

•	the board’s knowledge of Morgan’s business, operations, financial condition, earnings and prospects and of LNB’s business, operations, financial condition, earnings and prospects, taking into account the results of the due diligence review of LNB;

•	the current and prospective economic, competitive and regulatory environment facing Morgan;

•	the historical and current market prices and trading volume of LNB common shares and Morgan common shares;

•	the variety of products and services that would be available to customers of Morgan and the wider market area that the combined entity would serve;

•	the number of Morgan employees expected to be retained after the merger and the fact that those employees would have opportunities for career advancement in a larger organization;

•	the board’s review, with the assistance of Morgan’s financial and legal advisors, of the terms of the merger agreement, including the merger consideration, and termination provisions;

•	the fact that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes for the Morgan shareholders receiving LNB common shares;

•	the financial analyses presented by Ryan Beck, Morgan’s financial advisor, and the opinion dated as of January 15, 2007 delivered to the Morgan board by Ryan Beck, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration to be received by Morgan’s shareholders in the merger was fair, from a financial point of view, to Morgan’s shareholders;

•	the interests of Morgan’s directors and executive officers in the merger, in addition to their interests generally as shareholders. See “Interests of Morgan’s Executive Officers and Directors in the Merger” on pages 37 through 39 below; and

•	the likelihood of timely receiving regulatory approvals and the approval of Morgan’s shareholders.

The foregoing discussion of the factors considered by the Morgan board is not intended to be exhaustive but, rather, includes the material factors considered by the Morgan board. In reaching its decision to approve the merger agreements and the merger, the Morgan board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Morgan board considered all these factors as a whole, including discussions with, and questioning of, Morgan management and Morgan’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Morgan board also relied on the experience of Ryan Beck, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, to Morgan’s shareholders of the merger consideration to be received by them in the merger.

FOR THE REASONS SET FORTH ABOVE, THE MORGAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MORGAN SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Fairness Opinion of Financial Advisor

General

Ryan Beck & Co., Inc. (“Ryan Beck”) acted as financial advisor to Morgan in connection with its potential acquisition by LNB. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of financial institutions in connection with mergers, acquisitions and other securities-related transactions. Morgan selected Ryan Beck as its financial advisor based on Ryan Beck’s qualifications, expertise and reputation as a nationally recognized specialist in the financial services industry with extensive experience in advising banks and thrifts.

On January 15, 2007, the Morgan board held a meeting to evaluate the proposed merger with LNB. In its capacity as Morgan’s financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the LNB proposal and the pricing of the merger was made by the board of directors of Morgan. At the January 15 meeting, Ryan Beck rendered an oral opinion to Morgan’s board (the written opinion was delivered separately and dated as of January 15, 2007) and reconfirmed the opinion in writing as of the date of this proxy statement/prospectus, (a copy of which is attached as Annex B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Morgan shareholders was fair as of the respective dates from a financial point of view. No limitations were imposed by the Morgan board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Annex B to this proxy statement/prospectus. Shareholders of Morgan are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to Morgan shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. Ryan Beck has not considered, nor is it expressing any opinion herein with respect to the price at which LNB’s common shares will trade following consummation of the merger. The summary of the Ryan Beck opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Material and Information Considered with Respect to the Proposed Merger

In connection with its opinion, Ryan Beck reviewed the following information:

•	The merger agreement and related documents;

•	LNB’s annual reports on Form 10-K, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003;

•	LNB’s quarterly reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006;

•	Morgan’s annual reports, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003;

•	Morgan’s quarterly call reports for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006;

•	Certain other public and non-public information, primarily financial in nature, related to the respective businesses, earnings, assets and prospects of Morgan and LNB provided to Ryan Beck by management of the respective companies or obtained by Ryan Beck from other sources;

•	The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Morgan and LNB;

•	The historical share prices and trading volumes of Morgan’s and LNB’s common shares; and

•	The terms of acquisitions of banking organizations which Ryan Beck deemed generally comparable in whole or in part to Morgan.

Additionally, Ryan Beck:

•	Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•	Analyzed the impact of the merger on LNB;

•	Considered the future prospects of Morgan in the event it remained independent; and

•	Participated in meetings and telephone conferences with certain members of Morgan’s and LNB’s senior management to discuss Morgan’s and LNB’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies that may arise from the merger.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Morgan and LNB that was publicly available or provided to Ryan Beck by Morgan and LNB. Ryan Beck is not an expert in the evaluation of loan portfolios or the allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Morgan and LNB as of September 30, 2006, and Ryan Beck has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the management of Morgan and LNB. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Morgan or LNB nor did Ryan Beck review any loan files of Morgan or LNB. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Morgan and LNB.

The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily conducive to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections utilized in the analysis were based on information provided by Morgan and LNB management. Morgan and LNB do not publicly disclose internal management projections of the type discussed with Ryan Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Morgan or LNB. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its reconfirmed opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which LNB’s common shares might trade subsequent to the merger.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

Analysis of Selected Publicly Traded Companies

Ryan Beck compared Morgan’s financial data as of September 30, 2006, to a peer group of 26 banking organizations in the U.S. with assets between $100 million and $200 million, tangible equity as a percentage of tangible assets of less than 10.00% and latest twelve months return on average assets of between 0.00% and 0.80%. Ryan Beck deemed this group to be generally comparable to Morgan.

The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended September 30, 2006 for Morgan and as of the most recent twelve month period available for the peer group companies. The market valuation multiples are based on market prices as of January 12, 2007.

	Morgan Bancorp, Inc.(1)	Peer Average(1)	Peer Median(1)

Capitalization
Total Assets (000s)	$128,604	$160,300	$170,550
Total Deposits (000s)	114,584	136,684	142,189
Total Shareholders’ Equity (000s)	9,802	12,771	12,332
Total Equity/Assets	7.62%	8.00%	7.98%
Tangible Equity/Tangible Assets	7.62	7.95	7.79
Leverage Ratio	8.03	9.09	9.00
Tier I Capital/Risk-Adjusted Assets	9.54	12.08	11.39
Total Capital/ Risk-Adjusted Assets	10.27	13.25	12.73
Total Borrowings I Total Assets	2.89	6.09	4.86
Asset Quality
Non-Performing Loans/Loans	1.16	0.89	0.40
Loan Loss Reserves/NPLs	72.12	185.81	139.02
Loan Loss Reserves/Loans	0.84	1.14	1.13
Non-Performing Assets/Assets	0.86	0.80	0.29
Non-Performing Assets/Equity	11.29	10.06	3.83
Loan & Deposit Composition
Total Loans/Total Assets	73.00	72.23	73.30
Total Loans/Deposits	88.17	84.76	86.09
1-4 Family Loans/Total Loans	14.97	27.51	29.53
5+ Family Loans/Total Loans	0.23	2.66	2.38
Construction & Developmental Loans I Total Loans	2.83	13.54	9.25
Other Real Estate Loans/Total Loans	8.53	32.77	29.95
Real Estate Loans/Total Loans	26.56	76.49	78.52
Consumer Loans/Total Loans	59.78	6.91	4.02
Commercial Loans /Total Loans	13.40	15.07	12.91
Non-Interest Bearing Deposits /Total Deposits	9.73	14.37	15.04
Transaction Accounts/Total Deposits	58.32	46.09	43.13
Total CD’s/Total Deposits	41.68	53.91	56.87
Time Deposits > $100,000/Total Deposits	13.29	22.77	20.25

	Morgan Bancorp, Inc.(1)		Peer Average(1)		Peer Median(1)

Performance
Return on Average Assets	0.23		0.54		0.60
Return on Average Equity	3.03		6.85		6.73
Net Interest Margin	2.45		3.87		3.88
Yield/Cost Spread	2.01		3.43		3.51
Yield on Interest Earning Assets	5.52		6.80		6.66
Cost of Interest Bearing Liabilities	3.34		3.32		3.49
Non Interest Income I Average Assets	0.68		0.59		0.51
Non Interest Expense/Average Assets	2.65		3.28		3.11
Efficiency Ratio	86.22		76.95		77.33
Growth Rates
Asset Growth	7.62		12.94		8.98
Loan Growth Rate	3.53		17.02		13.57
Deposit Growth Rate	10.10		15.01		11.35
EPS Growth Rate	(40.61)		12.06		(1.33)
Market Statistics
Stock Price at January 12, 2007	NA
Price/LTM EPS	NA	x	24.35	x	21.42	x
Price/Book Value	NA	%	141.41%		141.50%
Price/Tangible Book Value	NA		142.68		141.50
Market Capitalization ($M)	NA		$18.24		$18.61
Dividend Yield	NA	%	0.60%		0.00%

(1)	As of or for the most recent twelve-month period available for the peer group. Morgan’s data is as of September 30, 2006.

Ryan Beck noted that Morgan had total loans as a percentage of deposits of 88.17%, slightly higher than the peer median of 86.09%. Ryan Beck also noted that 26.56% of Morgan’s loan portfolio is real estate oriented, well below the peer group median of 78.52%. Approximately 14.97% of Morgan’s loans are 1-4 family loans, lower than the peer group median of 29.53%. Morgan’s portfolio of construction & development loans at 2.83% was lower than the peer median of 9.25%. Morgan’s commercial loans at 13.40% of total loans were slightly higher than the peer group median of 12.91%. Morgan’s transaction account deposits equaled 58.32% of total deposits, higher than the peer group median of 43.13%, but Morgan’s non-interest bearing demand deposits were only 9.73% of total deposits, lower than the peer group median of 15.04%. Morgan’s jumbo deposits, or time deposits with balances greater than $100,000, represented 13.29% of total deposits, lower than the peer median of 20.25%.

Morgan’s return on average assets of 0.23% was below the peer group median of 0.60%, and Morgan’s return on average equity of 3.03% was lower than the peer group median of 6.73%. Contributing to Morgan’s performance was its net interest margin of 2.45%, which was significantly lower than the peer group median of 3.88%. Morgan’s efficiency ratio of 86.22% was higher than the peer group median of 77.33%. Ryan Beck also noted that Morgan’s non-interest income as a percentage of average assets at 0.68% was somewhat higher than the peer group median of 0.51%.

Additionally, Ryan Beck noted that Morgan had non-performing loans as a percentage of total loans of 1.16%, which was significantly higher than the peer median of 0.40%. At 0.84%, Morgan maintained a level of loan loss reserves as a percentage of total loans below the peer median of 1.13%. Morgan’s capital ratios were roughly in line with the peer group medians as evidenced by its tangible equity to tangible assets ratio of 7.62% compared to 7.79% for the peer group. Morgan’s asset, loan and deposit growth rates over the past twelve months of 7.62%, 3.53% and 10.10%, respectively, were lower than the peer median growth rates of 8.98%, 13.57% and 11.35%, respectively.

Over the same period, Morgan’s earnings per share decreased by 40.61%, while peer median earnings per share decreased by 1.33%.

Ryan Beck also compared LNB’s financial data as of September 30, 2006, to a nationwide peer group of 21 banking organizations with assets between $500 million and $1.25 billion, and with latest twelve months return on average assets between 0.70% and 0.90% for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to LNB.

The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended September 30, 2006 for LNB and as of the most recent twelve month period available for the peer group companies. The market valuation multiples are based on market prices as of January 12, 2007.

	LNB Bancorp, Inc.(1)	Peer Average(1)	Peer Median(1)

Capitalization
Total Assets (000s)	$831,544	$817,220	$816,206
Total Deposits (000s)	688,488	637,065	617,354
Total Shareholders’ Equity (000s)	68,571	67,582	67,145
Total Equity/Assets	8.25%	8.41%	8.00%
Tangible Equity/Tangible Assets	7.92	7.16	7.17
Leverage Ratio	8.20	8.89	8.97
Tier I Capital/Risk-Adjusted Assets	9.76	11.41	10.90
Total Capital/Risk-Adjusted Assets	10.68	12.61	12.16
Total Borrowings/Total Assets	8.19	13.40	12.51
Asset Quality
Non-Performing Loans/Loans	1.15	0.33	0.16
Loan Loss Reserves/NPLs	89.76	321.36	278.50
Loan Loss Reserves/Loans	1.03	1.13	1.12
Non-Performing Assets/Assets	1.05	0.25	0.14
Non-Performing Assets/Equity	12.72	3.49	1.80
Loan & Deposit Composition
Total Loans/Total Assets	73.00	70.66	69.96
Total Loans/Deposits	88.17	91.79	92.36
1-4 Family Loans/Total Loans	29.44	26.97	24.75
5+ Family Loans/Total Loans	0.75	3.20	1.28
Construction & Developmental Loans/Total Loans	30.34	17.19	12.83
Other Real Estate Loans/Total Loans	18.41	30.83	33.04
Real Estate Loans/Total Loans	78.95	78.19	80.94
Consumer Loans/Total Loans	10.86	6.03	3.25
Commercial Loans/Total Loans	9.28	11.56	11.25
Non-Interest Bearing Deposits/Total Deposits	11.64	12.28	10.23
Transaction Accounts/Total Deposits	52.04	47.45	51.75
Total CD’s/Total Deposits	47.96	52.55	48.25
Time Deposits > $100,000/Total Deposits	22.48	22.80	21.09

	LNB Bancorp, Inc.(1)		Peer Average(1)		Peer Median(1)

Performance
Return on Average Assets	0.78		0.82		0.83
Return on Average Equity	9.22		10.27		10.12
Net interest Margin	3.92		3.66		3.54
Yield/Cost Spread	3.51		3.39		3.45
Yield on Interest Earning Assets	6.41		6.61		6.48
Cost of Interest Bearing Liabilities	2.89		3.50		3.46
Non Interest Income/Average Assets	1.13		0.81		0.77
Non Interest Expense/Average Assets	3.58		2.85		2.75
Efficiency Ratio	74.62		66.15		66.15
Growth Rates
Asset Growth	2.35		15.55		11.58
Loan Growth Rate	2.11		19.80		14.21
Deposit Growth Rate	4.99		15.24		11.87
EPS Growth Rate	10.23		28.17		9.71
Market Statistics
Stock Price at January 12, 2007	$15.94
Price/LTM EPS	16.68	x	16.92	x	16.41	x
Price/Book Value	152.04%		157.96%		159.87%
Price/Tangible Book Value	158.84		188.70		176.83
Market Capitalization ($M)	$104.26		$107.89		$107.78
Dividend Yield	4.45%		1.94%		1.44%

(1)	As of or for the most recent twelve-month period available for the peer group. LNB data is as of September 30, 2006.

Ryan Beck noted that LNB had total loans as a percentage of deposits of 88.17%, lower than the peer median of 92.36%. Ryan Beck also noted that 78.95% of LNB’s loan portfolio is real estate oriented, slightly lower than the peer group median of 80.94%. Approximately 18.41% of LNB’s loans are commercial real estate loans, significantly lower than the peer group median of 33.04%. However, LNB’s portfolio of construction & development loans at 30.34% was substantially higher than the peer median of 12.83%. At 9.28% of total loans, LNB’s commercial loans were lower than the peer median of 11.25%. LNB’s transaction account deposits equaled 52.04% of total deposits, essentially in line with the peer group median of 51.75%, while LNB’s non-interest bearing demand deposits were 11.64% of total deposits, versus the peer group median of 10.23%. LNB’s jumbo deposits, or time deposits with balances greater than $100,000, represented 22.48% of total deposits, slightly above the peer median of 21.09%.

LNB’s return on average assets of 0.78% was slightly lower than the peer group median of 0.83%, and LNB’s return on average equity of 9.22% was lower than the peer group median of 10.12%. LNB’s net interest margin of 3.92% was higher than the peer group median of 3.54%, but LNB’s efficiency ratio of 74.62% was also higher than the peer group median of 66.15%. Ryan Beck also noted that LNB’s non-interest income as a percentage of average assets at 1.13% was significantly higher than the peer group median of 0.77%.

Additionally, Ryan Beck noted that LNB had non-performing loans as a percentage of total loans of 1.15%, which was significantly higher than the peer median of 0.16%, yet, at 1.03%, LNB maintained a level of loan loss reserves as a percentage of total loans slightly below the peer median of 1.12%. LNB’s capital ratios were higher than the peer group medians as evidenced by its tangible equity to tangible assets ratio of 7.92%, compared to a median of 7.17% for the peer group. LNB’s asset, loan and deposit growth rates over the past twelve months of 2.35%, 2.11% and 4.99%, respectively, were lower than the peer median growth rates of 11.58%, 14.21% and

11.87%, respectively. Over the same period, LNB’s earnings per share increased by 10.23%, while peer median earnings per share increased by 9.71%.

Based on its January 12, 2007, stock price, LNB’s stock traded at 16.68 times last twelve months earnings per share, slightly higher than the peer group median of 16.41 times. LNB’s price-to-book and price-to-tangible book value ratios of 152.04% and 158.84%, respectively, were both lower than the respective peer group medians of 159.87% and 176.83%. LNB’s dividend yield of 4.45% was significantly higher than the peer group median of 1.44%.

Analysis of Selected Transactions

Ryan Beck compared the financial terms of the merger with those of a group of 34 bank acquisitions announced since January 1, 2005, for which pricing data pertaining to the transactions was publicly available. The group included selected transactions in which the seller was a commercial bank; seller had assets greater than $50 million and less than $200 million; seller had ROAA between 0.00% and 0.75%; and seller had tangible equity as a percentage of tangible assets of less than 10.00%.

The following table compares selected ratios of Morgan with the average and median ratios of the sellers in the above peer group of announced transactions.

	Morgan	Peer Group Average	Peer Group Median

Total Assets (000s)	$128,604	$115,310	$118,187
Tangible Equity/Tangible Assets	7.62%	8.39%	8.64%
YTD Return on Average Assets	0.28%	0.52%	0.57%
YTD Return on Average Equity	3.74%	5.96%	6.16%
Non-Performing Assets/Assets	0.97%	0.46%	0.28%
Efficiency Ratio	87.95%	78.02%	75.95%

Ryan Beck noted that Morgan’s tangible equity as a percentage of tangible assets of 7.62% was lower than the peer group median of 8.64%. Ryan Beck also noted that Morgan’s return on average assets of 0.28% was lower than the peer group median 0.57%, and Morgan’s return on average equity of 3.74% was lower than the peer median of 6.16%. Morgan’s ratio of non-performing assets as a percentage of assets of 0.97% was well above the peer median ratio of 0.28% and Morgan’s efficiency ratio of 87.95% was higher than the peer median of 78.02%.

The median pricing ratios for the comparable transactions are illustrated in the following table:

		Price/
	Price/	Tangible Book	Price/	Core Deposit
	Book Value	Value	LTM Earnings	Premium

Peer Group Median	218.22%	218.22%	35.18x	13.38%

The imputed value of Morgan based upon the median ratios of the comparable transactions can be seen in the table below:

	Price/	Price/Tangible	Price/	Core Deposit
	Book Value	Book Value	LTM Earnings	Premium	Average	Median

Imputed Value	$45.87	$45.87	$22.16	$49.58	$40.87	$45.87

The median pricing ratios for the comparable transactions adjusted for the change in the Nasdaq Bank Index between the date of announcement of the transaction and the date of the analysis are illustrated in the following table:

		Price/
	Price/	Tangible Book	Price/	Core Deposit
	Book Value	Value	LTM Earnings	Premium

Peer Group Median	235.43%	235.43%	38.94x	14.79%

The imputed value of Morgan based upon the adjusted median ratios of the comparable transactions can be seen in the table below:

	Price/	Price/Tangible	Price/	Core Deposit
	Book Value	Book Value	LTM Earnings	Premium	Average	Median

Imputed Value	$49.49	$49.49	$24.53	$52.59	$44.02	$49.49

Assuming a blended transaction value of $51.27 per share based on the terms of the merger and LNB’s closing stock price on January 12, 2007, Ryan Beck calculated the transaction value as a multiple of Morgan’s September 30, 2006 stated book value per share ($21.02), tangible book value per share ($21.02), and tangible book premium over core deposits as follows:

Price to stated book value	243.91%
Price to tangible book value	243.91%
Multiple of last-twelve-months earnings per share	81.38	x
Tangible book premium over core deposits	16.35%

Ryan Beck noted that the value of the consideration being offered to Morgan’s shareholders of $51.27 per share was above both the median imputed value of the comparable transactions prior to the market adjustment of $45.87 and the median imputed value of the comparable transactions after the market adjustment of $49.49.

No company used as a comparison in the above analyses is identical to Morgan, LNB or the combined resulting company, and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Dividend Analysis

Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Morgan could produce in perpetuity. As a basis for performing this analysis, Ryan Beck utilized 2007 to 2011 earnings per share estimates for Morgan which were based on information provided by LNB management. These projections are based upon various factors and assumptions, many of which are beyond the control of Morgan. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Morgan values, Ryan Beck utilized the following assumptions: discount rates ranging from 10.00% to 12.00%, terminal price/earnings multiples ranging from 15x to 17x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Morgan’s non-interest expense equal to LNB management’s estimates of 25.00% in the first year following the merger with 39.00% thereafter. The discounted dividend analysis produced the range of net present values per share of Morgan common stock illustrated in the chart below:

			Discount Rates
			10%	11%	12%

Terminal Year	15	x	$47.83	$46.10	$44.47
Multiple of	16	x	$50.10	$48.27	$46.54
Earnings	17	x	$52.36	$50.44	$48.62

Ryan Beck noted that the estimated transaction value of $51.27 per share was above the midpoint of the estimated values derived from the discounted dividend analysis.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Morgan common shares. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Financial Impact Analysis

In order to measure the impact of the merger on the combined company’s operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the merger for 2007 and 2008. In performing this analysis, Ryan Beck utilized a pro forma summary balance sheet and income statement for LNB. For its analysis, Ryan Beck used First Call estimates of earnings for LNB in 2006 and 2007, and an 8.0% projected growth rate to estimate 2008 through 2011 earnings for LNB. For Morgan’s projected earnings, Ryan Beck used LNB management’s estimates for 2006, 2007 and 2008, and used a projected growth rate of 8.0% to estimate 2009 to 2011 earnings for Morgan. In its analysis, Ryan Beck utilized LNB’s after-tax cost savings assumptions of approximately 25.0% of Morgan’s non-interest expense base for 2007 and 39.0% for 2008 through 2011. No assumptions were made regarding revenue enhancements following the completion of the transaction and no assumptions were made regarding mark-to-market purchase accounting adjustments.

This analysis indicated that the merger would be slightly accretive to LNB’s earnings in 2007 by approximately 0.95% and would be accretive to LNB’s 2008 estimated earnings per share by approximately 4.20%, before the effect of any stock repurchases. Ryan Beck also estimated that the transaction would be 4.85% accretive to LNB’s stated book value per share and would be 18.99% dilutive to LNB’s tangible book value per share. The transaction analysis indicated that, at closing, LNB’s tangible equity to tangible assets would be 6.44%, lower than the 8.09% projected in our analysis before the merger. The analysis did not take into account the impact that trust preferred security issuance may have on regulatory capital ratios.

Contribution Analysis

As a means to gauge the impact of Morgan’s and LNB’s potential financial impact on the combined organization, Ryan Beck prepared a contribution analysis which compared the relative contributions each entity would make toward total assets, loans, deposits, common equity, tangible common equity and earnings. Ryan Beck analyzed the contribution of the last-twelve-months net income as well as the 2007 and 2008 projected net income for each company as estimated by their respective management teams. For this analysis, Ryan Beck assumed a 100% stock transaction and an exchange ratio of 3.162 shares of LNB stock for Morgan stock and estimated that Morgan shareholders would own 20.00% of the combined company on a pro forma basis. This figure is above the relative contributions of Morgan for total assets at 13.39%, total loans at 13.32%, total deposits at 14.27% and total tangible equity at 12.99%. The estimated Morgan’s stock ownership exceeds Morgan’s projected 2007 net income contribution of 9.47% without accounting for synergies and 15.67% after accounting for synergies. The estimated Morgan’s stock ownership also exceeds Morgan’s projected 2008 net income contribution of 12.69% without accounting for synergies. Morgan’s estimated stock ownership is slightly below Morgan’s projected 2008 net income contribution of 20.80% after accounting for synergies.

In connection with Ryan Beck’s updated opinion dated as of the date of this proxy statement/prospectus and contained in Annex B, Ryan Beck reviewed this proxy statement/prospectus and confirmed the appropriateness of its reliance on the analyses used to render its January 15, 2007, written opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the January 15, 2007 opinion was based.

As of the date of this document, for its financial advisory services provided to Morgan, Ryan Beck has been paid a fee of approximately $135,000. Ryan Beck will be paid an additional fee at the time of closing of the merger such that the total fees paid to Ryan Beck will equal approximately $325,000. In addition, Morgan has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, which shall not exceed $7,500 without the prior consent of Morgan. Morgan has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

Prior to this transaction, Ryan Beck did not have an investment banking relationship with Morgan or LNB. Ryan Beck expects to solicit investment banking business from LNB in the future.

Ryan Beck acts as a market maker in the common shares of LNB. Ryan Beck is not a market maker in the common shares of Morgan. In the ordinary course of its business as a broker dealer, however, Ryan Beck may actively trade securities of Morgan or LNB for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

Board of Directors and Management of LNB Following the Merger

We expect that the current LNB management and Board of Directors will remain in place. In addition, as of the effective time of the merger, J. Martin Erbaugh, the Chairman of Morgan’s Board of Directors, will be appointed to LNB’s Board of Directors and will become a member of Class II of LNB’s Board of Directors, whose terms will expire at LNB’s 2009 annual meeting of shareholders. Also, as of the effective time of the merger, William A. Dougherty will be appointed as president of the Morgan Bank Division of LNB and will be appointed as a senior vice president of Lorain National.

Interests of Morgan’s Executive Officers and Directors in the Merger

Change in Control and Employment Agreements

Two executive officers of Morgan and Morgan Bank have agreements pursuant to which they are entitled to receive severance in the event of a change in control of Morgan.

William A. Dougherty is party to an employment agreement dated September 12, 2000, as amended January 15, 2007, with Morgan Bank. The agreement provides that if there is a change in control of the bank pursuant to which a person or entity other than the bank, its board members or Mr. Dougherty acquires a majority or more of the combined voting power of the bank’s then outstanding shares and, as a result of this change of control, Mr. Dougherty is no longer the chief executive officer of the bank or the acquiring entity, or has materially diminished duties, then Mr. Dougherty shall have the right to receive an amount equal to his salary and accrued bonus (in an amount equal to 5% of the pretax earnings of the bank as of the month end preceding his termination of employment for two years). The agreement requires a payout in a lump sum of approximately $375,000 at the effective time of the merger.

In connection with the merger, Mr. Dougherty entered into an employment agreement with LNB pursuant to which he will serve as the president of the Morgan Bank Division of LNB for a term of two years commencing on the closing of the merger. Furthermore, Mr. Dougherty will be appointed as a senior vice president of Lorain National.

Ralph J. Lober II is party to an employment agreement dated January 30, 2006, as amended January 15, 2007, with Morgan Bank. The agreement provides that if there is a change in control of the bank pursuant to which a person or entity other than the bank, its board members, or Mr. Lober acquires a majority or more of the combined voting power of the bank’s then outstanding shares and, as a result of the change of control, Mr. Lober is no longer the executive vice president and chief financial officer of the bank or the acquiring entity, or has materially diminished duties, Mr. Lober shall have the right to receive an amount equal to his salary. The agreement requires a payout in a lump sum of approximately $128,000 at the effective time of the merger.

Retention Bonus Agreement

David G. Dalessandro, the senior vice president and senior credit officer of Morgan Bank, is a party to a retention bonus agreement dated December 19, 2006 with Morgan. As an incentive for Mr. Dalessandro to continue his employment with Morgan, the agreement provides for a payment to Mr. Dalessandro in the amount of $50,000, conditioned on the consummation of the merger with LNB and upon Mr. Dalessandro’s performance of his duties from time to time from the date of the retention bonus agreement through the payment date. The payment date is considered the earlier of: (a) 90 days after the closing of the merger, or (b) the termination of Mr. Dalessandro’s employment after the closing of the merger, unless such termination is for cause.

Termination of Stock Options

Each Morgan stock option that is outstanding and unexercised at the time of the merger will be terminated in exchange for a cash payment equal to the product of (a) the excess of (i) $52.00 over (ii) the exercise price of the Morgan stock options by (b) the number of shares subject to the stock option(s). Morgan has 74,500 outstanding and unexercised stock options at the time of this proxy statement / prospectus. The following table provides a summary of the outstanding and unexercised stock options.

	Shares
	Represented by the
Option Holder	Option	Exercise Price

William A. Dougherty	20,000	$15.00
	6,000	$18.00
	7,000	$23.00
	7,000	$27.25
	7,000	$28.00
Ralph J. Lober II	2,500	$18.00
	2,000	$23.00
	1,000	$27.25
	1,000	$28.00
Ralph S. Buchanan, Jr.	1,000	$23.00
	1,000	$27.25
	1,000	$28.00
J. Martin Erbaugh	1,000	$23.00
	1,000	$27.25
	1,000	$28.00
R. Thomas Green, Jr.	1,000	$23.00
	1,000	$27.25
	1,000	$28.00
Robert D. Kallstrom, Jr.	1,000	$23.00
	1,000	$27.25
	1,000	$28.00
William L. Kimmerle	1,000	$23.00
	1,000	$27.25
	1,000	$28.00
William L. Phipps	1,000	$23.00
	1,000	$27.25
	1,000	$28.00
R. Lawrence Roth	1,000	$23.00
	1,000	$27.25
	1,000	$28.00

Total	74,500

Indemnification

Pursuant to the merger agreement, LNB has agreed that following the closing of the merger, it will indemnify, defend and hold harmless each present and former director, officer and employee of Morgan and its subsidiaries. The indemnification covers all costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the closing of the merger, and advance expenses to, its directors, officers, and employees to the fullest extent permitted under the laws of the State of Ohio.

Directors’ and Officers’ Insurance

For a period of three years from the closing of the merger, LNB has agreed to procure directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Morgan or any of its subsidiaries, determined as of the closing of the merger, with respect to claims against such directors and officers arising from facts or events that occurred before the closing of the merger. However, LNB is not required to expend, on an annual basis, more than 200% of the amount expended by Morgan to maintain or procure its current directors’ and officers’ liability policy.

Material Federal Income Tax Consequences

Tax Opinion

The obligation of Morgan to consummate the merger is conditioned on the receipt by Morgan of a legal opinion from Roetzel & Andress, legal counsel to Morgan, dated as of the effective date of the merger. The opinion to Morgan is limited and covers the following two matters, being (i) the merger will constitute a “reorganization” under Section 368(a) of the Code, and (ii) that no gain or loss will be recognized by shareholders of Morgan who receive solely LNB common shares in the merger, other than the gain or loss with respect to cash received in lieu of fractional shares.

Opinions of counsel are not binding upon the Internal Revenue Service (the “IRS”) or the courts. No rulings have been sought from the IRS in connection with the merger. The opinion of Roetzel & Andress will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinion also will rely on certain factual representations contained in officers’ certificates of LNB and Morgan, which representations Roetzel & Andress will assume to be true, correct and complete. If such representations are inaccurate, the opinion could be adversely affected.

General

The following description of anticipated federal income tax consequences of the merger assumes that the merger is consummated in accordance with the terms and provisions of the merger agreement. This description does not address, among other matters, the tax consequences to Morgan shareholders who hold their Morgan shares other than as a capital asset for federal income tax purposes. The description also does not address the tax consequences that may be relevant to Morgan shareholders in light of their particular tax circumstances, such as shareholders who hold Morgan common shares as part of a straddle, hedge, conversion or other risk reduction transaction; broker-dealers; shareholders who have a functional currency other than the U.S. dollar; tax-exempt shareholders; foreign persons; insurance companies; financial institutions; those shareholders who acquired Morgan common shares pursuant to the exercise of compensatory stock options or otherwise as compensation; or pass-through entities and investors in such entities. In addition, this description does not address the tax consequences to the holders of options to acquire Morgan common shares.

Shareholders of Morgan, especially those with particular tax circumstances or who are subject to special tax treatment are strongly urged to consult with their tax advisors regarding their individual tax consequences. This description is based on the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Furthermore, the discussion does not address any alternative minimum tax or any foreign, state or local tax consequences of the merger.

Reorganization Treatment

The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Morgan and LNB each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Tax Consequences to Morgan and LNB

No Gain or Loss.  No gain or loss will be recognized by Morgan or LNB as a result of the merger.

Tax Basis.  The tax basis of the assets of Morgan in the hands of LNB will be the same as the tax basis of such assets in the hands of Morgan immediately prior to the merger.

Holding Period.  The holding period of the assets of Morgan to be received by LNB will include the period during which such assets were held by Morgan.

Tax Consequences to Morgan Shareholders Who Receive Only Cash

Morgan shareholders who receive only cash in exchange for their Morgan common shares (as a result of such shareholders’ dissent to the merger or election to receive the cash consideration for all of such shareholders’ Morgan common shares) generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Morgan common shares surrendered in the exchange, subject to the provisions and limitations of Section 302 of the Code.

Tax Consequences to Morgan Shareholders Who Receive Only LNB Common Shares, Except for Cash in Lieu of Fractional Shares

Morgan shareholders who receive only LNB common shares in exchange for their Morgan common shares (not including any cash received in lieu of fractional LNB common shares) will not recognize any gain or loss on the receipt of such LNB common shares.

Tax Consequences to Morgan Shareholders Who Receive Cash (Other than Cash in Lieu of Fractional Shares) and LNB Common Shares

A Morgan shareholder who receives cash (other than cash in lieu of fractional shares) and LNB common shares will recognize gain, but not loss, in an amount equal to the lesser of: (a) the difference between (1) the amount of cash and the fair market value of the LNB common shares received in the exchange, and (2) the shareholder’s tax basis in the Morgan common shares surrendered in the exchange, and (b) the amount of cash received by the shareholder, excluding cash in lieu of fractional shares. For this purpose, gain or loss must be calculated separately for each identifiable block of Morgan common shares surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Shareholders should consult their tax advisors regarding the manner in which cash and LNB common shares should be allocated among different blocks of their Morgan common shares surrendered in the merger.

For purposes of determining the character of this gain, a Morgan shareholder will be treated as having received only LNB common shares in exchange for such shareholder’s Morgan common shares, and as having immediately redeemed a portion of such LNB common shares for the cash received (excluding cash received in lieu of fractional shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Morgan), the gain will be capital gain if the Morgan common shares are held by such shareholder as a capital asset at the time of the merger.

Cash in Lieu of Fractional Shares

Morgan shareholders who receive cash in lieu of fractional LNB common shares as a result of the merger will be treated for federal income tax purposes as if the fractional share interest had been issued in the merger to the shareholders and then had been redeemed by LNB for cash, subject to the provisions and limitations of Section 302 of the Code.

Tax Basis

The aggregate tax basis of the LNB common shares received by a Morgan shareholder in the merger (including fractional shares, if any, deemed to be issued and redeemed by LNB) generally will be equal to the aggregate tax basis of the Morgan common shares surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash in lieu of fractional shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares).

Holding Period

The holding period of the LNB common shares received by Morgan shareholders will include the holding period for the Morgan common shares surrendered in the exchange, provided that the Morgan common shares were held as a capital asset on the date of the exchange.

Reporting Requirements

Morgan shareholders are required to file a statement with their U.S. federal income tax returns setting forth their tax basis in the Morgan common shares exchanged in the merger, the fair market value of the LNB common shares and the amount of any cash received in the merger. In addition, Morgan shareholders will be required to retain permanent records relating to these facts.

Backup Withholding

Under certain circumstances, cash payments made to Morgan shareholders pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for shareholders who provide the exchange agent with their correct U.S. federal taxpayer identification number and who certify on IRS Form W-9 or its substitute that no loss of exemption from backup withholding has occurred. Certain categories of Morgan shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual generally must provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from a Morgan shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes to the IRS all required information.

Disclaimer

The discussion of material federal income taxes is included in this document for general information only. Each Morgan shareholder should consult his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of Morgan will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will not be amortized. Instead, goodwill will be reviewed for impairment at least annually. If the carrying amount of goodwill exceeds its estimated fair value, an impairment loss will be recognized in an amount equal to that excess.

Effect on Morgan Employee Benefit Plans

Morgan employees may continue to participate in the Morgan employee benefit plans after the effective date of the merger until LNB determines that Morgan employees shall, subject to applicable eligibility requirements, participate in the LNB employee benefit plans and that all or some of the Morgan plans are terminated or merged into LNB’s plans. Morgan employees continuing to be employed by LNB who participate in LNB plans shall receive credit for service at Morgan for eligibility and vesting purposes, but not for benefit calculation purposes, under LNB’s employee benefit plans, except as otherwise required by law or regulation.

Additionally, Morgan employees terminated on or after the closing date of the merger of LNB and Morgan will receive severance from LNB in the amount equal to two weeks salary for each year of service, with a minimum of four weeks severance pay to be payable to each such terminated employee.

Expenses of the Merger

LNB and Morgan will each bear its own expenses incurred in connection with the merger and the related transactions, including without limitation, all fees of its respective legal counsel, financial advisors and accountants, except that printing and mailing expenses will be shared equally by LNB and Morgan. LNB also will be responsible for all expenses incident to obtaining requisite regulatory approvals.

Regulatory Approvals

LNB has filed the required applications with the Federal Reserve System and the Office of the Comptroller of the Currency to obtain approval for the merger. The merger may not be consummated for up to 30 days after approval by the Federal Reserve System, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds. LNB also has filed the required applications with the Federal Reserve System and the Office of the Comptroller of the Currency to obtain approval for the subsidiary merger of Morgan Bank, the wholly-owned subsidiary of Morgan, with Lorain National, LNB’s wholly-owned subsidiary and commercial banking affiliate.

Resale of LNB Common Shares

No restrictions on the sale or other transfer of the LNB common shares issued pursuant to the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares issued to any Morgan shareholder who may be deemed to be an “affiliate” of Morgan for purposes of Rule 145 under the Securities Act of 1933. Generally, “affiliates” of Morgan would include officers, directors and significant shareholders of Morgan The merger agreement requires Morgan to cause persons who could be considered to be “affiliates” to enter into an agreement with LNB stating that these “affiliates” will not sell, pledge, transfer or otherwise dispose of the LNB common shares they acquire except in compliance with the Securities Act of 1933 and the rules and regulations thereunder. Sales of LNB common shares by affiliates of LNB are subject to similar transfer restrictions.

Morgan affiliates may resell the LNB common shares they receive in the merger only:

•	in transactions permitted by Rule 145 promulgated under the Securities Act of 1933;

•	pursuant to an effective registration statement; or

•	in transactions exempt from registration.

Rule 145, as currently in effect, restricts the manner in which affiliates may resell shares and also restricts the number of shares that affiliates, and others with whom they might act in concert, may sell within any three-month period.

Stock Exchange Listing

LNB common shares to be issued in connection with the merger will be authorized for listing on the NASDAQ Stock Market under the symbol “LNBB.”

Dividends

Under the terms of the merger agreement, Morgan agreed not to make, declare, pay or set aside for payment any dividend, except for:

•	quarterly dividends in an amount not to exceed the per share amount declared and paid in Morgan’s most recent quarterly dividend prior to the execution of the merger agreement; and

•	dividends paid from wholly-owned subsidiary to Morgan.

Morgan also is prohibited from directly or indirectly adjusting, splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring any Morgan common shares.

Following completion of the merger, former Morgan shareholders receiving LNB common shares as part of the merger consideration will receive dividends declared by LNB, if any, as LNB shareholders.

Rights of Dissenting Morgan Shareholders

Morgan shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(A) and 1701.85 of the Ohio Revised Code (“ORC”). ORC Section 1701.85 generally provides that Morgan shareholders will not be entitled to such rights without strict compliance with ORC Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Morgan shareholder who is a record holder of Morgan common shares on the [          ], 2007 record date and whose shares are not voted in favor of the merger may be entitled to be paid the “fair cash value” of such Morgan common shares after the effective time. To be entitled to such payment, a dissenting Morgan shareholder must deliver a written demand for payment therefor to Morgan on or before the tenth day following the Morgan special meeting and must otherwise comply strictly with ORC Section 1701.85. Any written demand must specify the Morgan shareholder’s name and address, the number and class of shares held by that shareholder on the record date and the amount claimed as the “fair cash value” of such Morgan common shares. See the text of ORC Section 1701.85 attached as Annex D to this document for specific information on the procedure to be followed in exercising dissenters’ rights.

If Morgan so requests, a dissenting Morgan shareholder must submit share certificates to Morgan within 15 days of such request for endorsement on the share certificates by Morgan that demand for appraisal has been made. Failure to comply with this request will terminate the dissenting Morgan shareholder’s rights. Such certificates will be returned promptly to the dissenting shareholders by Morgan. If Morgan and any dissenting shareholder cannot agree upon the “fair cash value” of the Morgan common shares, either may, within three months after service of demand by the Morgan shareholder, file a petition in the Court of Common Pleas of Summit County, Ohio, for a determination of the “fair cash value” of the Morgan common shares. The court may appoint one or more appraisers to determine the “fair cash value.” If the court approves the appraisers’ report, judgment will be entered for the fair cash value, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

THE MERGER AGREEMENT

The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this document and is incorporated into this document by reference. We encourage you to read all of the merger agreement.

The merger agreement contains representations and warranties that Morgan made to LNB and that LNB made to Morgan. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Merger

Under the merger agreement, Morgan will merge with and into LNB, with LNB surviving the merger. LNB and Morgan are corporations that were formed under Ohio law, so the merger of LNB and Morgan must be completed in accordance with Ohio law. Following the effective time of the merger, LNB has agreed to use commercially reasonable efforts to continue the use of the name or service mark of “Morgan Bank” in Summit County, Ohio in connection with its operations and conduct of business.

Effective Date

The merger will be effective either on the filing date of, or a subsequent date we specify in, the certificate of merger filed with the Secretary of State of Ohio. Unless LNB and Morgan otherwise agree in writing, we plan to file the certificate of merger as soon as practicable after all of the conditions described in the merger agreement have been satisfied. LNB and Morgan anticipate closing the transactions contemplated by the merger agreement and filing the certificate of merger by [          ], 2007.

Conversion of Morgan Common Shares

On the effective date of the merger, in accordance with the merger agreement, all outstanding Morgan common shares will be converted into either: (i) LNB common shares at an exchange ratio of 3.162 LNB common shares for each Morgan common share owned; (ii) cash in the amount of $52.00 for each Morgan common share owned; or (iii) a combination thereof, subject to an election and allocation mechanism established in the merger agreement as described in this document. If you would have the right to receive a fraction of a LNB common share as a result of that conversion, you will receive instead a cash payment in an amount equal to the product of the fractional LNB common share and the average closing price of LNB common shares over a specified period preceding the effective date of the merger. Registrar and Transfer Company will serve as exchange agent and will send you any cash payment you have the right to receive.

In addition, you also will receive a preferred share purchase right under LNB’s shareholder rights plan for each LNB common share issued to you. This right will not be evidenced by a separate certificate. On the effective date of the merger, if you are a holder of Morgan common shares, you will no longer have any rights as a holder of those shares. If you receive LNB common shares in the merger, however, you will, upon proper surrender of your Morgan common share certificates, have the rights of a holder of LNB common shares. For a comparison of the rights you have as a holder of Morgan common shares to the rights you would have as a holder of LNB common shares, read “Comparison of Certain Rights of Shareholders” beginning on page 74.

Election Procedures

Subject to the allocation procedures described in the next section, each Morgan shareholder will have the right to elect to receive with respect to his or her Morgan common shares, (a) all cash, (b) all LNB common shares, or (c) a mixture of cash and LNB common shares.

All Cash Election.  A shareholder who makes the all cash election will receive cash, in the amount of $52.00 for each Morgan common share owned, subject to the allocation procedures described below.

All Stock Election.  A shareholder who makes the all stock election will receive LNB common shares, based upon a fixed exchange rate of 3.162 LNB common shares, for each Morgan common share owned, subject to the allocation procedures described below.

Mixed Election.  A shareholder who makes the mixed cash/stock election will receive cash, in the amount of $52.00 per share, and LNB common shares, based upon a fixed exchange rate of 3.162 LNB common shares per share, for the percentage of Morgan common shares the shareholder elects to exchange for cash and LNB common shares, respectively, subject to the allocation procedures described below.

Set forth below is an example to illustrate how the mixed cash/stock election works:

If shareholder A owns 1,000 Morgan common shares and properly elects to exchange 65% of his or her Morgan common shares for LNB common shares and 35% of his or her shares for cash, shareholder A has elected to receive 2055.3 LNB common shares (1,000 Morgan common shares multiplied by 65%, or 650, multiplied by the stock exchange rate of 3.162) and $18,200.00 (1,000 Morgan common shares multiplied by 35%, or 350, multiplied by the cash exchange rate of $52.00). However, since LNB will not issue fractional shares, shareholder A has effectively elected to receive 2055 LNB common shares plus a small cash payment in lieu of the 0.3 of a LNB common share (the amount of which is dependent on the closing price of LNB stock over a specified period preceding the effective date of the merger) plus $18,200.00. What shareholder A actually receives in the exchange will be subject to the allocation procedures described below.

Non-Election Shares.  Morgan shareholders who do not make an election as to the form of consideration they wish to receive, and shareholders who do not make a valid election, will be deemed to have made a “non-election.” Morgan shareholders who are deemed to have made a non-election will receive all cash, all LNB common shares or a mixture of LNB shares and cash at the rates described above, as determined in accordance with the terms of the merger agreement.

The parties have agreed that no more than 50% of the Morgan common shares will be exchanged for LNB common shares and no more than 50% of the Morgan common shares will be exchanged for cash. Accordingly, there is no assurance that a holder of Morgan common shares will receive the form of consideration that the holder elects with respect to all Morgan common shares held by that holder, unless the holder holds 100 or fewer Morgan common shares and makes the all cash election, in which case such holder will receive all cash. If the elections result in an oversubscription of LNB common shares or cash, the procedures for allocating LNB common shares and cash, described below under “Allocation,” will be followed by the exchange agent.

Election Form.  The merger agreement provides that prior to the anticipated date of completion of the merger, the companies will mail to Morgan shareholders an election form. Each election form will allow the holder to make the all cash election, the all stock election, the mixed cash/stock election, or to indicate that the holder makes no election. Assuming the merger closes on [          ], 2007, it is expected that LNB and Morgan will mail the election form to each Morgan shareholder who is a holder of record as of the close of business on [          ], 2007. LNB also will make available an election form to any person who becomes a holder of Morgan common shares subsequent to [          ], 2007 and up to and until 5:00 p.m. local time on the business day before the election deadline.

Morgan shareholders who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the instruction booklet to the election form. Morgan common shares for which the shareholder has not made a valid election prior to the election deadline will be deemed non-electing shares.

To make a valid election, Morgan shareholders must submit a properly completed election form so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions set forth in the instruction booklet to the election form.

An election may be revoked by any Morgan shareholder submitting an election form prior to the election deadline and may be either resubmitted or withdrawn. If a shareholder wishes to change an election, the shareholder may submit a new election form in accordance with the election procedures, so long as the new election form is received by the election deadline. If a shareholder wishes to withdraw an election, the shareholder must provide written notice of withdrawal to the exchange agent by 5:00 p.m. local time on the business day before the election deadline. In the event of a withdrawal of an election, the exchange agent will, upon receiving a written request from the holder of Morgan common shares making the withdrawal, deem the holder to have made a non-election as described above. The exchange agent will have reasonable discretion to determine whether any election, change, or withdrawal request has been properly or timely made and to disregard immaterial defects in any election form. Any good faith decisions of the exchange agent and LNB regarding these matters will be binding and conclusive.

Allocation

Pursuant to the terms of the merger agreement, LNB will exchange no more than 50% of the Morgan common shares for LNB common shares and no more than 50% of the Morgan common shares for cash, subject to cash paid by LNB in lieu of fractional LNB common shares. Therefore, the elections of Morgan shareholders are subject to proration to preserve these limitations on the amount of cash to be paid and the number of LNB common shares to be issued in the merger, except that the holders of 100 or fewer Morgan common shares who elect to receive all cash for their Morgan common shares will receive all cash.

Reduction of Shares Deposited for Cash.  If, at the election deadline, the exchange agent determines that more than 50% of the total number of outstanding Morgan common shares have been deposited for cash pursuant to the all cash election or the mixed cash/stock election, then the exchange agent will reallocate a certain number of Morgan common shares deposited for cash to Morgan common shares deposited for LNB common shares so that no more than 50% of the total number of Morgan common shares will be exchanged for cash. The exchange agent will determine this number on a pro rata basis in relation to the total number of Morgan common shares deposited for cash (excepting out the number of Morgan common shares deposited for all cash by Morgan shareholders with 100 or fewer shares). Notice of this allocation shall be provided promptly to each Morgan shareholder who had made the all cash election or the mixed cash/stock election and who will not receive the consideration the shareholder elected because of such allocation.

Increase of Shares Deposited for Cash.  If, at the election deadline, the exchange agent determines that less than 50% of the total number of outstanding Morgan common shares have been deposited for cash pursuant to the all cash election or the mixed cash/stock election (after allocation of any non-election shares as described above), then the exchange agent will reallocate a certain number of Morgan common shares deposited for LNB common shares to Morgan common shares deposited for cash so that no less than 50% of the total number of Morgan common shares will be exchanged for cash. The exchange agent will determine this number on a pro rata basis in relation to the total number of Morgan common shares deposited for all LNB common shares. Notice of this allocation shall be provided promptly to each Morgan shareholder who had made the all stock election or the mixed cash/stock election and who will not receive the consideration the shareholder elected because of such allocation.

Preservation of Reorganization Status.  In order to preserve the status of the merger as a tax-free reorganization, the merger agreement provides that LNB will increase the stock exchange ratio if the aggregate value of the LNB common shares to be issued in the exchange, based upon the closing price of the LNB common shares on the business day immediately preceding the effective date of the merger, would be less than 50% of the sum of the aggregate cash and LNB common shares to be received by Morgan shareholders. If triggered, this provision would effectively require LNB to issue additional shares of LNB common stock in the exchange.

Although the merger agreement does not specify a time period within which the allocation described above will be computed by the exchange agent, we estimate that it will be computed within approximately 15 days after the election deadline, unless the merger has not been completed, in which case the allocation will be completed as soon as practicable after completion of the merger.

Because the federal income tax consequences of receiving cash, LNB common shares, or both cash and LNB common shares will differ, Morgan shareholders are urged to read carefully the information set forth under the caption “The Merger — Material Federal Income Tax Consequences” and to consult their own tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because the share consideration can fluctuate in value from the determination made during the valuation period, the economic value per share received by Morgan shareholders who receive the share consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by Morgan shareholders who receive cash consideration.

Surrender of Certificates

After the effective time of the merger, each holder of Morgan common shares will be required to surrender the holder’s share certificate(s) to LNB’s designated exchange agent, Registrar and Transfer Company. Promptly after the effective time of the merger, the exchange agent will send you transmittal materials that you should use when surrendering your Morgan common share certificates to the exchange agent. After you surrender your Morgan common share certificate(s) for cancellation to the exchange agent, together with a completed letter of transmittal and any other documents the exchange agent reasonably requests, you will be entitled to receive (A) a new certificate representing that number of whole LNB common shares that you have the right to receive under the merger agreement, and/or (B) a check in an amount equal to the sum of the a cash you have the right to receive as part of the merger consideration, any cash you are entitled to receive for a fractional LNB common shares and any cash you are entitled to receive in respect of any dividends or distributions with respect to LNB common shares. The surrendered Morgan common share certificate(s) will be canceled. You should not surrender your certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent.

If you own Morgan common shares, the transfer of which has not been registered in the transfer records of Morgan, you may nevertheless exchange these shares for LNB common shares if you provide the exchange agent with the certificate representing your Morgan common shares, along with all documents required by LNB to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

You will not be entitled to payment of any dividends or other distributions with respect to LNB common shares until you have followed the procedures described above for surrendering your Morgan common share certificate(s). After properly surrendering your Morgan common shares certificate(s) in exchange for LNB common shares, you will be entitled to receive any dividends or other distributions with respect to such LNB common shares with a record date occurring on or after the effective time of the merger. You will not be entitled to the payment of any interest on such dividends or distributions.

If a certificate for Morgan common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary identification.

After the consummation of the merger, there will be no transfers of any Morgan common shares on the stock transfer books of Morgan. If, after the consummation of the merger, certificates and letters of transmittal for Morgan common shares are properly presented to the exchange agent, the exchange agent will cancel these certificates and exchange them for the consideration specified in the merger agreement, subject to applicable law and to the extent that LNB has not paid such consideration to a public official pursuant to applicable abandoned property laws.

If you are a Morgan shareholder, you should not send in your certificates until you receive the transmittal materials from the exchange agent.

After the effective time of the merger, we will promptly mail detailed instructions, including a transmittal form, as to the method of exchanging certificates formerly representing Morgan common shares for certificates representing LNB common shares, to holders of Morgan common shares.

Conversion of Morgan Stock Options

Under the merger agreement, each Morgan option that is outstanding and unexercised as of the time of the merger will be terminated in exchange for a cash payment equal to the product of (a) the excess, if any, of (i) $52.00 over (ii) the exercise price of the Morgan stock options and (b) the number of shares subject to the stock option.

Conditions to Completion of the Merger

Conditions to LNB’s Obligation and Morgan’s Obligation to Complete the Merger.  The obligations of LNB and Morgan to complete the merger are subject to the satisfaction of certain conditions, including:

•	Morgan shareholders must adopt the merger agreement and approve the merger;

•	we must receive the required regulatory approvals and all applicable statutory waiting periods relating to the merger must have expired or been terminated, and no such regulatory approvals may contain any conditions, restrictions or requirements that the LNB Board reasonably determines would be unduly burdensome or would have a material adverse effect on LNB or its subsidiaries after giving effect to the consummation of the merger;

•	there must not be any injunction or other order by any court or governmental entity prohibiting or preventing the merger; and

•	the registration statement relating to the issuance of LNB common shares in the merger must be effective.

Conditions to Morgan’s Obligation to Complete the Merger.  The obligation of Morgan to complete the merger is further subject to the satisfaction of several conditions, including:

•	LNB must perform its obligations under the merger agreement in all material respects;

•	the representations and warranties of LNB contained in the merger agreement must be true and correct when made and as if made on the closing of the merger, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on LNB;

•	Morgan must receive a legal opinion from Roetzel & Andress, counsel to Morgan, that the parent merger will constitute a “reorganization” for federal income tax purposes and that no gain or loss will be recognized by Morgan shareholders who receive solely LNB common shares, other than the gain or loss recognized as to cash received in lieu of fractional shares;

•	LNB shall have bound coverage for directors’ and officers’ liability insurance covering the directors and officers of Morgan (see pages 38 to 39); and

•	No event or series of events have occurred at LNB which may result in a material adverse effect on LNB’s condition, results of operations, assets, liabilities or business.

Conditions to Obligations of LNB to Complete the Merger.  The obligation of LNB to complete the merger is further subject to the satisfaction of several conditions, including:

•	Morgan must perform its obligations under the merger agreement in all material respects;

•	the representations and warranties of Morgan contained in the merger agreement must be true and correct when made and as if made on the effective date of the merger, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Morgan;

•	LNB must receive executed affiliate agreements from each affiliate of Morgan; and

•	No event or series of events have occurred at Morgan which may result in a material adverse effect on Morgan’s condition, results of operations, assets, liabilities or business.

Each of us could, to the extent permitted by applicable law, decide to waive some of the conditions to our obligation to complete the merger even though one or more of these conditions have not been met. In the case of mutual conditions, however, both of us would have to decide to waive the condition to our obligations to complete the merger. We cannot guarantee that the conditions to the merger will be satisfied or waived, or that the merger will be completed at all.

Representations and Warranties

The merger agreement contains some customary representations and warranties made both by LNB and by Morgan, including representations and warranties relating to:

•	due organization and good standing;

•	capital structure and capitalization;

•	subsidiaries;

•	corporate power and authorization to enter into the transactions contemplated by the merger agreement;

•	governmental filings, reviews and approvals required in connection with the transactions contemplated by the merger agreement;

•	financial statements and reports;

•	litigation and regulatory matters;

•	compliance with laws;

•	brokerage fees;

•	certain laws regarding takeovers;

•	taxes;

•	corporate books and records;

•	disclosure statements made in the representations and warranties sections of the merger agreement;

•	absence of certain material changes or events;

•	accounting controls;

•	loans and allowance for loan losses; and

•	deposit insurance with the Federal Deposit Insurance Corporation.

In addition, Morgan made certain additional representations and warranties to LNB relating to:

•	receipt of an updated fairness opinion from Ryan Beck & Co., Inc.;

•	absence of default under any material contracts or agreements;

•	employee benefit plans and plan compliance;

•	labor matters;

•	environmental matters;

•	risk management instruments;

•	insurance coverage;

•	off balance sheet transactions;

•	absence of undisclosed liabilities;

•	properties owned and leased by Morgan;

•	loans;

•	repurchase agreements;

•	related party transactions; and

•	intellectual property.

The representations and warranties in the merger agreement will not survive the effective date of the merger.

Conduct of Business Pending the Merger

Conduct of Business by Morgan until the Effective Time of the Merger.  From January 15, 2007 until the closing of the merger, unless LNB otherwise consents in writing, Morgan and its subsidiaries must:

•	conduct their business in the ordinary course;

•	use their reasonable efforts to preserve intact their present business organizations and assets;

•	use their reasonable efforts to preserve their relationships with customers, suppliers, employees and business associates; and

•	not voluntarily take any action that, at the time taken, is reasonably likely to have a material adverse effect on Morgan or its ability to consummate the merger.

In addition, except as otherwise provided in the merger agreement, during this period Morgan and its subsidiaries may not:

•	issue or sell any Morgan common shares or permit such shares to become outstanding other than pursuant to previously granted stock options, or authorize the creation of additional Morgan common shares;

•	permit any additional Morgan common shares to become subject to new grants of employee or director stock options or similar rights;

•	make, declare, pay or set aside for payment any dividend, except:

•	quarterly dividends in an amount not to exceed the per share amount declared and paid in Morgan’s most recent quarterly dividend prior to the execution of the merger agreement; and

•	dividends from wholly-owned subsidiaries to Morgan;

•	adjust, split, combine, redeem, purchase or acquire any shares of their capital stock;

•	enter into, amend or renew any employment, consulting, severance or similar agreements with directors, officers or employees;

•	increase employee compensation, severance or other benefits except for (i) merit increases in the ordinary course of business consistent with past practice and (ii) retention bonus agreements permitted by the merger agreement;

•	enter into, establish, adopt or amend any employee benefit plan or arrangement with respect to any director, officer or employee, except for the change of control agreements permitted by the merger agreement;

•	acquire, sell or otherwise dispose of capital assets or any other assets other than in the ordinary course of business;

•	amend their organizational documents;

•	implement or adopt any change in their accounting principles, practices or methods other than as required by U.S. generally accepted accounting principles;

•	enter into, amend, modify or terminate any material contract;

•	settle any material claim, action or proceeding;

•	take any action that would disqualify the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue in any material respect, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement;

•	except pursuant to applicable law or regulation, implement or adopt any material change in their credit risk or interest rate risk management and other risk management policies, procedures or practices, fail to follow in any material respect its existing policies or practices with respect to managing its exposure to credit, interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur, cancel, release, assign, modify, assume, guarantee, endorse or otherwise become responsible with respect to any indebtedness for borrowed money in excess of $500,000, except for borrowings from the Federal Home Loan Bank of Cincinnati, National City Bank and/or Great Lakes Bankers Bank in accordance with past practices;

•	enter into or modify any contract with a director, officer, employee or other related person of Morgan;

•	make or change any material tax election or settle any material tax audit or proceeding;

•	extend credit for new loans, renewals and extensions on an unsecured or secured basis to any person except in accordance with Morgan’s Loan Policy dated July 27, 2006 and pursuant to historic business practices;

•	make any capital expenditures in an amount in excess of $50,000 in any one case or $100,000 in the aggregate;

•	fail to maintain Morgan Bank, N.A.’s status as a “well-capitalized” bank, provided that charges relating to the transactions contemplated by the merger agreement shall be excluded from the determination of such status; or

•	agree or commit to do any of the foregoing.

Conduct of Business by LNB until the Effective Time of the Merger.  From January 15, 2007 until the closing of the merger, unless Morgan otherwise consents in writing, LNB and its subsidiaries must:

•	conduct their business in the ordinary course;

•	use their reasonable efforts to preserve their present business organizations and assets;

•	use their reasonable efforts to preserve their relationships with customers, suppliers, employees and business associates; and

•	not voluntarily take any action that, at the time taken, is reasonably likely to have a material adverse effect on LNB or its ability to consummate the merger.

In addition, except as otherwise provided in the merger agreement, during this period LNB and its subsidiaries may not:

•	implement or adopt any change in their accounting principles, practices or methods other than as required by U.S. generally accepted accounting principles;

•	take any action that would disqualify the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue in any material respect, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement;

•	except pursuant to applicable law or regulation, fail to follow their existing policies or practices with respect to managing their exposure to interest rates and other risks or fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risks; or

•	agree or commit to do any of the foregoing.

Termination of the Merger Agreement

Termination.  We can terminate the merger agreement without completing the merger if each of our boards of directors agrees, by a majority vote, to terminate it. Either of us acting alone can terminate the merger agreement if:

•	the other party breaches a representation or warranty or breaches a covenant or agreement contained in the merger agreement that is not cured within 30 days of giving notice of the breach to the breaching party, provided that the breach would be reasonably likely to result in a material adverse effect on the other party;

•	the merger has not been completed on or before September 30, 2007 (unless the party seeking to terminate caused the delay in completion by its failure to comply with any provision of the merger agreement);

•	the approval of any governmental entity required for consummation of the merger has been denied by final non-appealable action;

•	any of the conditions to our obligations to complete the merger have not been met; or

•	the Morgan shareholders do not adopt the merger agreement and approve the merger.

Morgan, acting alone, can terminate the merger agreement if:

•	the average closing price of LNB common shares over a 20 day period ending on the tenth day prior to the closing day of the merger (“Parent Reference Price”) is less than $13.16 and the Parent Reference Price represents a decline as a percentage of $16.44, that exceeds by more than 10% the decline, if any, in the SNL Bank Index during the period beginning on the last trading day prior to the signing and ending on the tenth trading day prior to the date then established for the closing day of the merger. However, for a period of ten business days commencing on the date that Morgan provides written notice of its determination to exercise its “walk-away” right, LNB may, at its option, offer to distribute to Morgan’s shareholders the number of shares of LNB’s common shares necessary for the stock exchange ratio per share to equal $41.61 divided by the Parent Reference Price; or

•	prior to the approval of the merger by Morgan shareholders, its Board of Directors authorizes the execution of a definitive agreement for a superior proposal, as defined in the merger agreement.

LNB, acting alone, can terminate the merger agreement if:

•	prior to the approval of the merger by Morgan shareholders, if the Morgan Board of Directors either changes its recommendation in favor of the merger, fails to call the special shareholders meeting, or recommends another acquisition proposal to its shareholders.

Termination Fee

Morgan will pay to LNB a termination fee of $1,000,000 if the merger agreement is terminated upon the occurrence of specified events. Generally, Morgan would have to pay the termination fee if a third party makes an acquisition proposal with respect to Morgan after the date of the merger agreement and then:

•	the merger agreement is terminated either (a) by LNB or Morgan because the Morgan shareholders fail to adopt the merger agreement, (b) by LNB because of a breach by Morgan of one or more of the covenants or agreements contained in the merger agreement that individually or together would have a material adverse effect on Morgan or its ability to consummate the merger, or (c) by LNB because the Morgan Board fails to take action to convene the special meeting or because the Morgan Board has failed to recommend the adoption of the merger agreement to the Morgan shareholders and prior to such termination an acquisition proposal with respect to Morgan is publicly announced, publicly proposed or commenced by a party other than LNB and within 18 months of terminating the merger agreement pursuant to item (a), (b) or (c) above, Morgan enters into an acquisition agreement with a party other than LNB providing for a merger, reorganization, business combination or similar transaction; or

•	the merger agreement is terminated by Morgan because the Morgan Board elects to enter into a definitive written agreement with a third party concerning a transaction that the Morgan Board determines to be a superior acquisition proposal.

Morgan agreed to the termination fee arrangement in order to induce LNB to enter into the merger agreement. These arrangements could have the effect of discouraging other companies from trying to acquire Morgan.

Amendment; Waiver

The merger agreement may be amended in writing if signed by both LNB and Morgan. Either of us may extend the time for performance, waive any inaccuracies in the representations and warranties or waive compliance with any agreements or conditions under the merger agreement by a writing signed by the party against whom the waiver or extension is to be effective. We may amend the merger agreement or give each other waivers at any time before or after the Morgan shareholders approve the merger agreement. However, after the Morgan special meeting, we cannot make any amendment or give any waiver that by law requires further approval by the Morgan shareholders unless we have obtained that approval.

INFORMATION ABOUT MORGAN

Business

Morgan is an Ohio corporation organized as the holding company of Morgan Bank and located in Hudson, Ohio. Morgan Bank is a national association also located in Hudson, Ohio. Principal sources of revenues of Morgan and Morgan Bank emanate from residential real estate, commercial, industrial, and consumer loan financing, indirect automobile lending, an investment security portfolio, consumer loan sales, and a variety of deposit account services. Morgan is subject to regulation and supervision by the Board of Governors of the Federal Reserve System while Morgan Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

In addition, Morgan offers its customers a number of innovative products and services including free personal checking, free business checking, free masters checking, equity lines of credit and three free ATM machines available in locations that are easily accessible to the bank’s customers. Furthermore, Morgan offers its customers services and products that one would expect from a larger banking institution including internet banking, imaging services, business courier services, cash management and operating credit products.

Morgan’s mission is to provide exceptional customer service to all customers, while keeping fees to a minimum.

As of December 31, 2006, Morgan had total consolidated assets of approximately $127.5 million and total shareholders’ equity of approximately $10.2 million. For the year ended December 31, 2006, Morgan’s return on average assets was 0.46% and its return on average equity was 6.03%.

Properties

Morgan has two locations, including one corporate office in which offices are maintained for certain bank officers and one where the banking branch and operations center are located. Both facilities are located in Hudson, Ohio. The following is a description of Morgan’s facilities in which the office, branch and operations center are located:

Location	Square Footage	Date Opened	Occupancy Status

Corporate Offices	2,900	1991	Lease
10 West Streetsboro Street Hudson, Ohio 44236
Banking Branch and Operations Center	6,015	August, 2003	Lease
178 West Streetsboro Street Hudson, Ohio 44236

Employees

As of December 31, 2006 Morgan had 32 full-time equivalent employees. None of the employees are covered by a collective bargaining agreement.

Legal Proceedings

Morgan is not a party to any litigation, the adverse determination of which would be likely to have a material adverse effect upon its business operations or assets.

Common Shares

The following is a summary of the material terms of the Morgan common shares. If you would like to review copies of the Morgan articles of incorporation, as amended, or its code of regulations, please contact the secretary of Morgan at 10 West Streetsboro Street, Hudson, Ohio 44236, Attention: Corporate Secretary, c/o William A. Dougherty, President of Morgan. For further information on the rights of holders of Morgan common shares, see “Comparison of Certain Rights of Shareholders” on pages 74 through 82 below.

Description of Morgan Common Shares

Morgan has authorized 600,000 shares of common stock, without par value. Of the 600,000 common shares authorized, 466,302 common shares were issued and outstanding as of March 15, 2007, and no common shares were held in treasury as of that date.

The holders of Morgan common shares have one vote per share on each matter on which shareholders are entitled to vote. Directors are elected annually. The Morgan board of directors is not classified so that at each annual election of directors, the directors so elected are elected for one-year terms. Holders of Morgan common shares have no preemptive rights, but do have cumulative voting rights.

The holders of the common shares are entitled to such dividends as the board of directors may in its discretion periodically declare. The Morgan board of directors determines whether to declare dividends and the amount of any dividends declared on the common shares. Such determinations take into account Morgan’s financial condition, results of operations and other relevant factors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 15, 2007, regarding the Morgan common shares beneficially owned by (i) each beneficial owner of more than five percent of Morgan’s voting securities, (ii) each director of Morgan, (iii) each executive officer of Morgan and (iv) all directors and executive officers of Morgan as a group. Morgan has only one class of common shares. Each beneficial owner, except as noted below, has sole voting and investment power with respect to the common shares of Morgan listed as owned by such person or entity. As of March 15, 2007, there were 466,302 common shares outstanding and 74,500 stock options. All stock options of Morgan are immediately exercisable in full. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

With respect to the beneficial owners who hold stock options for Morgan common shares, the percentage of ownership for each such beneficial owner, as reflected in the table below, assumes that each stock option held by such owner was exercised and that the stock options of the other beneficial owners remained unexercised.

	Amount and Nature of		Percentage of
Name and Address of Beneficial Owner(1)	Beneficial Ownership		Ownership

William A. Dougherty	70,479	(2)	13.73%
Burton D. Morgan Foundation	49,740		10.67%
Margaret Clark Morgan Foundation	49,740		10.67%
Mary Morgan Graves	31,200		6.69%
J. Martin Erbaugh	31,200	(3)	6.65%
Robert D. Kallstrom, Jr.	20,100	(3)	4.28%
Ralph S. Buchanan, Jr.	13,424	(3)	2.86%
R. Thomas Green, Jr.	8,000	(3)	1.70%
William L. Phipps	8,000	(3)	1.70%
Ralph J. Lober II	6,685	(4)	1.41%
William L. Kimmerle	5,667	(3)	1.21%
R. Lawrence Roth	5,000	(3)	1.07%
Barbara T. Burgess	100		*
David G. Dalessandro	—		—
All directors and executive officers as a group (11 persons)	168,655	(5)	31.19%

*	Denotes less than 1% of ownership.

(1)	The addresses for the individual directors and executives of Morgan is c/o Morgan Bancorp, Inc., 10 West Streetsboro Street, Hudson, Ohio 44236. The address for the Burton D. Morgan Foundation is 22 Aurora Street, Hudson, Ohio 44236. The address for the Margaret Clark Morgan Foundation is 1521 Georgetown Road, Hudson, Ohio 44236. The address for Mary Morgan Graves is 3746 Hadley Hill Drive, Santa Rosa, California 95404.

(2)	Includes stock options to purchase 47,000 Morgan common shares.

(3)	Includes stock options to purchase 3,000 Morgan common shares.

(4)	Includes stock options to purchase 6,500 Morgan common shares.

(5)	Includes all stock options to purchase 74,500 Morgan common shares in the aggregate.

Transfer Agent and Registrar

Morgan acts as its own transfer agent and registrar for the Morgan common shares.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting and financial disclosures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF MORGAN
FISCAL YEARS ENDED DECEMBER 31, 2004 - 2006

Introduction

This Management’s Discussion and Analysis (“MD&A”) section discusses the financial condition and results of operations of Morgan for each of the three years ended December 31, 2006, 2005 and 2004. This MD&A should be read in conjunction with the financial information contained in Morgan’s audited consolidated financial statements and notes for the respective year ends as included on pages F-1 through F-23.

Key indicators and Material Trends

Overcoming eroding net interest income continues to be the number one challenge of Morgan’s management. Since Morgan depends on net interest income to provide a majority of its revenues, minimizing net interest margin compression is critical. Historically, Morgan has controlled margin compression by growing fixed rate assets, primarily consumer automobile loans, with relatively short average lives. As market rates increased steadily from 2004 — 2006, the spread on these asset yields to short and medium term funding costs continued to narrow. Management expects the rapid payment speeds on the fixed rate portfolio to allow for margin improvement through 2007. In 2006, Morgan adjusted the strategic plan to diversify the balance sheet and income stream through expansion of its commercial and commercial real estate loan portfolios. To that end, a commercial development officer was added to Morgan Bank’s staff in the fourth quarter 2006. Growth in these portfolios will relieve pricing pressure in the indirect business line and will provide variable rate assets to offset the large fixed asset portfolio noted above. Rapid re-pricing of the consumer portfolio and a slight shift in balance sheet focus have begun to impact earnings. Year end commercial balances have improved and the net interest margin has stabilized.

Morgan Bank runs an auxiliary business line that has absorbed a portion of the income lost through margin compression. Morgan Bank packages, sells and services indirect installment loans to community financial institutions in Ohio, Pennsylvania and Michigan. This strategy has grown to become a significant other income producer and capitalizes on Morgan Bank’s expansive dealer network and operations efficiencies.

Asset quality and managing credit risk are two fundamental factors in an institutions financial strength. Morgan has had success in minimizing credit exposure in its consumer portfolio and has made significant progress in reducing potential problem loans over the three year period.

Critical Accounting Policies and Estimates

Morgan’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Morgan follows general practices within the banking industry and application of these principles requires Morgan’s management to make assumptions, estimates and judgments that affect the financial statements and accompanying notes. These assumptions, estimates and judgments are based on information available as of the date of the financial statements.

The significant accounting policies followed by Morgan are presented in Note 1 to the Consolidated Financial Statements. These policies are fundamental to the understanding of results of operations and financial conditions.

The accounting policies considered to be critical to management are as follows:

Allowance for Loan Losses

The allowance for loan loss represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is established through a provision for loan losses charges to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable Morgan will not be able to collect all amounts due according to the contractual terms of the loan agreement. Morgan individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “non-accrual loans,” although the two categories overlap. Morgan may choose to place a loan on non-accrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrowers’ prior payment record, and the amount of shortfall in relation to the principal in relation to the principal, and interest owned.

Management believes that it uses the best information available to determine the adequacy of the allowance for loan losses. However, future adjustments to the allowance may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Options

Morgan maintains a stock option plan for directors and eligible employees. Morgan accounts for its stock option plan under provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this opinion, no compensation expense has been recognized with respect to the plans because the exercise price of Morgan’s employee and director stock options equals the market price of the underlying stock on the grant date. The vesting schedules for unvested options were accelerated in 2005, whereby all options granted since inception are fully vested and exercisable. No options were granted after the effective date of Financial Accounting Standard No. 123R, therefore, no expense has been recognized in connection with stock options. As of December 31, 2006, 74,500 options were outstanding and exercisable.

New Accounting Pronouncements

Management is not aware of any proposed regulations or current recommendations by the Financial Accounting Standards Board or by regulatory authorities, which, if they were implemented, would have a material effect on the liquidity, capital resources, or operations of Morgan.

Summary of Earnings (Dollars stated in thousands except per share data)

Net income in 2006 was $582 or $1.21 per diluted share, up from $398 or $0.83 per diluted share in 2005, and down from $611 or $1.32 per diluted share in 2004. Included in 2006 income were $511 in pre-tax gains attributed to sale of the Morgan Bank Building in Hudson, Ohio. Due to its concentration in fixed rate consumer lending and short-term funding, Morgan’s balance sheet performs well in declining rate environments. This exposure is indicative of the decline in net interest income over the prior three year period. In 2005 net interest income before the provision for loan loss decreased $611, or 15.9% to $3,216 from 2004. Although the margin decreased an additional $246, or 7.6% to $2,970, in 2006, the rate of decline slowed as short-term market rates stabilized in the third and fourth quarters. Fourth quarter 2006 net interest income showed a modest increase over the same period in 2005.

As a percentage of average assets, net income in 2006 represented a return of 0.46%. This compared to 0.33% and 0.49% in 2005 and 2004, respectively. Return on assets is one measure of operating efficiency. As a percentage of average shareholders’ equity this represented a return of 6.03% as compared to 4.10% and 6.47% in 2005 and 2004, respectively. Return on shareholders’ equity is a measure of how well a company utilizes leverage to maximize the return on the capital it employs.

Net Interest Income Comparison

Net interest income is the difference between interest income earned on earning assets and the interest expense paid on interest-bearing liabilities. Net interest income is Morgan’s principal source of revenue, accounting for 76.7% of core earnings for the year ended December 31, 2006. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing liabilities, the level of rates paid or earned on those assets and liabilities and the amount of loan fees earned. Morgan reviews net interest income on a fully taxable equivalent basis, which presents interest income with an adjustment for tax-exempt interest income on an equivalent pre-tax basis assuming a 34% statutory Federal tax rate. These rates may differ from Morgan’s actual effective tax rate. The net interest margin is net interest income as a percentage of average earning assets.

Table 1 summarizes net interest income and the net interest margin for the years ended December 31, 2006, 2005 and 2004.

Table 1: Net Interest Income

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Net Interest Income	$2,970	$3,216	$3,827
Tax Equivalent Adjustments	30	39	26
Net Interest Income (FTE)	$3,000	$3,255	$3,853
Net Interest Margin	2.46%	2.72%	3.27%
Tax Equivalent Adjustments	0.02%	0.03%	0.02%
Net Interest Margin (FTE)	2.48%	2.75%	3.29%

Table 2 reflects the detailed components of Morgan’s net interest income for each of the years ended December 31, 2006, 2005 and 2004. Rates are computed on a tax equivalent basis and non-accrual loans are included in the average loan balances.

Table 2: Condensed Consolidated Average Balance Sheets Interest, Rate, and
Rate/Volume differentials are stated on a Fully-Tax Equivalent (FTE) Basis

	Years Ended December 31,
	2006			2005			2004
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Assets
U.S. Govt. Agency Securities	$8,091	$293	3.62%	$10,507	$343	3.26%	$11,061	$363	3.28%
Obligations of state and political subdivisions	6,461	244	3.78%	6,288	247	3.93%	4,043	156	3.86%
Mortgage-backed securities	12,121	529	4.36%	14,019	587	4.19%	15,203	640	4.21%
Other non-liquid investments	682	40	5.87%	648	35	5.40%	571	27	4.73%
Fed Funds Sold & Balances due	54	2	5.56%	—	—	—	100	1	1.00%
Commercial Loans	19,167	1,419	7.40%	17,626	1,178	6.68%	18,982	1,082	5.70%
Real estate mortgage loans	6,650	352	5.29%	7,350	434	5.90%	8,065	478	5.93%
Home equity lines of credit	4,885	396	8.11%	5,553	358	6.45%	5,620	269	4.79%
Credit Card	86	7	8.14%	250	20	8.00%	290	21	7.24%
Installment Loans	62,566	3,587	5.73%	55,975	2,917	5.21%	53,068	3,090	5.82%

Total Earning Assets	$120,763	$6,869	5.69%	$118,216	$6,119	5.18%	$117,003	$6,127	5.24%

Allowance for loan loss	(784)			(787)			(795)
Cash and Due From bank	2,745			3,135			4,078
Other Assets	4,670			4,595			5,903
SEC fair value adjustment	(935)			(601)			(420)

Total Assets	$126,459			$124,558			$125,769

Liabilities and Shareholders’ Equity
Interest bearing demand	$21,454	$354	1.65%	$30,722	$471	1.53%	$43,017	672	1.56%
Savings deposits	4,661	87	1.87%	9,777	187	1.91%	9,068	179	1.97%
Money market accounts	30,851	1,222	3.96%	21,584	723	3.35%	5,809	88	1.51%
Time deposits	40,534	1,792	4.43%	32,933	1,111	3.38%	40,098	1,155	2.88%
Commercial repurchase agreements	346	11	3.18%	—	—	—	—	—	—
Short-term Borrowings (FFP, REPO, FHLB-CMA)	4,435	235	5.30%	7,080	239	3.39%	5,198	91	1.75%
FHLB fixed rate advance	3,604	168	4.66%	3,962	133	3.36%	4,896	89	1.82%

Total Interest-bearing Liabilities	$105,885	$3,869	3.66%	$106,058	$2,864	2.70%	$108,086	$2,274	2.10%

Non-interest-bearing deposits	10,347			8,214			7,518
Other Liabilities	576			574			715
Shareholders’ Equity	9,651			9,712			9,450

Total Liabilities & Shareholders’ Equity	$126,459			$124,558			$125,769

Net Interest Income		$3,000	2.48%		$3,255	2.75%		$3,853	3.29%
Tax Equivalent Adjustment		(30)	(0.02)%		(39)	(0.03)%		(26)	(0.02)%

Net Interest Income per financial statements		$2,970	2.46%		$3,216	2.72%		$3,827	3.27%

Morgan reviews net interest income on a fully taxable equivalent basis, which presents interest income with an adjustment for tax exempt interest income on an equivalent pre-tax basis assuming a 34% statutory Federal tax rate in 2006, 2005, and 2004. These rates may differ from Morgan’s effective tax rate.

2006 versus 2005 Comparison

Net interest income

Morgan’s net interest income was $3,000 in 2006, compared to $3,255 in 2005, which represented a decrease of $255, or 7.8%, from 2005. This decrease followed a decrease in net interest income of $598, or 15.5%, in 2005 as compared to 2004. The net interest margin, which is determined by dividing tax equivalent net interest income by average earning assets, was 2.48% in 2006, or a decrease of 27 basis points from 2005.

The yield on earning assets was 5.69% in 2006, or 51 basis points higher, as compared to 5.18% in 2005. The yield on loans was 6.17% in 2006 as compared to 5.66% and 5.74% in 2005 and 2004, respectively. The declining net interest income over the three year period was a result of the rising interest rate environment and limited earning asset growth. Increases in interest income resulting from a 425 basis point increase in Morgan Bank’s prime lending rate reflected in the year over year increases in commercial loan and home equity yields were offset by increases in the cost of total interest-bearing liabilities. The cost of total interest-bearing liabilities was 3.66% in 2006, or 96 basis points higher than in 2005.

The net interest margin was 2.48% in 2006, which is a decline of 27 basis points from 2005. The decline in net interest margin was the result of increases in short-term rates. Increases in interest income driven by balance sheet growth and rate changes in the variable rate loan portfolios could not overcome increased funding costs, driven by short-term rates. The negative impact of rate changes was compounded by deposit mix changes. In 2006, higher yielding money market accounts increased to $30,851 from $21,584 in 2005, and from $5,809 in 2004, while lower yielding interest-bearing demand accounts decreased $21,563 over the same period.

Average balances

Average earning assets for the year ended December 31, 2006 were $120,763, an increase of $2,547, or 2.1% as compared to $118,216 for the same period in 2005. Average loans increased $6,600, or 7.6%, to $93,354 in 2006 as compared to $86,754 in 2005. The increase is due primarily to an increase of $1,541, or 8.7% in the average commercial loan portfolio and an increase of $6,591 in average installment loan balances as compared to 2005. Partially offsetting this growth was runoff of real estate and home equity balances. Together, the average balance of these portfolios decreased $1,368, or 10.6%, from 2005 to 2006.

Average interest-bearing liabilities decreased $173 to $105,885 for the year ended December 31, 2006 as compared to $106,058 over the same period in 2005. There has been a substantial shift in the mix of funding sources over this period. Average interest-bearing demand account balances decreased $9,268, or 30.2%, while average savings balances decreased $5,116, or 52.3%. This funding was replaced with higher cost money market and time deposit accounts. Average money market balances for the year ending December 31, 2006 increased $9,267, or 42.9% over the same period in the prior year. Average time deposits increased $7,599, or 23.1% over this period. On average, Morgan became less reliant on non-core funding sources which include FHLB borrowings, repurchase agreements and wholesale certificates of deposit. Average fixed rate FHLB borrowings were $3,604, a decrease of $358 or 9.0% from 2005. Average short-term variable rate advances were $4,781 in 2006, a $2,299 or 32.5% decrease over 2005 . Morgan also reduced its reliance on wholesale time deposits, which were originated primarily from credit unions via participation in the Quickrate program. Deposits from this program were $7,045 at December 31, 2006. This balance represents a 32% decrease from December 31, 2005. Approximately 50% of the December 31, 2006 balance will mature in first quarter 2007.

2005 versus 2004 Comparison

Net interest income

Morgan’s net interest income was $3,255 in 2005, compared to $3,853 in 2004, which represented a decrease of $598, or 15.5%, from 2004. The net interest margin, which is determined by dividing tax equivalent net interest income by average earning assets, was 2.75% in 2005, a decrease of 54 basis points from 2004.

The yield on earning assets was 5.18% in 2005, or 6 basis points lower, as compared to 5.24% in 2004. The yield on loans was 5.66% in 2005 as compared to 5.74% in 2004. Despite a rising rate environment, the yield on earning assets was impacted by a 61 basis point decline in the yield on installment loans. The majority of these loans were indirect automobile loans. The cost of total interest-bearing liabilities was 2.70% in 2005, or 60 basis points higher than in 2004. This reflects the rising rate environment and shift in funding from lower cost interest-bearing demand deposits to higher cost money market accounts.

The net interest margin was 2.75% in 2005, which is a decline of 54 basis points from 2004. The declining net interest margin was the result of increasing short-term rates. From July 2004 through year ended December 31, 2005, the target federal funds rate increased 325 basis points from 1.00% to 4.25%. Increases in interest income driven by balance sheet growth and rate changes in the variable portfolios could not overcome the declining yield in indirect automobile loans and increased funding costs. In 2005, higher yielding money market accounts increased to $21,584 from $5,809, an increase of $15,775, or 271.6%, while interest bearing demand decreased $12,295, or 28.5% over the same period.

Average balances

Average earning assets for the year ended December 31, 2005 were $118,216, an increase of $1,213, or 1.0% as compared to $117,003 for the same period in 2004. Average loans increased $729, or .8%, to $86,754 in 2005 as compared to $86,025 in 2004. The increase was due to an increase of $2,907, or 5.5% in the installment loans, partially offset by reductions in all other loan categories. Average non-interest-bearing deposit increased $696, or 9.3%, compared to 2004. Average balance decreases in the interest-bearing demand and savings portfolios were offset by increases in higher cost money market accounts. During the year ended December 31, 2005, average money market balances increased $15,775, or 271.6%, from 2004.

Rate/Volume

Net interest income may be analyzed by segregating the volume and rate components of interest income and interest expense. Table 3 presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the two years ended December 31, 2006 and the two years ended December 31, 2005. The table is presented on a tax equivalent basis.

Table 3: Rate/Volume Analysis of Net Interest Income (FTE)

	Increases (Decreases) in			Increases (Decreases) in
	Interest Income/Expense			Interest Income/Expense
	2006 over 2005			2005 over 2004
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)

U.S. govt. agency securities	$(87)	$37	$(50)	$(18)	$(2)	$(20)
Obligations of state and political subdivisions	7	(10)	(3)	88	3	91
Mortgage-backed securities	(83)	25	(58)	(50)	(2)	(52)
Other investments	2	3	5	4	4	8
Fed funds sold	2	0	2	(1)	—	(1)
Commercial loans	114	127	241	(91)	187	96
Real estate mortgage loans	(37)	(45)	(82)	(42)	(2)	(44)
Home equity lines of credit	(54)	92	38	(4)	93	89
Credit card	(13)	0	(13)	(3)	2	(1)
Installment Loans	377	293	670	152	(326)	(174)

Total interest income	228	522	750	35	(43)	(8)
Interest-bearing demand	(153)	36	(117)	(188)	(13)	(201)
Savings deposits	(95)	(5)	(100)	14	(6)	8
Money market accounts	367	132	499	528	107	635
Time deposits	336	346	682	(243)	200	(43)
Commercial repurchase agreements	11	0	11	—	—	—
Short-term borrowings (FFP, REPO, FHLB-CMA)	(140)	135	(5)	64	85	149
FHLB fixed rate advance	(17)	52	35	(31)	75	44

Total interest expense	309	696	1,005	144	448	592

Net interest income (FTE)	$(81)	$(174)	$(255)	$(109)	$(489)	$(598)

The impact of balance sheet and rate changes can be seen in Table 3, which segments the change in net interest income into volume and rate components. Total interest income was $6,869 in 2006 as compared to $6,119 in 2005. This is an increase of $750, or 12.3%. Of this increase, $228 was due to volume, primarily commercial loan and installment, and $522 due to rate. Total interest expense was $3,869 in 2006 as compared to $2,864 in 2005. This is an increase of $1,005, or 35.1%. Of this increase, $309 was due to volume and $696 was due to rate.

In comparing 2005 to 2004, total interest income declined $8. Increasing interest rates reduced interest income by $43, due primarily to a large decline in the installment loan yield. On average, the balance sheet was $1,211 smaller in 2005 than in 2004, however the percentage of earning assets to total assets improved from 93% in 2004 to 95% in 2005. This resulted in a $35 improvement in interest income due to volume. Total interest expense increase $592 in 2005 as compared to 2004. Approximately 76% of this increase was due to rate and reflects the impact of higher short-term rates on the money market and time deposit yields.

Competition and rising short-term market rates impacted interest expense and net interest income. Until fourth quarter 2006, the interest expense impact of rate changes was exceeding the interest income benefits that Morgan was experiencing in the commercial and home equity products.

Non-Interest Income

Table 4 presents the components of non-interest income for the three years ended December 31, 2006.

Table 4: Details of Non-Interest Income

				2006		2005
				versus		versus
	2006	2005	2004	2005		2004
			(Dollars in thousands)

Deposit service charges	$133	$139	$102	$(6)	(4.3)%	$37	36.3%
Net servicing income	197	137	79	60	43.8%	58	73.4%
Net rental income	289	285	291	4	1.4%	(6)	(2.1)%
ATM and debit card fees	76	56	39	20	35.7%	17	43.6%
Mortgage sale income	6	6	10	0	0.0%	(4)	(40.0)%
Merchant/Visa income	12	76	79	(64)	(84.2)%	(3)	(3.8)%
Other income	49	70	44	(21)	(30.0)%	26	59.1%

Total fees and other income	762	769	644	(7)	(.9)%	125	19.4%
Gains (losses) on sale of securities	(1)	(4)	23	3	(75.0)%	(27)	(117.4)%
Gains (losses) on installment loan sales	404	448	370	(44)	(9.8)%	78	21.1%
Gain on sale of bank building	511	0	0	511	—	—	—
Gains (losses) on sale of other assets	10	3	(10)	7	233.3%	13	130%

Total Non-interest Income	$1,686	$1,216	$1,027	$470	38.7%	$189	18.4%

2006 versus 2005 Comparison

Total non-interest income was $1,686 in 2006 as compared to $1,216 in 2005. This is an increase of 38.7%. Excluding the gain on the sale of the Morgan Bank Building in Hudson, Ohio, 2006 non-interest income decreased $41, or 3.4%, from the comparable period in 2005.

Deposit service charges decreased slightly in 2006 after experiencing a $37, or 36.3%, increase in 2005 as compared to 2004.

Net servicing income increased 43.8%, or $60, from the year ended December 31, 2005. This follows a $58, or 73% increase from 2004 to 2005. This growth resulted from a significant increase in serviced installment loans. At year end 2006, installment loans serviced increased $28,000, or 31.5% from year end 2005. Annually, net servicing income equates to approximately 25 basis points of the serviced portfolio. Morgan collects 25 basis points of outstanding portfolio balances and retains a portion of collected late fees and other ancillary income. Investor institutions retain prepayment penalties, dealer charge backs and a portion of collected skip pay fees.

Net rental income was $289 in 2006, an increase of $4, or 1.4% as compared to 2005. This income was derived from the rental of office space in one of Morgan’s facilities. This facility was sold near the end of 2006.

ATM and debit card fees were $76, an increase of $20 or 35.7% in 2006 as compared to 2005. This follows a 2005 increase of $17, or 43.6%, as compared to 2004. This increase is a result of increased usage from new personal checking accounts opened in 2005 and 2006.

Merchant and Visa income was $12, a decrease of $64 or 84.2% in 2006 as compared to 2005. This reflects Morgan’s exit from these business lines in late 2005 and 2006. Morgan now offers these products through third-party vendors and collects a portion of the interchange and a fixed payment for each signed contract.

Other income was $49, a decrease of $21 or 30.0% in 2006 as compared to 2005. This includes income derived from checkbook sales, wire fees and early withdrawal penalties.

Gains on installment loan sales decreased $44, or 9.8%, reflecting a decrease in documentation fees for a portion of 2006.

Gain on sale of bank building was $511 in 2006, as Morgan sold one of its two banking facilities.

2005 versus 2004 Comparison

Total non-interest income in 2005 was $1,216, an increase of $189, or 18.4% from 2004.

Of this increase, 72% was attributable to the installment loan sale program. Over this period net servicing income and gains on installment sales increased $58 and $78 respectively. Together these items increased $136, or 30.2% from 2004. Service charges on deposit accounts increased $37, or 36.3% in 2005. Nearly all of the increase is attributed to a $35, or 43% increase in overdraft fees.

Non-Interest Expenses

Table 5 presents the components of non-interest expense for the three years ended December 31, 2006.

Table 5: Details of Non-interest Expense

				2006		2005
				versus		versus
	2006	2005	2004	2005		2004
			(Dollars in thousands)

Salaries and employee benefits	$2,115	$2,007	$1,830	$108	5.4%	$177	9.7%
Core Processing	375	325	284	50	15.4%	41	14.4%
Legal and professional services	226	281	225	(55)	(19.6)%	56	24.9%
Electronic banking	163	138	97	25	18.1%	41	42.3%
Ohio Franchise Tax	130	122	113	8	6.6%	9	8.0%
Supplies, postage, printing and forms	111	97	98	14	14.4%	(1)	(1.0)%
Furniture and equipment	127	134	139	(7)	(5.2)%	(5)	(3.6)%
Directors fees	103	99	84	4	4.0%	15	17.9%
Net occupancy	405	430	439	(25)	(5.8)%	(9)	(2.1)%
Marketing and public relations	61	102	136	(41)	(40.2)%	(34)	(25.0)%
Telecommunications	37	37	34	0	0.0%	3	8.8%
Software	44	40	55	4	10.0%	(15)	(27.3)%
Merchant/Visa processing	10	72	75	(62)	(86.1)%	(3)	(4.0)%
Other expense	410	424	350	(13)	(3.1)%	74	20.9%

Total Non-interest Expense	4,318	4,308	3,959	10	0.2%	349	8.8%

Deferred loan origination expense	(710)	(656)	(412)	(54)	8.2%	(244)	59.2%

Net Non-interest Expense	$3,608	$3,652	$3,547	$(44)	(1.2)%	$105	3.0%

2006 versus 2005 Comparison

Full year 2006 non-interest expenses remained virtually unchanged from 2005. In 2006 total non-interest expense, before the deferred fees adjustment, increased 0.2% from 2005. This increase followed an increase of $349, or 8.8% in 2005. Material differences between the years represented in Table 5 are highlighted below:

As a result of customary year end merit-based salary adjustments, total salaries and benefits increased $108, or 5.4%, which included an increase in salaries of $124, or 7.7%, from full year 2005. A portion of this 7.7% increase was offset through a $23 reduction in the executive bonus accrual and a $13, or 8.7% decrease in group insurance costs for employee health, dental and life coverage. One senior sales/lending position was added in the fourth quarter, however, this cost was partially offset by reductions in business development staff and the consolidation of branch facilities in Hudson.

Increases in core processing costs are related to the increase in the number of loans sold and serviced. Core processing expenses related to the loan sale program have increased to approximately $8,000 per month.

The decrease in 2006 full year marketing and public relations expenses reflected approximately $32 of civic sponsorships in 2005, which were subsequently discontinued in 2006. This decrease followed a 25% decrease in 2005 marketing expense as compared to 2004. The 2005 decrease is attributed to a reduction in cable television advertisements. 2004 also included costs associated with developing and implementing Morgan Bank’s logo.

In 2006, legal fees decreased $57, or 48.8%, from 2005. The reduction reflects higher expenses in 2005 that were attributable to sharply higher consumer bankruptcy filings and significant collection costs associated with one commercial customer.

Morgan’s discontinuance of its direct participation in the merchant and credit card lines of business is reflected in the $62 reduction in these costs. Similarly, 2006 merchant and credit card related non-interest and interest income declined $64 and $8 respectively.

Other expenses include: automobile; travel; business development; loan-related expenses, including collection, credit bureau, and application processing; courier; and operational/fraud losses. While the increase in collection costs were minimal between 2006 and 2005, these cost increased 38.1% to $31 in 2005, as compared to 2004. In 2006, Morgan introduced an internet-based loan application delivery and decision system in order to expand indirect loan volume. As a result, application processing costs of $35 were added in 2006. 2006 and 2005 other operating expenses include operational and fraud losses of $11 and $13 respectively. Net operating/fraud losses were zero in 2004.

2005 versus 2004 Comparison

2005 Non-interest expense increased $349, or 8.8%, as compared to 2004. Approximately one half of the increase is reflected in a $177, or 9.7%, increase in salaries and benefits. A senior credit manager and a collections manager were both added and the dealer representative staff was expanded in 2005. The 2005 increase also reflects higher legal expenses in 2004, as compared to 2004. The $29 increase in legal expenses is attributed to a sharp increase in consumer bankruptcies in 2005 and collection costs associated with one commercial borrower. In 2005 expenses related to electronic banking increased to $138, an increase of $41. This 42.3% increase reflects costs associated with expanding to ATM network and higher debit card and internet banking usage.

Income Tax

Income tax expense of $244, $129, and $278 was recognized for 2006, 2005 and 2004 respectively. The effective tax rate for 2006, 2005 and 2004 was 29.4%, 24.6%, and 31.2% respectively. In 2005, tax-exempt income comprised 11% of pretax income, as compared to 4.1% in 2004 and 7.3% in 2006.

Balance Sheet Analysis

Securities

Morgan uses the securities portfolio to manage interest rate risk and to manage its liquidity needs. At December 31, 2006, the portfolio is comprised of 32% U.S. Government Agencies, 43% U.S. agency mortgage-backed securities, and 25% obligations of states and political subdivisions. Other securities, consisting of Federal Home Loan Bank stock and Federal Reserve Bank stock total $700. At December 31, 2006, the securities portfolio has a temporary unrealized loss of $652 representing 2.5% of the total amortized cost of Morgan Bank’s securities. Additional information about the securities portfolio is presented in Note 3 to the Consolidated Financial Statements. Tables 6 and 7 present the maturity distribution of securities and the weighted average yield for each maturity range for the year ended 2006. Portfolio yields for each of the three years ended December 31, 2006 are also presented.

Table 6: Maturity Distribution of Securities at Amortized Cost

	Less Than	From 1 to	From 5 to	After	2006	2005	2004
	1 Year	5 Years	10 Years	10 Years	Total	Total	Total
	(Dollars in thousands)

Securities available for sale:
US Government Agencies	$750	$5,237	$2,040	$—	$8,027	$9,580	$11,693
Mortgage-Backed Securities			981	10,146	11,127	12,459	16,644
State and political subdivisions		796	3,939	1,710	6,445	6,476	4,956
FHLB and Federal Reserve stock				700	700	672	628

Total securities available for sale	$750	$6,033	$6,960	$2,556	$6,299	$29,187	$33,921

Table 7: The Weighted Average Yield for Each Range of Maturities of Securities

	Less Than	From 1 to	From 5 to	After	2006	2005	2004
	1 Year	5 Years	10 Years	10 Years	Total	Total	Total

Securities available for sale:
US Government Agencies	3.50%	3.85%	3.80%		3.62%	3.26%	3.28%
Mortgage Backed Securities			3.71%	4.53%	4.36%	4.19%	4.21%
State and political subdivisions		3.09%	3.28%	3.53%	3.78%	3.93%	3.86%
FHLB and Federal Reserve stock				5.86%	5.86%	5.33%	4.79%

Total securities available for sale	3.50%	3.75%	3.49%	4.47%	4.04%	3.85%	3.84%

Loans

Table 8 and 8(a) present the breakdown of the loan portfolio by primary purpose for the five years ended December 31, 2006. For additional information on the loan portfolio see note 4 to the Consolidated Financial Statements.

Table 8: Loan Portfolio Distribution

	At December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Real estate loans (includes loans secured primarily by real estate only):
Construction and Land Development	$3,246	$1,113	$1,183	$1,568	$2,703
One to four family residential	9,155	9,070	9,543	10,632	8,411
Home Equity Lines of Credit	4,854	5,492	6,603	4,897	3,687
Multi-family residential	219	0	0	0	130
Non-farm, non-residential properties	11,034	8,932	10,062	7,480	9,689
Commercial and industrial loans	12,427	11,098	14,242	15,323	13,086
Auto, single payment and installment	54,549	52,681	42,647	51,983	37,425
Installment, held for sale	1,319	2,679	1,231	—	—
Credit Card, other revolving	20	261	292	354	321
All other loans	257	571	900	1,216	862

Total Loans	97,080	91,898	86,703	93,453	76,314
Allowance for loan loss	(842)	(855)	(907)	(824)	(711)

Total net loans	$96,238	$91,042	$85,796	$92,629	$75,603

Table 8(a): Loan Portfolio Distribution

	At December 31,
	2006	2005	2004	2003	2002

Real estate loans (includes loans secured primarily by real estate only):
Construction and Land Development	3.3%	1.2%	1.4%	1.7%	3.5%
One to four family residential	9.4%	9.9%	11.0%	11.4%	11.0%
Home Equity Lines of Credit	5.0%	6.0%	7.6%	5.2%	4.8%
Multi-family residential	0.2%	—	—	—	0.2%
Non-farm, non-residential properties	11.4%	9.7%	11.6%	8.0%	12.7%
Commercial and industrial loans	12.8%	12.1%	16.4%	16.4%	17.1%
Auto, single payment and installment	56.2%	57.3%	49.2%	55.6%	49.0%
Installment, held for sale	1.4%	2.9%	1.4%	—	—
Credit Card, other revolving	—	0.3%	0.3%	0.4%	0.4%
All other loans	0.3%	0.6%	1.0%	1.3%	1.1%

Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

Table 9 shows the loan balances at each respective year end based on the remaining scheduled maturity or principal re-pricing in the periods indicated. This table does not include loans in non-accrual status.

Table 9: Loan Maturity and Re-pricing Analysis

	December 31,
	2006		2005		2004
	(Dollars in thousands)

Maturing and re-pricing in one year or less	$15,786	16.3%	$15,979	17.5%	$20,606	23.9%
Maturing and re-pricing over one year but within three years	23,029	23.9%	16,393	17.9%	16,258	18.9%
Maturing and re-pricing after three years but within five years	36,881	38.2%	40,369	44.1%	33,443	38.8%
Maturing and re-pricing beyond five years	20,856	21.6%	18,827	20.6%	15,879	18.4%

	$96,552	100.0%	$91,568	100.0%	$86,186	100.0%

Non-accrual loans	528		330		517

Total loans	$97,080		$91,898		$86,703

Risk Elements Regarding Loans

Nonperforming Loans

Nonperforming loans at December 31, 2006 were $528, an increase of $198 from year end 2005. Of this total $82 were commercial, as compared to zero at December 31, 2005. The $82 represents one matured credit secured by business assets. Collection/legal action has commenced. One mortgage loan comprises the $401 nonperforming real estate total. The remaining $45 reflects two installment loans included in consumer bankruptcies for which a bankruptcy plan has not been approved.

Potential Problem Loans

Potential problem loans are substandard and special mention loans other than nonperforming loans. A summary of potential problem and non-accrual loans at December 31 follows:

	2006	2005	2004	2003	2002
	(Dollars in thousands)

Potential Problem Loans	$2,796	$3,517	$5,385	$3,640	$2,421
Non accrual	528	330	517	68	68

Potential problem loans are loans identified on Management’s classified credits list which includes both loans that Management has concerns with the borrowers’ ability to comply with the present repayment terms and loans that management is actively monitoring due to changes in the borrowers financial condition. These loans and their potential loss exposure have been considered in Management’s analysis of the adequacy of the allowance for loan losses. Potential problem credits and non-accrual loans increased steadily from 2002 through 2004. At year end 2004, in an effort to reverse the trend, a Senior Credit Officer with work-out experience was added to staff. While proper and timely credit review will continually identify “watch list” loans, only three credits included on the year end 2004 watch list are included on the list at year end 2006. At December 31, 2006 potential problem loans totaled $2,796, a $721, or 20.5% decrease from one year ago. Of the potential problem loans at December 31, 2006, one credit for $492 was paid off and two others, totaling $282 are expected to be paid off by the end of the first quarter.

Loan Concentrations

Morgan is predominately a consumer lending bank with a portfolio concentration in indirect automobile lending. At December 31, 2006, 89.5%, or $50,039, of the consumer loan portfolio was indirect dealer loans. In total, indirect lending accounts for $57,780, or 60%, of the total loan portfolio. The risk is managed through adherence to strong credit parameters; by developing a geographically diverse dealer network and customer base; and through timely collection efforts. Morgan Bank’s indirect dealer network covers the entire state of Ohio, eastern Indiana and northern Kentucky.

Credit risk is managed by Morgan Bank’s loan policy and loan review functions. Morgan Bank’s loan policy is reviewed and modified on an ongoing basis in order to remain suitable to changing market conditions. An outsourced loan review function is used to provide an independent review, analysis and rating on all “watch list” and other large credits over a certain threshold. To maintain independence, this function reports to the Audit Committee.

Morgan has no foreign loans outstanding and therefore no exposure to cross border lending risk.

Loan Quality

The allowance for loan losses is maintained by Morgan at a level considered by Management to be adequate to cover probable credit losses inherent in the loan portfolio. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in the estimation of management, to maintain the allowance for loan losses at an adequate level. Management determines the adequacy of the allowance based upon past experience, changes in portfolio size and mix, relative quality of the loan portfolio and the rate of loan growth, assessments of current and future economic condition, and information about specific borrower situations, including their financial position and collateral values, and other factors, which are subject to change over time. While Management’s periodic analysis of the allowance for loan losses may dictate portions of the allowance be allocated to specific problem loans, the entire amount is available for any loan charge-offs that may occur. Table 10 presents the charge-off and recovery activity by portfolio for the five years ended December 31, 2006.

Table 10: Analysis of Allowance for Loan Losses

	Year Ended 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance at beginning of year	$855	$907	$824	$711	$489
Charge-offs:
Commercial	(99)	(174)	(64)	(53)	(32)
Real estate mortgage	0	(26)	(14)	0	(14)
Home equity lines of credit	0	0	(48)	0	0
Installment	(408)	(454)	(578)	(215)	(92)
Credit cards	0	(1)	0	(2)	(6)
Other	(4)	0	(1)	0	(3)

Total charge-offs	(511)	(655)	(705)	(270)	(147)
Recoveries
Commercial	32	54	31	69	28
Real estate mortgage	0	0	0	0	0
Home equity lines of credit	0	0	0	0	0
Installment	241	297	340	105	65
Credit cards	0	0	0	0	0
Other	2	0	0	0	0

Total recoveries	275	351	371	174	93

Net charge-offs	(236)	(304)	(334)	(96)	(54)

Provision for loan losses	223	252	417	209	276

Balance at end of year	$842	$855	$907	$824	$711

The allowance for loan loss on December 31, 2006 was $842, or 0.87% of outstanding loans, compared to $855, or 0.96%, at year end 2005. In comparison, the allowance at year end 2004 was $907, or 1.05% of the loan portfolio. The allowance reflects trends in net charge-offs, nonperforming loans and potential problem loans. The decline in the allowance for loan losses in 2006 as compared to 2005 reflects management’s assessment that credit quality has stabilized. By December 31, 2006, total potential problem loans and nonperforming loans have decreased $2,623, or 44.4% from 2004 year end. Total delinquencies and nonperforming loans are 0.70% of total loans while delinquencies in the consumer portfolio are 0.20%.

The provision charged to operating expense was $223, $252, and $417 in 2006, 2005, and 2004 respectively. The increased provision in 2004 was a result of identification of potentially problem credits that for the most part have been resolved or charged off through the provision.

Net charge-offs for 2006 were $236, as compared to $304 for 2005 while net charge-offs as a percentage of average loans outstanding for 2006 was 0.26%, compared to 0.35% for 2005 and 0.38% for 2004. A portion of the increase in 2004 and 2005 charge-offs is attributed to an increase in consumer bankruptcies precipitated by a change in bankruptcy law effective October 2005. During the last five years, Morgan had net charge-offs of $1,024. The consumer installment and commercial portfolios account for 68.2% and 20.12%, respectively of this five year total.

Funding Sources

Table 11 presents the average balances and average yields on Morgan’s funding sources for the three years ending December 31, 2006.

Table 11: Funding Sources

	Average Balances Outstanding			Average Yields
	2006	2005	2004	2006	2005	2004
		(Dollars in thousands)

Non-interest-bearing	$10,347	$8,214	$7,518	—	—	—
Interest-bearing demand	21,454	30,722	43,017	1.65%	1.53%	1.56%
Savings deposits	4,661	9,777	9,068	1.87%	1.91%	1.97%
Money market accounts	30,851	21,584	5,809	3.96%	3.35%	1.51%
Time deposits	40,534	32,933	40,098	4.43%	3.38%	2.88%

Total deposits	107,847	103,230	105,510	3.22%	2.42%	1.98%
Commercial repurchase agreements	346	—	—	3.18%	—	—
Short-term borrowings	4,435	7,080	5,198	5.30%	3.39%	1.75%
FHLB fixed rate advance	3,604	3,962	4,896	4.66%	3.36%	1.82%

Total borrowing	8,385	11,042	10,094	4.94%	3.38%	1.78%

Total funding	$116,232	$114,272	$115,604	3.34%	2.51%	1.97%

Average deposit balances grew 4.4% in 2006 compared to a 2.2% decrease in 2005 and a 4.0% increase in 2004 as compared to 2003. Lower cost deposits, including non-interest-bearing demand, interest-bearing demand and savings, accounted for 31.3% of Morgan’s average funding in 2006. This compares to 42.6% in 2005 and 51.5% in 2004. Higher cost money market balances account for 26.5% of averaged funding in 2006 as compared to 18.9% and 5.0% in 2005 and 2004, respectively. The increased reliance on money market accounts impacted overall funding costs as the yield on these accounts increased 61 basis points in 2006 and 1.84 basis points in 2005. Average time deposits increased $7,601, or 23.1%, as compared to 2005. In 2005, average time deposits decreased $7,165, or 17.8%, from 2004.

Morgan obtains funding through many sources. The primary source of funds continues to be generation of deposit accounts within our primary market. In order to achieve deposit account growth, Morgan offers retail and business customers a full line of deposit products that include checking accounts, interest checking, savings and time deposits. Morgan Bank also offers courier and merchant capture services to commercial customers. Morgan also generates funds through business sweep products. When necessary, Morgan generates wholesale time deposits via the Quickrate deposit program. Table 12 reflects Morgan’s sources of deposits as of December 31, 2006, 2005 and 2004.

Table 12: Deposit Breakdown

	2006	2005	2004
	(Dollars in thousands)

Demand and other noninterest-bearing	$11,973	$10,240	$8,544
Interest checking	20,920	24,032	38,996
Savings	5,334	5,847	14,686
Money market, non public	25,598	26,259	5,645
Money market, public	4,562	6,639	2,670
Consumer time	32,612	21,329	18,729
Wholesale time	7,045	10,495	10,494
Public time	2,326	1,035	4,581

Total deposits	$110,371	$105,876	$104,345

Core deposits	96,438	87,707	86,600
Non core funds	$13,933	$18,169	$17,745

Total Deposits	$110,371	$105,876	$104,345

Total deposits at December 31, 2006 were $110,370, an increase of $4,494, or 4.24% over December 31, 2005. This follows an increase of $1,531, or 1.47% in 2005 as compared to 2004. Although non-interest bearing funding sources have increased, there has been movement away from interest bearing checking accounts to higher yield money market and time deposit accounts. Core deposits, which consists of deposits other than public and wholesale, totaled $96,437, an increase of $8,730, or 9.9%, as compared to 2005. This follows a $1,107 increase in 2005 as compared to 2004. Non-core funding was $13,933 at year end as compared to $18,169 and $17,745 at years ended 2005 and 2004, respectively.

Morgan utilized both short and long-term borrowings to fund asset growth. Borrowings include federal funds purchased, repurchase agreements and Federal Home Loan Bank (“FHLB”) advances. As of December 31, 2006, Morgan had $2,300 in short-term borrowings, a decrease of $100, or 4.2% from December 31, 2005. Short-term advances as December 31, 2005 were unchanged from December 13, 2004. FHLB advances totaled $4,200 at year end 2006, a decrease of $1,200, or 4.0% from year end 2005. FHLB advances at December 31, 2005 were $3,000, or 50.0% lower than year-end 2004.

Liquidity

The liquidity of Morgan Bank reflects its ability to meet loan demand, the possible outflow of deposits and its ability to take advantage of market opportunities made possible by potential rate environments. Assuring adequate liquidity is achieved by managing the cash flow characteristics of the assets Morgan Bank originates and the availability of alternative funding sources. In addition to maintaining a stable source of core deposits, Morgan Bank manages adequate liquidity by assuring continual cash flow in the securities portfolio. Assuming a stable rate environment, at December 31, 2006, Morgan expects the securities portfolio to generate principal and interest cash flow of $4,734 in 2007, $7,261 in 2008 and $4,544 in 2009.

Morgan Bank maintains borrowing capacity at the Federal Home Loan Bank of Cincinnati, as well as repurchase agreements and federal funds lines of credit. The FHLB and repurchase agreements are secured. Table 13 highlights the liquidity position of Morgan Bank including total borrowing capacity and current unused capacity for each borrowing arrangement as of December 31, 2006.

Table 13: Liquidity

	Borrowing	Unused
	Capacity	Capacity
	(Dollars in thousands)

FHLB Cincinnati	$11,702	$7,502
National City Repurchase Agreement	2,400	1,000
National City Fed Funds Line	1,200	1,200
Great Lakes Bankers Bank Fed Funds Line	875	875

	$16,177	$10,577

Morgan Bancorp, Inc. is the financial holding company of Morgan Bank and has no operations. Morgan Bancorp, Inc.’s only ongoing need for liquidity is the payment of the shareholder dividend if declared. Morgan Bancorp, Inc.’s main source of operating liquidity is the dividend that it receives from Morgan Bank. Dividends from Morgan Bank are restricted by regulation. Morgan Bancorp, Inc. had no line of credit agreements in place as of December 31, 2006.

Capital Resources

Shareholders’ equity at year end 2006 totaled $10,229, compared to $9,619 and $9,572 at year end 2005 and 2004 respectively. The $610 increase in 2006 resulted from net income of $582, dividends of $94 plus a change of $100 in comprehensive income, and an increase in common stock and additional paid in capital of $22. The comprehensive income change was due to the change in the fair value of securities classified as available for sale.

DESCRIPTION OF LNB CAPITAL SHARES

The following is a summary of the material terms of the LNB capital shares. If you would like to review copies of the LNB articles of incorporation and code of regulations, these documents are on file with the Securities and Exchange Commission. For further information on the rights of holders of LNB common shares, see “Comparison of Certain Rights of Shareholders” on pages 74 through 82, below.

Common Shares.  LNB has authorized 16,000,000 shares consisting of 15,000,000 common shares and 1,000,000 voting preferred shares. The common shares have a par value of $1.00 per share. Of the 15,000,000 common shares, 6,443,673 common shares were issued and outstanding as of March 15, 2007, and 328,194 common shares were held in treasury as of that date. The holders of the common shares are entitled to such dividends as the directors may in its discretion periodically declare, subject to the dividend rights of the holders of the voting preferred shares. The holders of LNB common shares have one vote per share on each matter on which shareholders are entitled to vote. Directorships are divided into three classes. Each director class shall consist of approximately an equal number of directors. At each annual election of directors by the shareholders, the directors so elected shall be elected for three-year terms. Upon liquidation or dissolution of LNB, the holders of LNB common shares are entitled to share ratably in the assets that remain after the payment of all debts and necessary expenses to creditors and subject to the rights of holders of the voting preferred shares then outstanding. Holders of LNB common shares have no preemptive rights or cumulative voting rights.

The LNB Board determines whether to declare dividends and the amount of any dividends declared to the common shares. Such determinations by the LNB Board take into account LNB’s financial condition, results of operations and other relevant factors. While management expects to maintain its policy of paying periodic dividends, no assurances can be given that any dividends will be declared for LNB’s common shares, or, if declared, what the amount of such dividends will be. See “The Merger — Dividends” on page 42.

Serial Preferred Shares.  LNB’s 1,000,000 voting preferred shares have no par value. Of the 1,000,000 authorized voting preferred shares, no shares are currently outstanding. From the authorized number of voting preferred shares of LNB a series of voting preferred shares exists and is designated as Series A voting preferred shares, consisting of 750,000 shares, without par value, none of which are currently outstanding. Each Series A voting preferred share is entitled to 100 votes on all matters submitted to a vote of the shareholders of LNB. The holders of Series A voting preferred shares are entitled to quarterly dividends payable in cash. The Series A voting preferred shares may be issued in fractional amounts of 1/100s of a share, and such fractional shares shall have all of the rights of a full Series A voting preferred share multiplied by the fractional amount of such share. For example, a 3/100 fractional share shall be entitled to $0.03 of a dividend of $1.00 and shall be entitled to three votes on any matter submitted to a vote of the shareholders, including the election of directors. The holders of LNB Series A voting preferred shares have preference over the holders of LNB common shares in the event of a liquidation or dissolution and have other rights that are superior to or in addition to the rights of holders of LNB common shares. The holders of LNB Series A voting preferred shares have rights that are inferior to all other series of LNB’s voting preferred shares as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the company’s affairs. Holders of LNB Series A voting preferred shares and other voting preferred shares have no preemptive rights or cumulative voting rights.

In general, holders of LNB Series A voting preferred shares are entitled to a quarterly dividend in the amount per share equal to the greater of (i) $1.00, or (ii) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in common share or other subdivision of the outstanding common shares, by reclassification or otherwise, declared on the common shares) since the immediately preceding quarterly dividend payment date.

Transfer Agent and Registrar

The Registrar and Transfer Company, Cranford, New Jersey, is the transfer agent and registrar for LNB common shares and will be the exchange agent for the merger.

COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS

Introduction

On the effective date of the merger, each Morgan common share, other than treasury shares, will be converted into either (i) LNB common shares at a rate of 3.162 LNB common shares for each Morgan common share owned; (ii) cash at a rate of $52.00 for each Morgan common share owned; or (iii) a combination of LNB common shares and cash, subject to an election and allocation mechanism described in this document. As a consequence of the merger and the application of Ohio law, shareholders of Morgan will, except in the instance where only cash is received in the merger, become shareholders of LNB, and the LNB articles of incorporation and the code of regulations will govern the rights of these new LNB shareholders. Morgan, like LNB, is an Ohio corporation, and therefore, the rights of shareholders of Morgan also are governed by Ohio law. The following is a summary of certain similarities and material differences between the rights of LNB shareholders and Morgan shareholders.

These differences arise from differences between various provisions of the LNB amended and restated articles of incorporation and amended code of regulations and the Morgan amended and restated articles of incorporation and code of regulations. Although it is impractical to compare all of the aspects in which the companies’ charter documents differ with respect to shareholders’ rights, the following discussion summarizes the material significant differences between them and is qualified in its entirety by reference to the relevant provisions of Ohio law and the existing articles of incorporation, code of regulations and bylaws of each of LNB and Morgan.

Authorized Shares

LNB.  The LNB articles of incorporation provide for 16,000,000 LNB common shares, of which 15,000,000 are common shares with a par value of $1.00 per share, and 1,000,000 are voting preferred shares, without par value. From the authorized LNB voting preferred shares, a series of voting preferred shares entitled Series A voting preferred shares exists and includes 750,000 shares, without par value. The holders of LNB common shares have rights that are subordinate to the rights of the holders of voting preferred shares in regards to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of LNB’s affairs. Furthermore, the holders of Series A voting preferred shares have rights that are subordinate to the rights of the holders of all other series of voting preferred shares in regards to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of LNB’s affairs.

Morgan.  The Morgan articles of incorporation provide for 600,000 authorized common shares, without par value.

Business Combinations

Under Ohio law, to effectuate a merger, the directors and the shareholders of a domestic corporation that is not surviving the merger must adopt the merger agreement. For shareholder adoption, at least two-thirds of the shares entitled to vote must vote in favor of the merger agreement, unless the corporation’s articles of incorporation provide otherwise; however, a corporation’s articles may not provide for approval by less than a majority of the shares entitled to vote. In addition, if the articles of incorporation require adoption by a particular class of shareholders, those shareholders must also adopt the merger agreement as specified in the articles.

Under Ohio law, the directors and shareholders of a domestic corporation that is surviving the merger must also adopt the merger agreement if:

•	the articles or code of regulations of the surviving corporation require adoption of the merger agreement by shareholders;

•	the merger agreement conflicts with or changes the articles of incorporation or code of regulations of the surviving corporation;

•	the merger agreement authorizes any action that would otherwise require adoption by shareholders;

•	the merger involves the issuance or transfer of shares by the surviving corporation to the shareholders of the acquired corporation, and as a result of the transfer and immediately after consummation of the merger, the transferred shares would entitle these new shareholders to exercise at least one-sixth or more of the voting power of the surviving corporation in the election of directors; or

•	the merger agreement changes the directors of the surviving corporation in such a manner that shareholder approval is required.

LNB.  This merger involves the exchange of LNB common shares for Morgan common shares. However, Morgan shareholders who become LNB shareholders will not be able to exercise more than one-sixth of the voting power in the election of LNB directors, and none of the other conditions listed above apply. Consequently, the approval of LNB’s shareholders of the merger agreement between LNB and Morgan is not required.

Morgan.  Morgan’s code of regulations provides that the holders of Morgan common shares are entitled to one vote per share. Neither Morgan’s articles of incorporation nor its code of regulations provides for additional requirements regarding business combinations other than what is set forth under Ohio law.

The merger and the merger agreement with LNB have been unanimously approved and recommended by the directors of Morgan. Therefore, adoption of the merger agreement and approval of the merger requires the affirmative vote of two-thirds of the holders of the issued and outstanding Morgan common shares entitled to vote at the Morgan special meeting.

Number of Directors

Under Ohio law, a corporation’s articles of incorporation or code of regulations determines the number of directors, but, in most circumstances, the number may not be less than three. Unless the corporation has less than three shareholders and the articles of incorporation and code of regulations are silent, the number of directors is three. Unless the articles of incorporation or code of regulations provides otherwise, the shareholders may fix or change the number of directors at a shareholder meeting for the election of directors by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

LNB.  The LNB code of regulations has fixed the number of directors at 15. The number of directors on the board may be periodically changed by the board in its sole discretion upon the affirmative vote of two-thirds of the continuing directors or a majority vote of all directors, with the required vote depending on whether an interested shareholder, as defined in the code of regulations, exists.

Morgan.  The Morgan code of regulations provides that the number of directors constituting the board shall not be less than five or more than twenty five. Morgan has established the current number of directors at eight.

Classification of the Board of Directors

Under Ohio law, a corporation’s articles of incorporation or code of regulations may provide for the classification of directors into either two or three classes so long as (a) each class consists of at least three directors and (b) no director serves a term of office greater than three years.

LNB.  The LNB code of regulations classifies the Board of Directors into three classes with approximately one-third of the directors elected each year. Consequently, for shareholders to change a majority of the directors on the board generally would require two annual meetings.

Morgan.  The Morgan articles of incorporation and the code of regulations do not classify the board of directors into classes. Directors serve one year terms.

Nomination of Directors

LNB.  Nominations for election to the board of directors may be made by the board (by a majority vote thereof) or any shareholder. Nominations (other than those made by the board) shall be made in writing and shall be delivered or mailed to the president or the secretary not less than fourteen (14) days nor more than fifty (50) days prior to any shareholder meeting called for the election of directors. Such notification shall contain the following information: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) if known, the total number of shares that will be noted for each proposed nominee; (iv) the name and residence address of the notifying shareholder(s); and (v) the number of shares owned by the notifying shareholder(s).

Morgan.  The Morgan code of regulations provides that nominations of persons for election to the board of directors may be made by or at the direction of the board of directors or by any shareholder entitled to vote for the election of directors at a meeting of the shareholders of Morgan. A shareholder nomination must be made by giving the secretary of Morgan timely notice of such nomination to be received at the principal office of Morgan not less than 25 days prior to the meeting, provided, however, that if less than 35 days’ notice of a meeting is given to shareholders, such nominations shall be mailed or delivered to the secretary of Morgan not later than the close of business on the seventh business day following the day on which the notice was mailed. Such notification shall contain the following information about the nominee: (i) the nominee’s name, age, business address and residence address; (ii) the nominee’s principal occupation or employment; (iii) the class and number of shares of capital stock of Morgan which are beneficially owned by the nominee. The notification shall also include information about the nominating shareholder, including the following: (i) the name and record address of the nominating shareholder; and (ii) the class and number of shares of capital stock of Morgan which are beneficially owned by the nominating shareholder.

Cumulative Voting

Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Absent such an amendment to the articles of incorporation, if a shareholder makes a proper request and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes.

LNB.  LNB’s articles of incorporation have been amended and specifically state that shareholders shall not have the right to vote cumulatively in the election of directors.

Morgan.  Morgan’s articles of incorporation have not been amended to exclude cumulative voting and thus the holders of the voting shares may cumulate their votes in the election of directors.

Vacancies on the Board

Under Ohio law, unless a corporation’s articles of incorporation or code of regulations provide otherwise, the remaining directors of a corporation may fill any vacancy in the board by the affirmative vote of a majority of the remaining directors. Directors elected to fill a vacancy serve the balance of the unexpired term.

LNB.  LNB’s code of regulations follow Ohio law in that board vacancies are filled by the affirmative vote of a majority of the remaining directors.

Morgan.  Morgan’s code of regulations follow Ohio law in that board vacancies are filled by the affirmative vote of a majority of the remaining directors.

Removal of Directors

Under Ohio law, shareholders have cumulative voting rights unless the corporation’s articles of incorporation have been amended in accordance with law. Therefore, shareholders of an issuing public corporation may remove, with cause, all the directors, all the directors of a particular class, or any individual director by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against the director’s removal which, if cumulatively voted at an election of all the directors or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

LNB.  LNB’s articles of incorporation have been amended and do not allow cumulative voting.

Morgan.  Morgan’s articles of incorporation have not been amended, and thus, cumulative voting is permitted. Morgan’s code of regulations provides that no director may be removed except upon the affirmative vote of the holders of not less than a majority of the issued and outstanding shares qualified to vote at a meeting for the election of directors; provided, however, that if Morgan shall be subject to the right of shareholders to cumulate shares for voting in the election of directors, a director may not be removed if the number of shares voted against his removal would be sufficient, if voted cumulatively, to elect such director at a meeting called for such purpose. Furthermore, a director of Morgan may be removed upon action of the board of directors for the reasons provided under Ohio law.

Special Meetings of Shareholders

Under Ohio law, any of the following persons may call a special meeting of shareholders: the chairperson of the board, the president, or, in case of the president’s absence, death, or disability, the vice-president authorized to exercise the authority of the president; the directors by action at a meeting, or a majority of the directors acting without a meeting; persons who hold 25% of all shares outstanding and entitled to vote at the meeting, unless the articles, the regulations adopted by the shareholders, or the code of regulations specify for that purpose a smaller or larger proportion but not in excess of 50%; or such other officers or persons as the articles or the regulations authorize to call the meetings.

LNB.  According to LNB’s code of regulations, the following individuals, or groups of individuals, may call a special meeting of shareholders: the registered holders of at least 25% of LNB’s shares; the chairman of the board; the vice-chairman of the board; the chief executive officer; the chief operating officer; or by the board by action at any board meeting or by a majority of the directors acting without a board meeting. In order to properly call a special meeting of shareholders, a written request must be delivered in person or by registered United States mail to the president or the secretary of LNB.

Morgan.  According to Morgan’s code of regulations, the following individuals, or groups of individuals, may call a special meeting of shareholders: the chairman of the board of directors; the president; a majority of the board of directors acting with or without a meeting; or by shareholders owning, in the aggregate, not less than 10% of the stock of Morgan. In order to properly call a special meeting, unless notice is waived, notice of the special meeting shall be served upon or mailed to each shareholder of record (i) as of the date next preceding the day on which notice is given or (ii) if a record date is duly fixed, as of said record date. Such notice shall state the day, hour, place and purpose(s) of the special meeting. If the notice of the special meeting is mailed, it must be postage prepaid, and sent at least ten (10) days prior to the date of such special meeting and directed to each shareholder at his or her address as the name appears upon the records of Morgan.

Corporate Action Without a Shareholder Meeting

Under Ohio law, unless a corporation’s articles of incorporation or code of regulations prohibits action by shareholders without a meeting, shareholders may act without a meeting on any action required or permitted to be taken at a shareholder meeting, provided that all shareholders entitled to notice of the meeting sign a writing authorizing the action, and the shareholders file this writing with the corporation.

LNB.  LNB’s code of regulations provides that shareholders may properly and officially act without a meeting through a written document or documents signed by the registered holders of all shares as of the record date for such action and such document(s) are filed with or entered upon the records of LNB.

Morgan.  Morgan’s code of regulations provides that any action which may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting by a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting of the shareholders held for such purpose and such writing(s) is(are) filed with or entered upon the records of Morgan.

Amendments to Articles of Incorporation

Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless the corporation’s articles of incorporation provide for a greater or lesser vote; however, the articles of incorporation must require the vote of at least a majority of shares entitled to vote.

LNB.  LNB’s articles of incorporation may be amended by the affirmative vote of two-thirds of the shares entitled to vote on the proposed amendment. However, with respect to LNB’s Series A voting preferred shares, any amendment that would materially and adversely alter or change the powers, preference or special rights of the Series A voting preferred shares is not valid without the affirmative vote of the holders of at least a majority of the outstanding Series A voting preferred shares, voting together as a single series.

Morgan.  Morgan’s articles of incorporation, as amended and restated, state that the articles may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Morgan.

Amendments to Code of Regulations

Under Ohio law, shareholders may amend or adopt regulations consistent with Ohio law and the corporation’s articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholder meeting. For shareholders to amend the code of regulations without a meeting requires the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal. Ohio law provides that a corporation’s articles of incorporation or code of regulations may increase or decrease the required shareholder vote, but may not allow approval by less than a majority of the voting power.

LNB.  LNB’s code of regulations provides that such code may be amended by the affirmative vote of the registered holders of a majority of the shares represented in person or by proxy at a shareholder meeting or without a shareholder meeting, by the written consent of the registered holders of a majority of the shares. With respect to LNB’s code of regulations, articles III and IV, regarding board of director meetings and board of directors, amendments to such article require the affirmative vote of the shareholders of 75% of the shares. However, if the corporation does not have an interested shareholder and the proposed amendment to article III is first approved by a majority vote of the whole board, or the corporation has an interested shareholder and the proposed amendment is first approved by a two-thirds majority of the continuing directors, then amendments to articles III and IV of the code of regulations may be amended through the procedures discussed in article X of the code of regulations.

Morgan.  Morgan’s code of regulations, article X, states that such code may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting by the written consent of the holders of record of shares entitling them to exercise two-thirds of the voting power on such proposal.

Preemptive Rights

Under Ohio law, shareholders of a corporation do not have a preemptive right to acquire the corporation’s shares except to the extent the articles so provide. If shareholders are entitled to preemptive rights, a corporation offering its shares for cash must provide those shareholders with the opportunity to purchase the offered shares in proportion to their current holdings at a fixed price before the corporation may offer the shares for sale to the public.

LNB.  LNB’s articles of incorporation states that no shareholder of any class shall have any preemptive right to subscribe for or purchase any shares of any class whether now or hereafter authorized.

Morgan.  Morgan’s articles of incorporation is silent as to preemptive rights, and thus the shareholders of Morgan do not have any preemptive rights.

Dividends

Under Ohio law, directors may declare dividends on outstanding shares of the corporation. The dividends may be paid in cash, property or shares of the corporation so long as the dividends do not exceed the combination of the surplus of the corporation and the difference between:

•	the reduction in surplus that results from the immediate recognition of the transition obligations under Statement of Financial Accounting Standards no. 106 (SFAS No. 106), issued by the Financial Accounting Standards Board; and

•	the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend if the corporation had elected to amortize its recognition of the transition obligation under SFAS No. 106.

Ohio law places other restrictions on the payment of dividends, including the following:

•	dividends may not be paid to shareholders of any class in violation of the rights of shareholders of any other class;

•	dividends may not be paid when the corporation is insolvent or when reasonable grounds exist to believe that payment of the dividend would result in insolvency; and

•	if any portion of a dividend is paid out of capital surplus, the corporation must notify each shareholder receiving the dividend of the kind of surplus out of which the dividend is being paid.

LNB.  LNB’s articles of incorporation state that holders of common shares are entitled to such dividends as the board of directors may in its discretion periodically declare, subject, however, to the voting and dividend rights of the holders of the voting preferred shares. Whenever quarterly dividends or other dividends or distributions payable on the Series A voting preferred shares are in arrears, LNB is not permitted to declare or make any other distributions on shares ranking junior or on a parity to the Series A voting preferred shares, except for dividends payable or in arrears to holders of shares on a parity with Series A voting preferred shares in proportion to the total amounts to which the holders of all such parity shares are then entitled.

Morgan.  Holders of the Morgan common shares are entitled to such dividends as the Morgan board of directors may, in its discretion, periodically declare. In declaring dividends, the board of directors considers factors including Morgan’s financial condition, results of operations and other relevant factors.

Indemnification of Directors, Officers and Employees

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Section 1701.13(E) of the ORC sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.

Ohio law generally permits a corporation to indemnify a director, officer, employee or agent who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a suit by or in the right of the corporation, however, a corporation may not indemnify a director, officer, employee or agent in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct unless and to the extent that an appropriate court determines that the person is fairly and reasonably entitled to indemnity. In all of the above instances, however, indemnification is required against expenses actually and reasonably incurred to the extent that such person succeeds on the merits or otherwise.

Under Section 1701.59(D) of the ORC, a director generally is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is no comparable provision, however, limiting the liability of officers, employees or agents of a corporation. Section 1701.13(E) of the ORC provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director provided that the director agrees to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

The indemnification authorized by statute is not exclusive of, and is in addition to, any rights to indemnity to which a given person is entitled, including rights under an Ohio corporation’s articles of incorporation, code of regulations and other agreements. Additionally, Ohio corporations may procure insurance or similar protection on behalf of directors, officers, employees or agents of the corporation whether or not the corporation would have the power to indemnify them under Section 1701.13 of the ORC.

LNB.  Article VI of LNB’s amended code of regulations provides for indemnification of shareholders, directors, officers, employees and agents of LNB for third-party claims and for claims by or in the right of the corporation to the fullest extent authorized or permitted by law. Article VI also provides that, to the fullest extent authorized or permitted by law, an indemnified individual will generally be liable to LNB or to any other person for actions or omissions in any capacity at the request of or on behalf of LNB only if those actions or omissions amount to willful misconduct.

The employment agreements entered into by LNB with certain of its executives generally provide that the executive will be indemnified to the fullest extent permitted by Ohio law. Additionally, LNB maintains a directors’ and officers’ insurance policy which insures the directors and officers of LNB from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of LNB, subject to certain exceptions.

The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Ohio law, as well as by LNB’s articles of incorporation and code of regulations and applicable agreements between LNB and its directors and officers.

Morgan.  According to Morgan’s articles of incorporation, Morgan indemnifies its present and past directors, officers, employees, agents and such other persons as it shall have to powers to indemnify, to the full extent as permitted under Ohio law. In addition, Morgan indemnifies past and present directors from personal liability for monetary damages resulting from a breach of such director’s fiduciary duty(ies) subject to limitations as described under the following section “Limitation of Personal Liability of Directors.”

Limitation of Personal Liability of Directors

Under Ohio law, a director of an Ohio corporation shall not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law, a director is liable in damages for any action or failure to act as a director only if it is proven by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation’s articles of incorporation or code of regulations/bylaws make this provision inapplicable by specific reference.

LNB.  Under LNB’s code of regulations, and subject to applicable law, no indemnified individual (including directors) shall be liable to LNB or to any other person and no claim shall be maintained against any indemnified individual by LNB because of any action or omission at the request of or on behalf of LNB, except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. The code of regulations further states that, to the fullest extent authorized or permitted by law, no indemnified individual shall be responsible for or be required to contribute to the payment of any liabilities incurred by LNB or by any other indemnified individual because of the actions or omissions of any indemnified individual serving in any capacity at the request of or on behalf of LNB, except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.

Morgan.  Morgan indemnifies its present and past directors for personal liability for monetary damages resulting from breach of their fiduciary duty as directors. However, no indemnification for personal liability shall be provided for: (i) any breach of a director’s duty of loyalty to Morgan or its shareholder; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; or (iv) any transaction from which the director derived an improper personal benefit.

Anti-takeover Protection

Control Share Acquisition Provisions

A control share acquisition is the acquisition, directly or indirectly, by a person of shares that, when added to the voting power the person already has, would entitle the person to cast, for the first time, a percentage of votes within particular ranges as defined by statute.

Ohio law contains control share acquisition provisions that apply to a corporation unless the corporation’s articles of incorporation or code of regulations state that the control share acquisition provision does not apply. The Ohio control share acquisition provision prohibits a control share acquisition unless the shareholders of the corporation approve the acquisition by vote of a majority of shares represented at the meeting and of a majority of disinterested shares represented at the meeting.

Neither the articles of incorporation nor code of regulations of LNB or Morgan state that the Ohio control share acquisition law does not apply.

Transactions Involving Interested Shareholders

Under Ohio law, an issuing public corporation is prohibited from entering into a “Chapter 1704 transaction,” defined below, with the direct or indirect beneficial owner of 10% or more of the corporation’s shares for at least three years after the shareholder attains 10% ownership unless, before the shareholder attains 10% ownership, the board of directors approves either the Chapter 1704 transaction or the purchase of shares resulting in 10% ownership.

A Chapter 1704 transaction is broadly defined to include, among other things:

•	a merger or consolidation involving the corporation and the 10% shareholder;

•	a sale or purchase of substantial assets between the corporation and the 10% shareholder;

•	a reclassification, recapitalization or other transaction proposed by the 10% shareholder that results in an increase in the proportion of shares beneficially owned by the 10% shareholder; and

•	the receipt by the 10% shareholder of a loan, guarantee, other financial assistance or tax benefit not received proportionately by all shareholders.

Ohio law restricts these types of transactions between a corporation and a 10% shareholder even after the three-year period. At that time, such a transaction may proceed only if:

•	the board of directors had approved the purchase of shares that gave the shareholder his 10% ownership;

•	the transaction is approved by the holders of shares of the corporation with at least two-thirds of the voting power of the corporation, or such other percent as the articles of incorporation specify, and at least a majority of the disinterested shares; or

•	the transaction results in shareholders other than the 10% shareholder receiving a prescribed fair price plus interest for their shares.

As a result of the Morgan board of director’s prior approval of the merger agreement, Chapter 1704 does not apply to the merger.

Anti-Greenmail Provisions

Under Ohio law, subject to some exceptions, a corporation may recover any profit realized from the disposition of equity securities by a person who, within 18 months before disposition, made a proposal or publicly disclosed the intention or possibility of making a proposal to acquire control of the corporation. Ohio law allows a corporation to opt out of this provision by specifically stating in its articles of incorporation or code of regulations that this provision does not apply. Neither LNB nor Morgan have opted out of the Ohio anti-greenmail provisions in either their articles of incorporation or code of regulations.

Shareholder Rights Plans

LNB.  The LNB board of directors has adopted a shareholder rights plan. The shareholder rights plan was adopted to give LNB’s board of directors increased power to negotiate in LNB’s best interests and to discourage appropriation of control of LNB at a price that is unfair to its shareholders. It is not intended to prevent fair offers for acquisition of control determined by LNB’s board of directors to be in the best interests of LNB and its stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of LNB’s board of directors through a proxy contest, or to relieve LNB’s board of directors of its fiduciary duty to consider any proposal for LNB’s acquisition made in good faith.

The shareholder rights plan involves the distribution of one “right” as a dividend on each outstanding share of our common stock to all holders of record on November 6, 2000, and an ongoing distribution of one right with respect to each common share issued subsequently. Each right entitles the holder to purchase one-tenth of a share of common stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of LNB’s common stock. The exercise of these rights becomes economically attractive upon the triggering of certain “flip-in” or “flip-over” rights which work in conjunction with the shareholder rights plan’s basic provisions. The flip-in rights will permit their holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquiror’s voting and economic interests in LNB. The flip-over element of the shareholder rights plan involves some mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. LNB’s board of directors retains the right, at all times prior to acquisition of 10% or more of its common shares by an acquiror, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect.

Morgan.  Morgan does not have a shareholder rights plan that would discourage or make this merger, or any tender offers or similar transaction, more difficult than such a transaction would be under Ohio law.

EXPERTS

The consolidated financial statements of LNB and its subsidiaries as of December 31, 2006 and for the year ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from LNB’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of LNB and subsidiaries as of December 31, 2005, and for the two years then ended December 31, 2005 incorporated in this document by reference from LNB’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by KPMG, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

S.R. Snodgrass A.C. has audited the consolidated financial statements of Morgan as of the fiscal years ended December 31, 2006, 2005 and 2004. Such financial statements have been included with this registration statement.

LEGAL MATTERS

The validity of the LNB common shares to be issued in connection with the merger will be passed upon for LNB by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Certain tax matters in connection with the merger will be passed upon for Morgan by Roetzel and Andress, LPA, Akron, Ohio.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF MORGAN BANCORP, INC.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Morgan Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Morgan Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Morgan Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
March 23, 2007

MORGAN BANCORP, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2006	2005

ASSETS
Cash and due from banks	$3,274,210	3,261,498
Federal funds sold	352,000	—
Interest-bearing deposits with other institutions	100,000	—

Cash and cash equivalents	3,726,210	3,261,498
Investment securities available for sale	24,946,965	27,711,133
Loans held for sale	1,319,334	2,679,486
Loans	95,760,937	89,217,782
Less allowance for loan losses	841,925	854,698

Net loans	94,919,012	88,363,084
Premises and equipment	834,212	3,361,752
Accrued interest receivable	530,130	489,527
Other assets	1,264,081	1,402,844

TOTAL ASSETS	$127,539,944	$127,269,324

LIABILITIES
Deposits:
Non-interest-bearing demand	$12,116,965	$10,284,189
Interest-bearing demand	20,776,939	23,991,148
Savings	5,339,069	5,849,448
Money market	30,159,602	32,899,342
Time	41,978,175	32,851,714

Total deposits	110,370,750	105,875,841
Short-term borrowings	2,352,377	5,448,285
Other borrowings	4,200,000	5,950,000
Accrued interest and other liabilities	387,582	376,061

TOTAL LIABILITIES	117,310,709	117,650,187

STOCKHOLDERS’ EQUITY
Common stock, no par value; 600,000 shares authorized, 466,302 and 465,230 shares issued and outstanding	6,852,715	6,830,550
Retained earnings	3,806,796	3,319,255
Accumulated other comprehensive loss	(430,276)	(530,668)

TOTAL STOCKHOLDERS’ EQUITY	10,229,235	9,619,137

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,539,944	$127,269,324

See accompanying notes to the consolidated financial statements.

MORGAN BANCORP, INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2006	2005

INTEREST INCOME
Loans, including fees	$5,761,220	$4,905,252
Federal funds sold	1,811	865
Investment securities:
Taxable	861,929	965,435
Exempt from federal income tax	214,392	208,086

Total interest income	6,839,352	6,079,638

INTEREST EXPENSE
Deposits	3,455,518	2,491,370
Short-term borrowings	245,610	219,872
Other borrowings	168,315	152,365

Total interest expense	3,869,443	2,863,607

NET INTEREST INCOME	2,969,909	3,216,031
Provision for loan losses	223,000	252,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,746,909	2,964,031

OTHER INCOME
Service fees on deposit accounts	132,812	139,087
Investment securities losses, net	(720)	(3,755)
Gain on sale of premises	511,165	—
Rental income, net	289,199	285,154
Net gains on loans held for sale	403,844	447,752
Other	350,089	347,489

Total other income	1,686,389	1,215,727

OTHER EXPENSE
Salaries and employee benefits	1,466,349	1,400,345
Occupancy and equipment	531,993	564,204
Data processing	462,639	398,013
Legal and professional services	256,675	344,540
Advertising	44,309	85,248
Franchise tax	130,050	122,448
Other	715,910	737,146

Total other expense	3,607,925	3,651,944

Income before income taxes	825,373	527,814
Income taxes	243,547	129,404

NET INCOME	$581,826	$398,410

EARNINGS PER SHARE
Basic	$1.25	$0.86
Diluted	1.21	0.83

See accompanying notes to the consolidated financial statements.

MORGAN BANCORP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Other	Total
	Common	Retained	Comprehensive	Stockholders’	Comprehensive
	Stock	Earnings	Income (Loss)	Equity	Income (Loss)

Balance, December 31, 2004	$6,776,771	$3,070,803	$(275,676)	$9,571,898
Net income		398,410		398,410	$398,410
Other comprehensive loss:
Unrealized loss on available-for-sale securities, net of reclassification adjustment, net of tax benefit of $131,360			(254,992)	(254,992)	(254,992)

Comprehensive income					$143,418

Dividends declared ($.3225 per share)		(149,958)		(149,958)
Stock awards	30,779			30,779
Exercise of stock options	23,000			23,000

Balance, December 31, 2005	6,830,550	3,319,255	(530,668)	9,619,137

Net income		581,826		581,826	$581,826
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of classification adjustment, net of taxes of $51,717			100,392	100,392	100,392

Comprehensive income					$682,218

Dividends declared ($.2025 per share)		(94,285)		(94,285)
Stock awards	22,165			22,165

Balance, December 31, 2006	$6,852,715	$3,806,796	$(430,276)	$10,229,235

	2006	2005

Components of accumulated other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale	$99,917	$(257,470)
Realized losses included in net income, net of tax benefit of $245 and $1,277	475	2,478

Total	$100,392	$(254,992)

See accompanying notes to the consolidated financial statements.

MORGAN BANCORP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005

OPERATING ACTIVITIES
Net income	$581,826	$398,410
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for loan losses	223,000	252,000
Depreciation and amortization	825,286	467,419
Investment securities losses, net	720	3,755
Origination of loans held for sale	(63,314,764)	(55,654,710)
Proceeds from sale of loans	65,078,760	54,653,549
Net gain on loans held for sale	(403,844)	(447,752)
Gain on sale of premises	(511,165)	—
Deferred income taxes	(108,086)	(72,280)
Increase in accrued interest receivable	(40,603)	(14,769)
Increase in accrued interest payable	71,658	25,853
Other, net	184,861	(66,594)

Net cash provided by (used for) operating activities	2,587,649	(455,119)

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from principal repayments and maturities	1,988,711	4,089,335
Proceeds from sales	1,499,280	2,018,382
Purchases	(703,353)	(1,548,906)
Purchase of regulatory stock	(28,150)	(54,850)
Redemption of regulatory stock	—	11,100
Net increase in loans	(7,357,974)	(4,105,616)
Purchase of premises and equipment	(3,878)	(90,880)
Proceeds from the sale of premises	2,856,368	—
Proceeds from the sale of other real estate owned	91,081	—

Net cash provided by (used for) investing activities	(1,657,915)	318,565

FINANCING ACTIVITIES
Net increase in deposits	4,494,909	1,532,942
Net decrease in short-term borrowings	(3,095,908)	(2,992,336)
Proceeds from other borrowings	1,000,000	4,700,000
Repayment of other borrowings	(2,750,000)	(2,750,000)
Cash dividends paid	(114,023)	(147,378)
Proceeds from exercise of stock options	—	23,000

Net cash provided by (used for) financing activities	(465,022)	366,228

Increase in cash and cash equivalents	464,712	229,674
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,261,498	3,031,824

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,726,210	$3,261,498

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Cash payments for interest	$3,797,785	$2,837,754
Income tax payments	115,000	190,000

See accompanying notes to the consolidated financial statements.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Morgan Bancorp, Inc. (the “Company”) is an Ohio company organized as the holding company of Morgan Bank, N.A. (the “Bank”). The Bank is a national association incorporated in Ohio. Principal sources of revenues of the Company and the Bank emanate from residential real estate, commercial, industrial, and consumer loan financing, an investment security portfolio, consumer loan sales, and a variety of deposit account services from its offices in Hudson, Ohio. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The consolidated financial statements of the Company include its wholly owned subsidiary, the Bank. All inter-company items have been eliminated in preparing the consolidated financial statements. The investment in subsidiary on the parent company financial statements is carried at the parent company’s equity in the underlying net assets of the Bank.

The accounting principles followed by the Company and the methods of applying these principles conform to U.S. generally accepted accounting principles and to general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

Currently, the Company’s investment securities portfolio is classified as available for sale. The portfolio serves principally as a source of liquidity and is carried at fair value with unrealized holding gains and losses for available-for-sale securities reported as a separate component of stockholders’ equity, net of tax, until realized. Debt securities acquired with the intent to hold to maturity would be classified as held to maturity and carried at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Realized security gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Reserve Bank and Federal Home Loan Bank of Cincinnati (“FHLB”) represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as other assets.

Loans Held for Sale

Loans held for sale are carried at the aggregate of lower of cost or market. Such loans sold are generally serviced by the Bank.

Loans

Loans are reported at their principal amount net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. The Company’s policy is to discontinue the accrual of interest on loans when payments are 90 days past due unless in management’s estimation interest collection is probable based upon economic and business conditions of the borrower. Payments received on non-accrual loans are recorded as income or applied against principal according to management’s judgment as to the collectibility of such principal.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “non-accrual loans,” although the two categories overlap. The Company may choose to place a loan on non-accrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal, and interest owed.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is principally computed on the straight-line method over the estimated useful lives of the related assets, which range from 2 to 10 years for furniture, fixtures, and equipment and 10 to 39 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from 5 to 15 years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Servicing Rights

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for most of these loans. Originated servicing rights are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. Servicing rights are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. Impairment is evaluated based on the fair value of the right, based on portfolio interest rates and prepayment characteristics. Servicing rights are a component of other assets on the Consolidated Balance Sheet.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Benefits

Salaries and employee benefit expenses include contributions to a 401(k) plan covering all eligible employees of the Company.

Advertising Costs

Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $44,309 and $85,248 for 2006 and 2005, respectively.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported in the numerator and weighted average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

Stock Options

In December 2004, the FASB issued FAS No. 123R, Share-Based Payment, which revised FAS 123, Accounting for Stock-Based Compensation, and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. FAS 123R requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as employee compensation expense over the requisite service period. The Company adopted FAS 123R on January 1, 2006, and applied the modified prospective transition method. Under this transition method, the Company (1) did not restate any prior periods and (2) is recognizing compensation expense for all share-based payment awards that were outstanding, but not yet vested, as of January 1, 2006, based upon the same estimated grant-date fair values and service periods used to prepare the FAS 123 pro forma disclosures.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to adopting FAS 123R, the Company accounted for share-based payment awards using the intrinsic value method of APB 25 and related interpretations. Under APB 25, the Company did not record compensation expense for employee share options, unless the awards were modified, because the share options were granted with exercise prices equal to or greater than the fair value of our stock on the date of grant. The following table illustrates the effect on reported net income and earnings per share applicable to common shareholders for the year ended December 31, 2005, had we accounted for our share-based compensation plans using the fair value method of FAS 123:

2005

Net income applicable to common stock:
Net income as reported	$398,410
Less pro forma expense related to option	68,537

Pro forma net income	$329,873

Basic net income per common share:
As reported	$0.86
Pro forma	0.71
Diluted net income per common share:
As reported	$0.83
Pro forma	0.69

During the year ended December 31, 2006, the Company recorded no compensation, since no options vested during the year. As of December 31, 2006, there was no unrecognized compensation cost related to unvested share-based compensation awards granted since all outstanding options were vested.

FAS 123R requires that the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (excess tax benefits) be classified as financing cash flows. Prior to the adoption of FAS 123R, such excess tax benefits were presented as operating cash flows. Accordingly, there have been no excess tax benefits that have been classified as a financing cash inflow for the year ended December 31, 2006, on the Consolidated Statement of Cash Flows.

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2005: (1) risk-free interest rate of 4.18; (2) expected volatility of 3 percent; and (3) expected lives of options of ten years.

There were no options exercised during the year ended December 31, 2006. The weighted average fair value of each stock option granted for 2005 was $6.40. The total intrinsic value of options exercised during the year ended December 31, 2005, was $6,400.

Cash Flow Information

The Company has defined “cash equivalents” as those amounts included in the Consolidated Balance Sheet caption “Cash and due from banks.”

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income comprises unrealized holding gains and losses on the available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders’ Equity.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to current-year presentations. Such reclassifications had no effect on net income or stockholders’ equity.

2.	EARNINGS PER SHARE

There are no convertible securities that would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

	2006	2005

Weighted-average common shares outstanding used to calculate basic earnings per share	465,530	464,558
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	15,101	14,479

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	480,631	479,037

There were no anti-dilutive shares at December 31, 2006. Options to purchase 15,000 shares of common stock at a price of $28.00, as of December 31, 2005, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

3.	INVESTMENT SECURITIES

The amortized cost and fair values of investment securities available for sale are summarized as follows:

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government agency securities	$8,027,300	$—	$(166,638)	$7,860,662
Mortgage-backed securities	11,126,447	—	(391,989)	10,734,458
Obligations of states and political subdivisions	6,445,151	—	(93,306)	6,351,845

Total	$25,598,898	$—	$(651,933)	$24,946,965

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government agency securities	$9,580,002	$—	$(235,122)	$9,344,880
Mortgage-backed securities	12,459,208	—	(457,508)	12,001,700
Obligations of states and political subdivisions	6,475,965	2,327	(113,739)	6,364,553

Total	$28,515,175	$2,327	$(806,369)	$27,711,133

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

	2006
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$—	$—	$7,860,663	$(166,638)	$7,860,663	$(166,638)
Mortgage-backed securities	607,962	(6,349)	10,126,495	(385,640)	10,734,457	(391,989)
Obligations of states and political subdivisions	456,412	(814)	5,895,433	(92,492)	6,351,845	(93,306)

Total	$1,064,374	$(7,163)	$23,882,591	$(644,770)	$24,946,965	$(651,933)

	2005
	Less Than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. government agency securities	$475,700	$(14,514)	$8,869,180	$(220,608)	$9,344,880	$(235,122)
Mortgage-backed securities	379,647	(13,644)	11,622,053	(443,864)	12,001,700	(457,508)
Obligations of states and political subdivisions	2,342,029	(42,426)	3,558,464	(71,313)	5,900,493	(113,739)

Total debt securities	$3,197,376	$(70,584)	$24,049,697	$(735,785)	$27,247,073	$(806,369)

The policy of the Company is to recognize an other-than-temporary impairment of securities where the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 56 positions that are temporarily impaired at December 31, 2006. The Company reviews its position quarterly and has asserted that at December 31, 2006, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of investment securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized	Fair
	Cost	Value

Due within one year	$750,000	$739,613
Due after one year through five years	6,032,921	5,894,324
Due after five years through ten years	6,960,235	6,828,772
After ten years	11,855,742	11,484,256

Total	$25,598,898	$24,946,965

The total proceeds received, gross realized gains, and gross realized losses derived from the sale of debt securities available for sale are shown below:

	2006	2005

Total proceeds received	$1,499,280	$2,018,382
Gross realized gains	—	4,884
Gross realized losses	720	8,639

Investment securities with a carrying value of $15,225,711 and $17,434,439 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, collateral for borrowings, and other purposes as required by law.

4.	LOANS

Major classifications of loans are summarized as follows:

	2006	2005

Real estate:
1 - 4 family	$14,009,139	$14,562,519
Multi-family	218,859	—
Construction	3,245,736	1,112,511
Commercial	11,033,900	8,932,052
Commercial and industrial	12,427,246	11,098,246
Consumer installment	54,548,909	52,679,876
Credit cards and other revolving loans	20,192	261,213
Other	256,956	571,365

	95,760,937	89,217,782
Less allowance for loan losses	841,925	854,698

Net loans	$94,919,012	$88,363,084

Consumer loans serviced for others, which are not included in the Consolidated Balance Sheet, totaled $116,474,908 and $88,706,966 at December 31, 2006 and 2005, respectively. The company has a recourse agreement to absorb limited credit losses on certain installment loans. The principal balance of these loans and the maximum exposure at December 31, 2006, were $1,691,261 and $357,153, respectively.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents information concerning nonperforming loans:

	2006	2005

Impaired loans with a related allowance for loan losses	$429,026	$—
Impaired loans without a related allowance for loan losses	—	—
Average recorded balance of impaired loans	439,901	92,330
Related allowance for loan loss	53,343	—
Income recognized on impaired loans	21,501	—

Loans on which the accrual of interest has been discontinued or reduced, inclusive of impaired loans, amounted to $527,643 and $329,486 as of December 31, 2006 and 2005, respectively. Interest income on loans would have been increased by $33,901 and $19,471 during 2006 and 2005 if non-accrual loans had performed in accordance with their original terms.

In the normal course of business, loans are extended to directors, executive officers, and their related parties. A summary of loan activity for those executive officers, directors, and their related parties with loan balances in excess of $60,000 for the year ended December 31, 2006, is as follows:

		Amounts
2005	Additions	Collected	2006

$3,196,576	$981,908	$2,435,496	$1,742,988

The Company’s primary business activity is with customers located within its local trade area. Commercial, residential, and personal loans are granted. The Company also selectively funds commercial and residential loans originated outside its immediate trade area provided such loans meet the Company’s credit policy guidelines. In general, at December 31, 2006 and 2005, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the immediate trade areas of Summit, Medina, Stark, Portage, and Cuyahoga Counties, Ohio. Consumer installment loan performance is dependent upon the economic conditions in the state of Ohio.

5.	ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2006	2005

Balance, January 1	$854,698	$906,550
Add:
Provision charged to operations	223,000	252,000
Recoveries	275,379	351,304
Less loans charged off	511,152	655,156

Balance, December 31	$841,925	$854,698

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

	2006	2005

Land	$—	$387,891
Building and leasehold improvements	668,441	2,955,792
Furniture, fixtures, and equipment	1,143,570	1,139,692

	1,812,011	4,483,375
Less accumulated depreciation	977,799	1,121,623

Total	$834,212	$3,361,752

Depreciation and amortization charged to operations were $186,215 and $196,106 in 2006 and 2005, respectively.

7.	DEPOSITS

Time deposits at December 31, 2006, mature $36,676,838, $2,533,322, $984,308, $1,757,279, and $26,428 during 2007, 2008, 2009, 2010, and 2011, respectively.

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $13,286,614 and $6,839,500 at December 31, 2006 and 2005, respectively.

Maturities on time deposits of $100,000 or more at December 31, 2006, are as follows:

Three months or less	$4,243,145
Three to twelve months	8,003,548
Over one year	1,039,921

Total	$13,286,614

8.	SHORT-TERM BORROWINGS

Sources of credit used by the Company throughout the year for operational purposes were funds available through repurchase agreements with National City Bank, credit line arrangements with the FHLB, and daily federal funds purchased from various correspondent banks. Outstanding borrowings at December 31, 2006 and 2005, were composed of repurchase agreements and federal funds that mature on a daily basis and bear a stated rate of interest. The Company also had access to an FHLB credit line that is subject to annual renewal, incurs no service charges, and is secured by a security agreement on certain residential mortgages, home equity line of credit balances, and investment securities. At December 31, 2006, the Bank’s remaining borrowing capacity with the FHLB was approximately $7.5 million.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The outstanding balances and related information for securities sold under agreements to repurchase and federal funds sold are summarized as follows:

	2006	2005

Securities Sold Under Agreement to Repurchase
Balance at year-end	$2,300,000	$2,400,000
Maximum amount outstanding at any month-end	2,625,000	2,400,000
Average balance outstanding during the year	2,487,873	2,386,849
Weighted-average interest rate:
As of year-end	4.53%	4.35%
Paid during the year	4.88%	3.35%
Federal Funds Purchased and Treasury Tax and Loan
Balance at year-end	$52,377	$48,285
Maximum amount outstanding at any month-end	52,377	1,982,210
Average balance outstanding during the year	43,316	237,704
Weighted-average interest rate:
As of year-end	—	—
Paid during the year	3.46%	3.13%

	2006	2005

FHLB Borrowings
Balance at year-end	$—	$3,000,000
Maximum amount outstanding at any month-end	6,400,000	6,600,000
Average balance outstanding during the year	2,307,808	4,471,301
Weighted-average interest rate:
As of year-end	—	4.33%
Paid during the year	5.32%	2.96%

Underlying the securities sold under agreements to repurchase are certain pledged mortgage-backed securities.

Average amounts outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

9.	OTHER BORROWINGS

Other borrowings comprise separate fixed rate advances from the FHLB. A schedule of other borrowings by maturity as of December 31 is summarized as follows:

Maturity	Interest Rate	2006	2005

January 6, 2006	2.23%	$—	$1,250,000
March 22, 2006	4.48%	—	1,500,000
April 11, 2008	4.47%	350,000	350,000
December 12, 2008	5.07%	500,000	—
April 11, 2009	4.67%	350,000	350,000
December 14, 2009	5.00%	500,000	—
July 6, 2015	4.76%	2,500,000	2,500,000

Total		$4,200,000	$5,950,000

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under terms of a blanket agreement, collateral for the FHLB borrowings are secured by certain qualifying assets of the Bank which consist principally of first-mortgage loans, investment securities, and home equity lines of credit.

10.	EMPLOYEE BENEFITS

The Company maintains a defined contribution 401(k) salary reduction plan for substantially all employees meeting certain eligibility requirements. The Company makes contributions to the plan based on matching 100 percent of voluntary contributions of up to 3 percent and 50 percent matching on the next 2 percent of individual compensation. Employee and Company contributions are vested at all times. Company contributions for 2006 and 2005 amounted to $52,290 and $44,589, respectively.

Stock Option Plan

The Company maintains a stock option plan for directors, officers, and eligible employees. The number of shares with respect to which awards may be made available to the plan may not exceed 80,000 shares. These shares may be issued from authorized but unissued common stock, treasury stock, or shares purchased in the market. The stock options have expiration terms of ten years subject to certain extensions and terminations. The per share exercise price of a stock option is equal to the fair value of a share of common stock on the date the option is granted. Options granted prior to 2005 are vested between a three- and five-year period, using the plan adoption date as the anniversary date. In 2005, options were granted with an immediate vesting schedule. The remaining unvested options granted in the previous years were accelerated in 2005, whereby all options granted since inception are fully vested.

The following table presents share data related to the outstanding options:

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	2006	Price	2005	Price

Outstanding, January 1	74,500	$22.14	61,500	$20.81
Granted	—	—	15,000	28.00
Exercised	—	—	(1,000)	23.00
Forfeited	—	—	(1,000)	27.25

Outstanding, December 31	74,500	22.14	74,500	22.14

Exercisable	74,500	22.14	74,500	22.14

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes characteristics of stock options outstanding and exercisable at December 31, 2006:

	Outstanding			Exercisable
			Average		Average
		Average	Exercise		Exercise
Exercise Price	Shares	Life	Price	Shares	Price

$15.00	20,000	3.25	$15.00	20,000	$15.00
$18.00	8,500	5.00	$18.00	8,500	$18.00
$23.00	9,000	6.00	$23.00	9,000	$23.00
$23.00	7,000	6.83	$23.00	7,000	$23.00
$27.25	15,000	7.00	$27.25	15,000	$27.25
$28.00	15,000	8.58	$28.00	15,000	$28.00

Total	74,500			74,500

11.	COMMITMENTS

In the normal course of business, there are various commitments that are not reflected in the Company’s financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. Management minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary.

Commitments to extend credit was $13,871,206 and $13,864,062 as of December 31, 2006 and 2005. These commitments are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments comprise available commercial and personal lines of credit and loans approved but not yet funded. The amount of collateral obtained, as deemed necessary, is based upon management’s credit evaluation in compliance with the lending policy guidelines. Since many of the credit line commitments are expected to expire without being fully drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Standby letters of credit and financial guarantees represent conditional commitments to guarantee the performance of a customer to a third party. The coverage period for these instruments is typically a two-year period with a renewal option subject to prior approval by management. There were no outstanding standby letters of credit as of December 31, 2006 and 2005.

12.	INCOME TAXES

The provision for income taxes is summarized as follows:

	2006	2005

Current	$351,633	$201,684
Deferred	(108,086)	(72,280)

Total	$243,547	$129,404

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, at December 31 are as follows:

	2006	2005

Deferred tax assets:
Net unrealized loss on securities	$221,657	$273,374
Allowance for loan losses	215,642	203,923

Gross deferred tax assets	437,299	477,297

Deferred tax liabilities:
Change in method from cash to accrual	—	84,914
Premises and equipment	102,340	125,903
Other	15,051	2,941

Gross deferred tax liabilities	117,391	213,758

Net deferred tax assets	$319,908	$263,539

No valuation allowance was established at December 31, 2006 and 2005, in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

The reconciliation between the federal statutory rate and the Bank’s effective income tax rate is as follows:

	2006		2005
		% of Pretax		% of Pretax
	Amount	Income	Amount	Income

Provision at statutory rate	$280,627	34.0%	$179,457	34.0%
Effect of tax-exempt income	(60,057)	(7.3)	(58,295)	(11.0)
Other	22,977	2.8	8,242	1.5

Actual tax expense and effective rate	$243,547	29.5%	$129,404	24.5%

13.	REGULATORY MATTERS

Cash Requirements

The district Federal Reserve Bank requires the Bank to maintain certain average reserve balances. As of December 31, 2006 and 2005, the Bank had required reserves of $527,000 and $464,000, respectively, comprising vault cash and a depository amount held with the Federal Reserve Bank.

Dividends

The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Using this formula, the amount available for payment of dividends by the Bank in 2007, without approval of the Comptroller, approximates $755,000, plus 2007 net profits retained up to the date of the dividend declaration.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capital Requirements

Federal regulations require the Company and Bank to maintain minimum amounts of capital. Specifically, the Company and Bank is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2006 and 2005, the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively. Management believes, as of December 31, 2006, the Company met all capital adequacy requirements to which they are subject.

The following table sets forth the Company’s capital position and minimum requirements as of December 31. The capital position of the Bank does not materially differ from the Company.

	2006		2005
	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)
Actual	$11,478,813	10.55%	$10,985,379	10.40%
For Capital Adequacy Purposes	8,706,240	8.00	8,450,480	8.00
Well Capitalized Under Prompt Corrective Action	10,882,800	10.00	10,563,100	10.00
Tier I Capital (to Risk-Weighted Assets)
Actual	$10,636,888	9.77%	$10,130,681	9.59%
For Capital Adequacy Purposes	4,353,120	4.00	4,225,240	4.00
Well Capitalized Under Prompt Corrective Action	6,529,680	6.00	6,337,860	6.00
Tier I Capital (to Average Assets)
Actual	$10,636,888	8.33%	$10,130,681	8.00%
For Capital Adequacy Purposes	5,109,575	4.00	5,061,995	4.00
Well Capitalized Under Prompt Corrective Action	6,386,969	5.00	6,327,494	5.00

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments at December 31 are as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial assets:
Cash and cash equivalents	$3,726,210	$3,726,210	$3,261,498	$3,261,498
Investment securities	24,946,965	24,946,965	27,711,133	27,711,133
Loans held for sale	1,319,334	1,319,334	2,679,486	2,679,486
Net loans	94,919,012	94,413,904	88,363,084	87,200,775
Regulatory stock	699,900	699,900	671,750	671,750
Loan servicing rights	226,231	226,231	191,434	191,434
Accrued interest receivable	530,130	530,130	489,527	489,527
Financial liabilities:
Deposits	$110,370,750	$110,505,957	$105,875,841	$105,914,127
Short-term borrowings	2,352,377	2,352,377	5,448,285	5,448,285
Other borrowings	4,200,000	4,093,000	5,950,000	5,895,000
Accrued interest payable	215,950	215,950	144,292	144,292

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Regulatory Stock, Accrued Interest Receivable, Short-Term Borrowings, and Accrued Interest Payable

The fair value is equal to the current carrying value.

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Held for Sale

The fair value of loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans, Loan Servicing Rights, Other Borrowings, and Deposits

The fair value of loans and loan servicing rights are estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider credit quality and prepayment risk. Demand, savings, and money market deposit accounts which are due within 30 days are valued at the amount payable as of year end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Commercial Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

15.	PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
	2006	2005

Assets
Cash and due from banks	$9,641	$4,902
Investment in bank subsidiary	10,225,713	9,619,137
Other assets	18,652	38,381

Total Assets	$10,254,006	$9,662,420

Liabilities
Dividends payable	$18,652	$38,381
Other liabilities	6,119	4,902

Total Liabilities	24,771	43,283
Stockholders’ equity	10,229,235	9,619,137

Total Liabilities and Stockholders’ Equity	$10,254,006	$9,662,420

MORGAN BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENT OF INCOME

	For the Year Ended December 31,
	2006	2005

Dividends from bank subsidiary	$75,642	$149,958

Equity in undistributed earnings of bank subsidiary	506,184	248,452

Net Income	$581,826	$398,410

CONDENSED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005

Operating Activities
Net income	$581,826	$398,410
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of bank subsidiary	(506,184)	(248,452)
Other, net	43,120	28,259

Net cash provided by operating activities	118,762	178,217

Investing Activities
Capital contribution to subsidiary bank	—	(53,778)

Net cash used for investing activities	—	(53,778)

Financing Activities
Stock option exercised	—	23,000
Cash dividends paid	(114,023)	(147,378)

Net cash used for financing activities	(114,023)	(124,378)

Increase in cash and cash equivalents	4,739	61
Cash at beginning of year	4,902	4,841

Cash at end of year	$9,641	$4,902

16.	PROPOSED MERGER WITH LNB BANCORP, INC.

On January 15, 2007, Morgan Bancorp, Inc. (“MB”) signed a definitive merger agreement with LNB Bancorp, Inc. Under terms of the agreement, upon consummation of the merger of MB into LNB Bancorp, Inc. (“LNB”), each outstanding share of common stock will be converted into either: (i) LNB common shares at a rate of 3.162 LNB common shares for each MB common share owned; (ii) cash at a rate of $52.00 for each MB common share owned; or (iii) a combination of LNB common shares and cash subject to an overall requirement that 50 percent of the total outstanding MB’s common stock be exchanged for stock. The merger is anticipated to be consummated in the third quarter of 2007.

ANNEX A

AGREEMENT AND PLAN OF MERGER
dated as of
January 15, 2007
by and between
MORGAN BANCORP, INC.
and
LNB BANCORP, INC.

A-i

A-ii

This AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007 (this “Agreement”), is by and between Morgan Bancorp, Inc., an Ohio corporation (“Morgan”) and LNB Bancorp, Inc., an Ohio corporation (“Parent”).

RECITALS

A. The Proposed Transaction.  Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Morgan will merge with and into Parent. Parent will be the surviving corporation in the Parent Merger (as defined below). It is the intention of Parent that, immediately following the Parent Merger, Morgan Bank, National Association, a national banking association that is a wholly-owned subsidiary of Morgan (“Morgan Bank”), will merge with and into The Lorain National Bank, a national banking association that is a wholly-owned subsidiary of Parent (“Lorain National”), with Lorain National being the surviving bank.

B. Board Determinations.  The respective boards of directors of Morgan and Parent have each determined that the Parent Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved, this Agreement, the Parent Merger and the other transactions contemplated hereby.

C. Intended Tax Treatment.  The parties intend the Parent Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means, other than with respect to the Parent Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any Third Party indication of interest in, (a) any acquisition, purchase or other similar transaction, direct or indirect, of 20% or more of the consolidated assets of Morgan and its Subsidiary or over 20% of any class of equity or voting securities of Morgan or its Subsidiary (or Morgan securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Morgan, (b) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Morgan or its Subsidiary (or Morgan securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Morgan, (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Morgan or its Subsidiary whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Morgan or (d) any other transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Parent Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“All Cash Election” has the meaning set forth in Section 3.01(b)(ii).

“All Stock Election” has the meaning set forth in Section 3.01(b)(i).

“Cash Exchange Amount” has the meaning set forth in Section 3.01(a).

“Change in Recommendation” has the meaning set forth in Section 8.01(g).

“Claim” has the meaning set forth in Section 6.16(a).

“COBRA” has the meaning set forth in Section 6.17(a).

“Code” has the meaning set forth in the preamble to this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m).

“Confidentiality Agreement” means the Confidentiality Agreement between Parent and Morgan, dated August 24, 2006.

“Consultants” has the meaning set forth in Section 5.03(m).

“Contract” means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Costs” has the meaning set forth in Section 6.16(a).

“Directors” has the meaning set forth in Section 5.03(m).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means Morgan Common Shares with respect to which rights pursuant to Section 1701.85 of the OGCL have been properly exercised.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Election” has the meaning set forth in Section 3.01(e).

“Election Deadline” has the meaning set forth in Section 3.01(e).

“Election Form/Letter of Transmittal” has the meaning set forth in Section 3.01(e).

“Election Period” has the meaning set forth in Section 3.01(e).

“Employees” has the meaning set forth in Section 5.03(m)(i). All references herein to “employees of Morgan” or “Morgan employees” shall be deemed to mean employees of Morgan Bank.

“Employment Agreement” means the form of employment agreement between Parent and William A. Dougherty, Morgan’s Chief Executive Officer, the form of which is attached hereto as Exhibit C, which is an inducement to Parent’s willingness to enter into this Agreement.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, permits, authorizations, common Law or agency requirement, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“Excluded Representations” has the meaning set forth in Section 5.02.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“FDIA” has the meaning set forth in Section 5.03(dd).

“FDIC” means the Federal Deposit Insurance Corporation.

“Fill Offer” has the meaning set forth in Section 8.01(e).

“Fill Option” has the meaning set forth in Section 8.01(e).

“FRB” means the Federal Reserve Board.

“GAAP” means generally accepted accounting principles as adopted for U.S. accounting principles, practices and methods.

“Governing Documents” means with respect to any Person, such Person’s articles or certificate of incorporation and its code of regulations/bylaws, or similar governing document.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.16(a).

“Information” has the meaning set forth in Section 6.05(c).

“Intellectual Property Rights” has the meaning set forth in Section 5.03(ff).

“IRS” has the meaning set forth in Section 5.03(m)(ii).

The term “knowledge” means, with respect to a party hereto, knowledge after due inquiry of any officer of that party with the title of not less than a senior vice president.

“Law” means any federal, state, foreign or local statute, law, rule or regulation or any order, decision, decree, injunction, judgment, award or decree of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance of any nature whatsoever.

“Loans” means loans, leases, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.

“Lorain National” has the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” means, with respect to Parent or Morgan, any effect that (a) is material and adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of Parent and its Subsidiaries taken as a whole, or Morgan and its Subsidiary taken as a whole, respectively, or (b) would materially impair the ability of either Parent or Morgan to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Parent Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities or other changes affecting depository institutions generally that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, including changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, (ii) any modifications or changes to valuation policies and practices in connection with the Parent Merger or restructuring charges taken in connection with the Parent Merger, in each case in accordance with GAAP, (iii) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (iv) changes resulting from the announcement or pendency of this Agreement and the transactions contemplated thereby, or (v) actions or omissions of a party that have been waived in accordance with Section 9.02 hereof.

“Material Interest” has the meaning set forth in the definition of “Related Person.”

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Mixed Election” has the meaning set forth in Section 3.01(b)(iii).

“Morgan” has the meaning set forth in the preamble to this Agreement.

“Morgan Affiliate” has the meaning set forth in Section 6.07.

“Morgan Articles” means the Articles of Incorporation of Morgan, as amended.

“Morgan Bank” has the meaning set forth in the preamble to this Agreement.

“Morgan Board” means the Board of Directors of Morgan.

“Morgan Code” means Morgan’s Code of Regulations.

“Morgan Common Shares” means common shares, no par value per share, of Morgan.

“Morgan Financial Statements” has the meaning set forth in Section 5.03(g).

“Morgan Meeting” has the meaning set forth in Section 6.02.

“Morgan Off Balance Sheet Transaction” has the meaning set forth in Section 5.03(v).

“Morgan Recommendation” has the meaning set forth in Section 6.02.

“Morgan Stock Plan” means the option plan and agreements of Morgan and its Subsidiary pursuant to which rights to purchase Morgan Common Shares are outstanding immediately prior to the Effective Time pursuant to the Morgan Bancorp 1999 Stock Option Plan.

“NASD” means The National Association of Securities Dealers, Inc.

“NASDAQ” means The NASDAQ Stock Market, Inc.’s National Market System.

“New Certificates” has the meaning set forth in Section 3.04(a).

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.04(a).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Out-of-Pocket Expenses” has the meaning set forth in Section 8.03(c).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Second Amended Articles of Incorporation of Parent.

“Parent Board” means the Board of Directors of Parent.

“Parent Code” means the Amended Code of Regulations of Parent.

“Parent Common Shares” means the common stock, without par value, of Parent. (together with the preferred share purchase rights attached thereto issued pursuant to that certain Rights Agreement (the “Rights Agreement”), dated as of October 24, 2000, by and between Parent and The Registrar and Transfer Company, as rights agent, as amended May 17, 2006.

“Parent Financial Statements” has the meaning set forth in Section 5.04(l).

“Parent Merger” has the meaning set forth in Section 2.01.

“Parent Preferred Shares” means the serial preferred shares, no par value per share, of Parent.

“Parent Reference Price” has the meaning set forth in Section 8.01(e).

“Parent SEC Documents” has the meaning set forth in Section 5.04(g).

“Parent Shares” means the Parent Common Shares and Parent Preferred Shares.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party means information set forth in its Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” means any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the issuance of deposits (including, without limitation, the OCC, FRB and the FDIC) or the supervision or regulation of it or any of its subsidiaries.

“Regulatory Reporting Document” has the meaning set forth in Section 5.03(g)(i).

“Related Person” means any Person (or family member of such Person) (a) that directly or indirectly, controls, or is under common control with, Morgan or any of its Affiliates, (b) that serves as a director, officer, employee, partner, member, executor or trustee of Morgan or any of its Affiliates or Subsidiary (or in any other similar capacity), (c) that has, or is a member of a group buying, direct or indirect beneficial ownership (as defined for purposes of Rule 13c1-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests (a “Material Interest”) in Morgan or any of its Affiliates or (d) in which any Person (or family member of such Person) that falls under (a), (b) or (c) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor or trustee (or in any other similar capacity).

“Required Morgan Vote” has the meaning set forth in Section 5.03(d).

“Required Party” has the meaning set forth in Section 6.05(c).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.01(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Rights Agreement” has the meaning set forth in the definition of “Parent Common Shares.”

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the Morgan Common Shares then outstanding on terms that the Board of Directors of Morgan determines in good faith by a majority vote (excluding any members of the Board of Directors that are not independent of the Third Party making such Acquisition Proposal), after considering the advice of Roetzel & Andress, Morgan’s independent legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Third Party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement), are more favorable from a financial point of view to Morgan’s shareholders than the Parent Merger and other transactions contemplated by this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Parent or any of its Affiliates.

“Treasury Stock” means Morgan Common Shares held by Morgan or its Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreements,” the form of which is attached hereto as Exhibit A, pursuant to which, among other things, certain shareholders have agreed to vote all of their Morgan Common Shares in favor of approval of this Agreement, the Parent Merger and any other matters required to be approved or adopted in order to effect the Parent Merger and the other transactions contemplated hereby, and are an inducement to Parent’s willingness to enter into this Agreement.

“Walkaway Right” has the meaning set forth in Section 8.01(e).

ARTICLE II

THE MERGER

2.01  The Parent Merger.

At the Effective Time, (a) Morgan shall be merged with and into Parent (the “Parent Merger”) and (b) the separate corporate existence of Morgan shall cease and Parent shall survive and continue to exist as an Ohio corporation (Parent, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the “Surviving Corporation”). The Parent Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Parent Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. Parent may at any time prior to the

Effective Time change the method of effecting the Parent Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Morgan Common Shares as provided for in Article III of this Agreement (subject to adjustment as provided in Sections 3.05 and 8.01(e)), (ii) adversely affect the tax treatment of Morgan’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. If Parent makes such an election, Parent and Morgan shall execute an appropriate amendment to this Agreement in order to reflect such election.

2.02  The Subsidiary Merger.

At the time determined by Parent, Morgan Bank shall merge with and into Lorain National (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Morgan Bank and Lorain National. Upon consummation of the Subsidiary Merger, the separate corporate existence of Morgan Bank shall cease and Lorain National shall survive and continue to exist as a national banking association. Parent may at any time prior to the Effective Time change the method of effecting the Subsidiary Merger (including, without limitation, the provisions of this Section 2.02) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall adversely affect the tax treatment of Morgan’s shareholders as a result of receiving the Merger Consideration.

2.03  Effectiveness of the Parent Merger.

Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a Certificate of Merger for the Parent Merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filing.

2.04  Effective Date and Effective Time.

Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Parent Merger (the “Effective Date”) to occur on a date to be determined by Parent and Morgan in their reasonable discretion, which date shall be within 30 days after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that no such designation shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to as the “Effective Time.”

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01  Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) Outstanding Morgan Common Shares.  Except as otherwise provided in this Article III, at the Effective Time, each Morgan Common Share (excluding Treasury Stock and Morgan Common Shares held by Parent) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Parent Merger and on the Effective Date, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.01(b), (e), (h), and (i)) into either (i) Parent Common Shares based upon a fixed exchange ratio of 3.162 Parent Common Shares for each Morgan Common Share (the “Stock Exchange Ratio”); (ii) cash in the amount of $52.00 for each Morgan Common Share (the “Cash Exchange Amount”); or (iii) a combination of such Parent Common Shares and cash, as more fully set forth in Section 3.01(b)(iii).

Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 3.03, it is understood and agreed that the aggregate consideration will be a mixture of Parent Common Shares and cash, with 50% of the Morgan Common Shares issued and outstanding as of the Effective Time being exchanged for

Parent Common Shares and 50% of the Morgan Common Shares issued and outstanding as of the Effective Time being exchanged for cash (collectively, the “Merger Consideration”).

(b) Election as to Outstanding Morgan Common Shares.  The Morgan shareholders will have the following alternatives in connection with the exchange of their Morgan Common Shares in connection with the Parent Merger (which alternatives shall in each case be subject to the allocation procedures set forth in Sections 3.01(h) and (i)):

(1) AT THE OPTION OF THE HOLDER, all of such holder’s Morgan Common Shares deposited with the Exchange Agent shall be converted into and become Parent Common Shares at the Stock Exchange Ratio (such election, the “All Stock Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

(2) AT THE OPTION OF THE HOLDER, all of such holder’s Morgan Common Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the Cash Exchange Amount (such election, the “All Cash Election”); or

(3) AT THE OPTION OF THE HOLDER, any whole number of such holder’s Morgan Common Shares will be converted into and become Parent Common Shares at the rate of the Stock Exchange Ratio and the remainder of such holder’s Morgan Common Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the rate of the Cash Exchange Amount (such election, the “Mixed Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

(4) IF NO ELECTION (AS DEFINED IN SECTION 3.01(e)) IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 3.01(e)), all of such holder’s Morgan Common Shares will be converted into the right to receive Parent Common Shares as set forth in Section 3.01(b)(i), cash as set forth in Section 3.01(b)(ii), or any combination of Parent Common Shares and cash as determined by Parent or, at Parent’s direction, by the Exchange Agent at the Stock Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares will not be issued and cash will be paid in lieu thereof as provided in Section 3.03. Such Morgan Common Shares will be allocated by the Exchange Agent pro rata among non-electing holders based upon the number of Morgan Common Shares for which an election has not been received by the Election Deadline in order to (A) achieve the overall ratio of 50% Morgan Common Shares to be converted into Parent Common Shares and 50% of Morgan Common Shares to be converted into cash, and (B) satisfy the elections made by Morgan shareholders to the greatest extent possible. Notice of such allocation shall be provided promptly to each shareholder whose Morgan Common Shares are allocated pursuant to this Section 3.01(b)(iv).

(c) Treasury Shares and Shares Held by Parent.  Each Morgan Common Share held as Treasury Stock or held by Parent immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor. For purposes of this provision, shares held by Subsidiaries of Parent shall not be deemed to be held by Parent.

(d) Outstanding Parent Common Shares.  Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Parent Merger.

(e) Procedures for Election.  An election form and other appropriate transmittal materials in such form as Morgan and Parent shall mutually agree (the “Election Form/Letter of Transmittal”) shall be mailed to shareholders of Morgan prior to the Election Period (defined below). The “Election Period” shall be such period of time as Morgan and Parent shall mutually agree, within which Morgan shareholders may validly elect the form of Merger Consideration set forth in Section 3.01(b) (the “Election”) that they will receive, occurring between (i) the date of the mailing by Morgan of the Proxy Statement for the special meeting of shareholders of Morgan at which this Agreement is presented for approval and (ii) five days prior to the Effective Date. The “Election Deadline” shall be the time, specified by Parent after consultation with Morgan, on the last day of the Election Period, which shall be no earlier than the fifth trading day prior to the Effective Date.

(f) Perfection of the Election.  An Election shall be considered to have been validly made by a Morgan shareholder only if (i) the Exchange Agent (as defined in Section 3.04) shall have received an Election Form/Letter of Transmittal properly completed and executed by such shareholder, accompanied by a certificate or certificates representing the Morgan Common Shares as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Morgan, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the NASD or a commercial bank or trust company in the United States and (ii) such Election Form/Letter of Transmittal and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(g) Withdrawal of Election.  Any Morgan shareholder may at any time prior to the Election Deadline revoke its election and either (i) submit a new Election Form/Letter of Transmittal in accordance with the procedures in Section 3.01(f), or (ii) withdraw the certificate(s) for Morgan Common Shares deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections may be similarly revoked if this Agreement is terminated.

(h) Reduction of Shares Deposited for Cash.  If more than 50% of the total number of Morgan Common Shares issued and outstanding have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 3.01(g), the Exchange Agent will promptly eliminate from the shares deposited pursuant to the All Cash Election and the Mixed Election (subject to the limitations described in Section 3.01(h)(iv)), a sufficient number of such shares so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election is 50% of the Morgan Common Shares issued and outstanding on the Effective Date. After giving effect to Section 3.01(b)(iv), such elimination will be effected as follows:

(1) Subject to the limitations described in Section 3.01(h)(iv), the Exchange Agent will eliminate from the shares deposited for cash pursuant to the All Cash Election and the Mixed Election, and will add or cause to be added to the shares deposited for Parent Common Shares, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election and the Mixed Election minus the number of shares so deposited by the holders described in Section 3.01(h)(iv), such whole number of Morgan Common Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to All Cash Election and the Mixed Election is 50% of the Morgan Common Shares issued and outstanding on the Effective Date;

(2) All Morgan Common Shares that are eliminated pursuant to Section 3.01(h)(i) from the shares deposited for cash shall be converted into Parent Common Shares as provided by Sections 3.01(b)(i) and 3.01(b)(iii);

(3) Notice of such allocation shall be provided promptly to each shareholder whose Morgan Common Shares are eliminated from the shares on deposit for cash pursuant to Section 3.01(h)(i); and

(4) Notwithstanding the foregoing, the holders of 100 or fewer Morgan Common Shares of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their Morgan Common Shares converted into Parent Common Shares.

(i) Increase of Shares Deposited for Cash.  If fewer than 50% of the total number of Morgan Common Shares issued and outstanding have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 3.01(g), Parent will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of Morgan Common Shares deposited for Parent Common Shares pursuant to the All Stock Election and the Mixed Election (subject to the limitation described in Section 3.01(h)(iv)) so that the total number of Morgan Common Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election on the

Effective Date is 50% of the Morgan Common Shares issued and outstanding on the Effective Date. After giving effect to Section 3.01(b)(iv), such addition will be effected as follows:

(1) Subject to the limitation described in Section 3.01(h)(iv), Parent will add or cause to be added to the shares deposited for cash, and the Exchange Agent will eliminate or cause to be eliminated from the shares deposited for Parent Common Shares pursuant to the All Stock Election and the Mixed Election, on a pro rata basis in relation to the total number of Morgan Common Shares deposited for Parent Common Shares pursuant to the All Stock Election and the Mixed Election, such whole number of Morgan Common Shares not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for cash is 50% of the Morgan Common Shares issued and outstanding on the Effective Date;

(2) All Morgan Common Shares that are eliminated pursuant to Section 3.01(i)(i) from the shares to be converted into Parent Common Shares shall be converted into cash, as provided by Sections 3.01(b)(ii) and 3.01(b)(iii); and

(3) Notice of such allocation shall be provided promptly to each shareholder whose Morgan Common Shares are added to the shares on deposit for cash pursuant to Section 3.01(i)(i).

(j) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Parent Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if, based upon the closing price of the Parent Common Shares as reported on the primary market on which the Parent Common Shares are listed for trading (the “Parent Exchange”) on the business day immediately preceding the Effective Time, the aggregate value of the Parent Common Shares to be issued in connection with the Parent Merger would be less than 50% of the sum of the aggregate cash to be received by the holders of the Morgan Common Shares (including amounts paid to dissenters), plus the value of the Parent Common Shares to be received by the holders of the Morgan Common Shares, as consideration in connection with the Parent Merger, then Parent will increase the Stock Exchange Ratio so that the aggregate value of the Parent Common Shares to be issued to the holders of the Morgan Common Shares in connection with the Parent Merger, as determined based upon the closing price of the Parent Common Shares on the Parent Exchange on the business day immediately preceding the Effective Time, is equal to 50% of the sum of the aggregate cash to be received by the holders of the Morgan Common Shares (including amounts paid to dissenters), plus the value of the Parent Common Shares to be received by the holders of the Morgan Common Shares as consideration in connection with the Parent Merger.

3.02  Rights as Shareholders; Stock Transfers.

At the Effective Time, the Morgan Common Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Morgan Common Shares shall cease to be, and shall have no rights as, shareholders of Morgan, other than to receive any dividend or other distribution with respect to such Morgan Common Shares with a record date occurring prior to the Effective Time, the consideration provided under this Article III and the appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Morgan or the Surviving Corporation of any Morgan Common Shares (other than Dissenting Shares, if applicable).

3.03  Fractional Shares.

Notwithstanding any other provision hereof, no fractional Parent Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger and no Parent dividend or other distribution or stock split or combination will relate to any fractional Parent Common Share, and such fractional Parent Common Shares will not entitle the owner thereof to vote or to any rights of a security holder of Parent; instead, Parent shall pay to each holder of Morgan Common Shares who would otherwise be entitled to a fractional Parent Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Parent Common Share to which the holder would be entitled by $52.00.

3.04  Exchange Procedures.

(a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates representing Morgan Common Shares (“Old Certificates”), for exchange in accordance with this Article III, certificates representing the Parent Common Shares (“New Certificates”) and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto and any cash to be paid in lieu of fractional Parent Common Shares, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Morgan Common Shares. Parent shall make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional Parent Common Shares pursuant to Section 3.03 and any dividends and other distributions pursuant to Section 3.04(e).

(b) No interest will be paid on any cash, including any cash to be paid in lieu of fractional Parent Common Shares or in respect of dividends or distributions that any such Person shall be entitled to receive pursuant to this Article III.

(c) Promptly after the Effective Time, but not later than 10 days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of an Old Certificate that was converted pursuant to Section 3.01 (i) a form of letter of transmittal (the “Letter of Transmittal”) specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering such Old Certificates in exchange for the New Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, the holder of such Old Certificate shall receive in exchange therefor (A) a New Certificate representing that number of whole Parent Common Shares that such holder has the right to receive pursuant to the provisions of this Article III, and/or (B) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 3.04(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Morgan Common Shares that is not registered in the transfer records of Morgan, a New Certificate representing the proper number of Parent Common Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Parent Common Shares and/or in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.04(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Parent Common Shares and/or the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 3.04(e) hereof.

(d) Promptly following the date that is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Morgan Common Shares who have not theretofore complied with this Article III may look thereafter only to the Surviving Corporation for the Parent Common Shares, any dividends or distributions thereon and any cash to be paid as part of the Merger Consideration or in lieu of fractional Parent Common Shares to which they are entitled pursuant to this Article III, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Morgan Common Shares for any Parent Common Shares, any dividends or distributions thereon or any cash to be paid as part of the Merger Consideration or in lieu of fractional Parent Common Shares delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) No dividends or other distributions with respect to Parent Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing Morgan Common Shares converted in the Parent Merger into the right to receive such Parent Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Parent Common Shares such holder had the right to receive upon surrender of the Old Certificates.

(f) If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Parent Common Shares to which such Person is entitled pursuant to Section 3.01(a) with respect to the Morgan Common Shares formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such Person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Parent Common Shares to which such Person is entitled pursuant to Section 3.03 and/or the cash to be paid in respect of any dividends or distributions to which such Person may be entitled pursuant to Section 3.04(e).

(g) Parent is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Morgan Common Shares and Morgan Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable Law. To the extent that amounts are so withheld by Parent, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Morgan Common Shares and Morgan Stock Options in respect of which such deduction and withholding were made by Parent.

3.05  Anti-Dilution Provisions.

In the event Parent changes (or establishes a record date for changing) the number of Parent Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Parent Common Shares and the record date therefor shall be prior to the Effective Date, the Stock Exchange Ratio shall be proportionately adjusted. In the event that Rights are issued under the Rights Agreement, and such Rights are issued between the date of this Agreement and the Effective Date, then Morgan shareholders who receive Parent Common Shares as a result of the Parent Merger shall additionally receive Rights on the Effective Date to the same extent they would have received Rights if they had held such Parent Common Shares when such Rights were issued.

3.06  Treatment of Stock Options.

There are currently outstanding options to purchase 74,500 Morgan Common Shares under the Morgan Stock Plan (each, a “Morgan Stock Option”). Each Morgan Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated immediately prior to the Effective Time and each grantee thereof shall be entitled to receive, in lieu of the Morgan Common Shares, that would otherwise have been issuable upon exercise thereof, an amount in cash computed by multiplying (a) the excess of (i) $52.00 over (ii) the exercise price of such Morgan Stock Option by (b) the number of Morgan Common Shares subject to the Morgan Stock Option. Morgan shall use commercially reasonable efforts to take or cause to be taken all action necessary to obtain a written consent from each holder of a Morgan Stock Option to permit such termination effective at the Effective Date. Morgan may elect to pay immediately prior to the Effective Time to each holder of a Morgan Stock Option from whom a written consent has been obtained pursuant to the preceding sentence the aggregate amount to which such holder is entitled pursuant to this Section 3.06.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01  Forbearances of Morgan.

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated by this Agreement and/or disclosed on Morgan’s Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, Morgan shall not, and shall cause its Subsidiary not to:

(a) Ordinary Course.  Conduct the business of Morgan and its Subsidiary other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Morgan’s ability to perform any of its material obligations under this Agreement.

(b) New Activities.  Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

(c) Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Morgan Common Shares or any Rights, (ii) permit any additional Morgan Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (iii) permit any purchases of Morgan Common Shares to be made under the Morgan Stock Plan, (iv) effect any recapitalization, reclassification, stock split or like change in capitalization or (iv) enter into, or take any action to cause any holders of Morgan Common Shares to enter into, any agreement, understanding or commitment relating to the right of holders of Morgan Common Shares to vote any Morgan Common Shares, or cooperate in any formation of any voting trust or similar arrangement relating to such shares, other than the Voting Agreements.

(d) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than (A) quarterly cash dividends on Morgan Common Shares in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates consistent with past practice, and (B) dividends from its wholly owned Subsidiary to Morgan; (ii) otherwise declare or make any distribution on any shares of its capital stock; or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e) Subsidiaries.  (i) Issue, sell or otherwise permit to become outstanding, (ii) transfer, mortgage, encumber or otherwise dispose of (iii) permit the creation of any Lien in respect of, or (iv) amend or modify the terms of, any equity interests held in a Subsidiary of Morgan.

(f) Compensation; Employment Agreements; Etc.  Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Morgan or its Subsidiary, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, (ii) for other changes that are required or made advisable by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(g) Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance Contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of, or independent contractor with respect to, Morgan or its Subsidiary (or any dependent or beneficiary of any of the foregoing Persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, other than pursuant to this Agreement.

(h) Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien for sales of Loans, debt securities or similar investments (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any portion of, any of its assets, deposits, business or properties except in the ordinary and usual course of business consistent with past practice.

(i) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

(j) Governing Documents.  Amend the Morgan Articles, Morgan Code or the Governing Documents of Morgan’s Subsidiary.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l) Contracts.  Except in the ordinary and usual course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts, or enter into any new contract that would be required to be disclosed pursuant to the standards set forth in Section 5.03(k).

(m) Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is immaterial to Morgan and its Subsidiary, taken as a whole.

(n) Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or (iii) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject Parent, Morgan or any Subsidiary of either to material regulation by a Regulatory Authority that does not presently regulate such company or to regulation by a Regulatory Authority that is materially different from current regulation.

(o) Risk Management.  Except as required by applicable Law, (i) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Indebtedness.  Incur, cancel, release, assign, modify, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person with respect to any indebtedness for borrowed money in an amount in excess of $500,000; provided, however, that Morgan may continue to borrow from the Federal Home Loan Bank of Cincinnati, National City Bank and/or Great Lakes Bankers Bank in accordance with past practices.

(q) Related Party Transactions.  Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

(r) Taxes.  Make or change any material election with respect to Taxes, settle any material Tax audit or proceeding, enter into any Tax closing agreement or request any Tax private letter or similar ruling.

(s) Loans.  Extend credit for new loans, renewals and extensions on a secured or unsecured basis, except in accordance with the lending limits set forth in Morgan’s loan policy dated July 27, 2006 and pursuant to historic business practices, which policy shall not be modified without the prior written consent of Parent.

(t) Capital Expenditures.  Make any capital expenditures in excess of $50,000 in any one case or $100,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $100,000 for any twelve-month period.

(u) Capitalization Status.  Fail to maintain Morgan Bank’s status as a “well-capitalized” bank within the meaning of the risk-based capital guidelines issued by the Board of Governors of the Federal Reserve System; provided that, for purposes of this clause (u), charges relating to the transactions contemplated by this Agreement shall be excluded from the determination of such status.

(v) Commitments.  Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (u).

4.02  Forbearances of Parent.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on Parent’s Disclosure Schedule, without the prior written consent of Morgan, which consent shall not be unreasonably withheld, Parent shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of Parent and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Parent’s ability to perform any of its material obligations under this Agreement.

(b) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(c) Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

(d) Risk Management.  Except as required by applicable Law, (i) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate hedging policies and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(e) Commitments.  Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (d).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Schedules.

On or prior to the date hereof, Parent delivered to Morgan a schedule and Morgan delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Morgan’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Morgan arising solely from actions taken in compliance with a written request of Parent.

5.02  Standard.

No representation or warranty of Morgan or Parent contained in Section 5.03 (other than Sections 5.03(h), (i), (k), (l), (n), (q), (s), (t) and (w) (collectively, the “Excluded Representations”)) or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 (other than the Excluded Representations) or 5.04 (without giving effect to any limitation set forth in Section 5.03 (other than in the Excluded Representations) or 5.04 arising from the use of the words “material” or “materially” or the phrase “Material Adverse Effect” or similar qualifiers) has had, or is reasonably likely to have, a Material Adverse Effect.

5.03  Representations and Warranties of Morgan.

Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Morgan hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Authority.  Morgan is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Morgan is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Morgan Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Morgan Bank is not required to be qualified to do business in any state or in any foreign jurisdictions where it owns or leases property or assets or conducts its business.

(b) Capital Structure of Morgan.  The authorized capital stock of Morgan consists solely of 600,000 Morgan Common Shares, of which 466,302 Morgan Common Shares were outstanding as of the date hereof. As of the date hereof, no shares of Treasury Stock were held by Morgan and none were otherwise owned by Morgan or its Subsidiary. The outstanding Morgan Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, (i) there were no Morgan Common Shares authorized and reserved for issuance, and (ii) Morgan did not have any commitment to authorize, issue or sell any Morgan Common Shares or Rights, except pursuant to this Agreement and the Morgan Stock Plan. Morgan does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of Morgan on any matter.

(c) Subsidiaries.

(1) (A) Morgan has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Morgan owns, directly or indirectly, all the issued and outstanding equity securities of its Subsidiary, (C) no equity securities of its Subsidiary is or may become required to be issued (other than to it or its wholly-owned Subsidiary) by reason of any Right or otherwise, (D) there are no Contracts by which of such Subsidiary is or may be bound to sell or otherwise transfer any equity securities of such Subsidiary (other than to Morgan or its wholly-owned Subsidiary), (E) there are no Contracts relating to Morgan’s rights to vote or to dispose of any equity securities of any such

Subsidiary and (F) all the equity securities of the Subsidiary held by Morgan or its Subsidiary are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Morgan or its Subsidiary free and clear of any Liens.

(2) Except as Previously Disclosed, Morgan does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiary. Morgan has Previously Disclosed, as of the date of this Agreement, a list of all equity securities it or its Subsidiary holds involving, in the aggregate, beneficial ownership or control by Morgan or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional Persons would need to be included on such a list.

(3) Morgan’s Subsidiary has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Morgan Bank is Morgan’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977 as of the date of this Agreement.

(d) Corporate Power; Authorized and Effective Agreement.  Each of Morgan and its Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding Morgan Common Shares entitled to vote on this Agreement (the “Required Morgan Vote”) and the approval of Regulatory Authorities, Morgan has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and, subject to approval by the board of directors of Morgan Bank and by Morgan as sole shareholder of Morgan Bank, Morgan Bank has the corporate power and authority to consummate the Subsidiary Merger as contemplated by Section 2.02.

(e) Corporate Authority.  Subject to adoption of this Agreement by the Required Morgan Vote (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Morgan and the Morgan Board on or before the date hereof. The Agreement to Merge, when executed by Morgan Bank, shall have been approved by the Board of Directors of Morgan Bank and by the Morgan Board, as the sole shareholder of Morgan Bank. This Agreement is a valid and legally binding obligation of Morgan, enforceable against Morgan in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(f) Fairness Opinion.  The Morgan Board has received the written opinion of Ryan Beck & Co., Inc., to the effect that, as of the date hereof, the consideration to be received by the holders of Morgan Common Shares in the Parent Merger is fair to the holders of Morgan Common Shares from a financial point of view, which opinion will be updated by Ryan Beck & Co., Inc. and provided to the Morgan Board on the date of the Proxy Statement.

(g) Regulatory Filings; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Morgan or any of its Subsidiaries in connection with the execution, delivery or performance by Morgan of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) filings of applications and notices, as applicable, with Regulatory Authorities, and (B) the filing of the Certificates of Merger with the OSS pursuant to the OGCL. As of the date hereof, Morgan is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(2) Subject to receipt of the regulatory and shareholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities Laws by Parent, except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Morgan or its Subsidiary or to which Morgan or its Subsidiary or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Morgan or its Subsidiary or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

(h) Regulatory Reports; Material Adverse Effect.

(1) Morgan (A) has delivered to Parent copies of the audited consolidated balance sheets and the related audited consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules) of Morgan and its consolidated Subsidiary as of and for each of the three full fiscal years ended December 31, 2005, and of the unaudited balance sheet and the related unaudited statement of income, as of and for the three and nine months ended September 30, 2006 and 2005 (the “Morgan Financial Statements”), and (B) has furnished Parent with a true and complete copy of each material report filed by Morgan with the Federal Reserve Board or by its Subsidiary with any Regulatory Authorities from and after January 1, 2001 (each, a “Regulatory Reporting Document”), which are all the material documents that Morgan or its Subsidiary was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

(2) The Morgan Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of Morgan and its Subsidiary, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (B) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of Morgan and its Subsidiary as of the dates and for the periods indicated. The Morgan Financial Statements have been prepared in accordance with GAAP, subject in the case of unaudited interim financial statements for the three and nine months ended September 30, 2006 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither S.R. Snodgrass, AC nor any other firm of independent certified public accountants has prepared or delivered to Morgan any management letters that express any material concerns or issues regarding Morgan’s internal controls, accounting practices or financial conditions since January 1, 2001.

(3) To the knowledge of Morgan, S.R. Snodgrass, AC, which has expressed its opinion with respect to the audited financial statements of Morgan and its Subsidiaries included in the Morgan Financial Statements (including the related notes), is and has been throughout the periods covered by such financial statements an independent registered public accounting firm with respect to Morgan within the meaning of the Securities Act and the related rules of the SEC and the requirements of the Public Company Accounting Oversight Board.

(i) Litigation.  Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Morgan or its Subsidiary and, to Morgan’s knowledge, no such litigation, claim or other proceeding has been threatened.

(j) Regulatory Matters.

(1) Neither Morgan nor its Subsidiary or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authorities.

(2) Neither Morgan nor its Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance with Laws.

(1) Except as Previously Disclosed, each of Morgan and its Subsidiary:

(A) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(B) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Morgan’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current; and

(C) has received, since December 31, 2005, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Morgan or its Subsidiary is not in material compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Morgan’s knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Morgan, its Subsidiary or any officer, director or employee thereof;

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(2) None of Morgan or its Subsidiary has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending violations” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(l) Material Contracts; Defaults.  Except for this Agreement and Contracts which have been Previously Disclosed, neither Morgan nor its Subsidiary is a party to, bound by or subject to any Contract (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by Morgan or its Subsidiary (including without limitation a non-compete or similar provision). Neither Morgan nor its Subsidiary nor, to Morgan’s knowledge, any other party thereto is in material default under any Contract to which it is a party, by which its respective assets, business, or operations may be bound or materially affected in any way, or under which it or its respective assets, business, or operations receive material benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. Morgan has Previously Disclosed a complete and accurate listing and copies of the following materials (other than those that have been performed completely and those related to loans made by Morgan Bank, deposits in Morgan Bank, investment securities held by Morgan or Morgan Bank, or borrowings by the Morgan Bank): (A) each Contract that involves performance of services or delivery of goods or materials by Morgan or any of its Subsidiaries of an amount or value in excess of $25,000 annually with a remaining term greater than one year; and (B) each Contract that involves expenditures or receipts of Morgan or its Subsidiaries in excess of $25,000 annually with a remaining term greater than one year, including but not limited to consulting, systems, software, ATM, network, telephone, communications, data processing, reporting, armored transportation, guard, security, security monitoring, janitorial, landscaping, maintenance, credit card, check printing, marketing or other service agreements.

(m) No Brokers.  No action has been taken by Morgan that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fees to be paid to Ryan Beck & Co., Inc.

(n) Employee Benefit Plans.

(1) Section 5.03(n)(i) of Morgan’s Disclosure Schedule contains a complete and accurate listing of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements other than those described in Department of Labor Reg. §§ 2510.3-1(b) through (k), 2510.3-2(d) and 2510.3-3(b) maintained or contributed to by Morgan or its Subsidiary and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Morgan or its Subsidiary participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). However, Compensation and Benefit Plans does not include plans, funds, programs, policies, practices or procedures maintained or funded by Employees, Consultants, Officers or Directors for their own benefit or for the benefit of their employees such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or other persons who are not Employees. Neither Morgan nor its Subsidiary has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(g) of this Agreement or as required by applicable Law.

(2) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Law have been timely made. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received (or has applied for or will timely apply for) a favorable determination letter from the Internal Revenue Service (“IRS”), and Morgan is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Morgan, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Morgan nor its Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Morgan or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(3) No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Morgan or its Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-

employer plan of any entity (an “ERISA Affiliate”) that is considered one employer with Morgan under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Morgan, its Subsidiary nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. Except as Previously Disclosed, neither Morgan nor its Subsidiary maintains or contributes to or is obligated to contribute to (or ever maintained, contributed to or was obligated to contribute to) any program subject to Section 412 of the Code or Title IV of ERISA. To the knowledge of Morgan and its Subsidiary, there is no pending investigation or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(4) All contributions required to be made under the terms of any Compensation and Benefit Plan or any other plan maintained by an entity that is considered to be related to Morgan under Section 414(b) or (c) of the Code have been timely made in cash or have been reflected on the Morgan Financial Statements as of December 31, 2005.

(5) Neither Morgan nor its Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Pension Plan. There has been no communication to Employees by Morgan or its Subsidiary that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(6) Morgan and its Subsidiary do not maintain any Compensation and Benefit Plans covering foreign Employees.

(7) With respect to each Compensation and Benefit Plan, if applicable, Morgan has provided or made available to Parent, true and complete copies of existing: (A) the current versions of Compensation and Benefit Plan documents and all subsequently adopted amendments thereto; (B) the current versions of trust instruments and insurance Contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed within the past year with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(8) Except as disclosed on Section 5.03(n)(viii) of Morgan’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(9) Neither Morgan nor its Subsidiary maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(10) Except as disclosed on Section 5.03(n)(x) of Morgan’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent, Morgan or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Morgan on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(o) Labor Matters.  Neither Morgan nor its Subsidiary is a party to or is bound by any Contract, collective bargaining agreement or other understanding with a labor union or labor organization, nor is Morgan or its Subsidiary the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Morgan or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or its Subsidiary pending or, to Morgan’s knowledge, threatened, nor is Morgan aware of any activity involving its Subsidiary’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(p) Takeover Laws.  Assuming Parent is not an “interested shareholder” as that term is defined under Section 1704.01(C)(8) of the OGCL as of the date hereof, and will not be prior to the Morgan Board’s approval of the Voting Agreements, Morgan has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of the State of Ohio (collectively, “Takeover Laws”) applicable to it and (ii) any other applicable provision of the Governing Documents of Morgan or its Subsidiary.

(q) Environmental Matters.  Except as Previously Disclosed, to Morgan’s knowledge, neither the conduct nor operation of Morgan or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Morgan’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Morgan’s knowledge, neither Morgan nor its Subsidiary has received any notice from any Person that Morgan or its Subsidiary or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(r) Tax Matters.

(1) Except as Previously Disclosed, all material Tax Returns that are required to be filed by or with respect to Morgan and its Subsidiary have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) except as Previously Disclosed, none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Morgan or its Subsidiary. Morgan has made or will make available to Parent true and correct copies of the United States federal income Tax Returns filed by Morgan and its Subsidiary for each of the three most recent fiscal years ended on or before December 31, 2005. Neither Morgan nor its Subsidiary has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Morgan Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the Morgan Financial Statements. As of the date hereof, neither Morgan nor its Subsidiary has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(s) Risk Management Instruments.  Neither Morgan nor any Morgan Subsidiary has any interest rate swaps, caps, floors, option agreements, futures and forward Contracts or other similar risk management arrangements.

(t) Accounting Controls.  Each of Morgan and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Morgan Board, that (i) all material transactions are executed in accordance with management’s general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of Morgan and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Books and Records.  The books and records of Morgan and its Subsidiary have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(v) Insurance.  Section 5.03(v) of Morgan’s Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by Morgan or its Subsidiary. Morgan and its Subsidiary are insured with reputable insurers against such risks and in such amounts as the management of Morgan reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Morgan and its Subsidiary are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(w) Morgan Off Balance Sheet Transactions.  Section 5.03(w) of Morgan’s Disclosure Schedule sets forth a true and complete list of all affiliated Morgan entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Morgan or its Subsidiary or any officer or director of Morgan or its Subsidiary has an economic or management interest. Section 5.03(w) of Morgan’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Morgan affiliated entity, on the one hand, and Morgan, its Subsidiary, and any officer or director of Morgan or its Subsidiary, on the other hand, that are not reflected in the consolidated financial statements of Morgan (each, a “Morgan Off Balance Sheet Transaction”), along with the following information with respect to each such Morgan Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Morgan or its Subsidiary; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Morgan or its Subsidiary to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Morgan or its Subsidiary.

(x) Disclosure.  The information Previously Disclosed by Morgan, when taken together with the representations and warranties contained in this Section 5.03, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in the light of the circumstances in which they are being made, not misleading.

(y) Material Adverse Change.  Since December 31, 2005, (i) Morgan and its Subsidiary have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.01 hereto and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect on Morgan.

(z) Absence of Undisclosed Liabilities.  Except (i) as reflected in Morgan’s unaudited balance sheet at September 30, 2006 or liabilities described in any notes thereto or (ii) for liabilities incurred in the ordinary course of business since September 30, 2006 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Morgan nor its subsidiary has any material liabilities or obligations of any nature.

(aa) Properties.  Morgan and its Subsidiary have good and (as to real estate) marketable title, free and clear of all Liens to all of the properties and assets, real and personal, reflected on the Morgan Financial Statements as being owned by Morgan as of December 31, 2005 or acquired after such date, except (i) statutory

Liens for amounts not yet due and payable, (ii) pledges to secure deposits and borrowings and other Liens incurred in the ordinary and usual course of banking business, (iii) such imperfections of title, easements, Liens, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business and (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Morgan or its Subsidiary, as lessee, leases real or personal property (except for leases that have expired by their terms or that Morgan or such Subsidiary has agreed to terminate since the date hereof) are with unrelated third parties that are not Related Persons and are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and to general equity principles) without default thereunder by the lessee or, to Morgan’s knowledge, the lessor. Morgan has Previously Disclosed a complete and accurate listing and copies of each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year).

(bb) Loans.  Except as Previously Disclosed, each Loan reflected as an asset in the Morgan Financial Statements and each balance sheet date subsequent thereto, other than any Loan the unpaid balance of which does not exceed $200,000, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of the date of this Agreement, Morgan Bank is not a party to a Loan with any director, executive officer or 5% shareholder of Morgan or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by Morgan Bank and that are subject either to Section 22(g) or (h) of the Federal Reserve Act, as amended, comply therewith.

(cc) Allowance for Loan Losses.  The allowance for loan losses reflected on the Morgan Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(dd) Repurchase Agreements.  With respect to all agreements pursuant to which Morgan or its Subsidiary has purchased securities subject to an agreement to resell, if any, Morgan or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(ee) Deposit Insurance.  The deposits of Morgan Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Morgan Bank has paid all assessments and filed all reports required by the FDIA.

(ff) Related Party Transactions.  Except as Previously Disclosed, Morgan and its Subsidiary have not entered into any transactions with a Related Person.

(gg) Intellectual Property.  Morgan and its Subsidiary own or have a valid right to use all material patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, the “Intellectual Property Rights”) as are necessary in connection with the business of Morgan and its Subsidiary, taken as a whole. Morgan has Previously Disclosed a complete and accurate listing of each material registration, licensing agreement or other Contract with respect to Intellectual Property Rights, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the intellectual property of Morgan or its Subsidiaries. To the knowledge of Morgan, neither Morgan nor its Subsidiary have infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, and no third party has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to Morgan or its Subsidiary.

5.04  Representations and Warranties of Parent.

Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Parent hereby represents and warrants to Morgan as follows:

(a) Organization, Standing and Authority.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Parent is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Lorain National is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. Lorain National is not required to be qualified to do business in any state or in any foreign jurisdictions where it owns or leases property or assets or conducts its business.

(b) Parent Shares.

(1) The authorized capital stock of Parent consists of 16,000,000 shares, of which (A) 15,000,000 shares are Parent Common Shares, $1.00 par value, of which 6,443,673 shares were issued and outstanding and 328,194 shares were held in the treasury of Parent as of the close of business on the trading day immediately preceding the date hereof, and (B) 1,000,000 shares are Parent Preferred Shares, no par value per share, of which no shares are outstanding as of the date hereof. Pursuant to the Rights Agreement, a dividend distribution of one Right is attached to each outstanding Parent Common Share to shareholders of record at the close of business on November 6, 2000 and thereafter, until the Distribution Date (as defined in the Rights Agreement). Each Right entitles the registered holder to purchase from the Company units of Parent Preferred Shares, at an exercise price of $60 per Right. The outstanding Parent Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(2) The Parent Common Shares to be issued in exchange for Morgan Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Shares to enable Parent to issue in the Parent Merger the portion of the Merger Consideration consisting of Parent Common Shares.

(c) Subsidiaries.  Parent has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

(d) Corporate Power.  Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(e) Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board prior to the date hereof and no shareholder approval is required on the part of Parent. The Agreement to Merge, when executed by Lorain National, shall have been approved by the Board of Directors of Lorain National and by the Parent Board, as the sole shareholder of Lorain National. This Agreement is a valid and legally binding agreement of Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Parent Merger or the other transactions contemplated hereby except for (A) the filing of applications and notices, as applicable, with the Regulatory Authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the Certificates of Merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of Parent Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Parent is not aware of any reason why the Requisite Regulatory Approvals (as defined in Section 7.01(b)) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(2) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or Contract of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Governing Documents of Parent or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, or governmental Contract.

(g) Financial Reports and SEC Documents; Material Adverse Effect.  Parent’s Annual Report on Form 10-K for the fiscal years ended December 31, 2004 and 2005, and all other reports, registration statements, proxy statements or information statements filed, or which have been or are to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2005, under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed, together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority under any applicable Law (collectively, “Parent SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(h) Litigation; Regulatory Action.

(1) No material litigation, claim or other proceeding before any court or governmental agency is pending against Parent or any of its Subsidiaries and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened.

(2) Neither Parent nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Parent or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(i) Compliance with Laws.

(1) Each of Parent and its Subsidiaries:

(A) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the USA Patriot Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(B) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

(C) has received, since December 31, 2005, no notification or communication from any Regulatory Authority or Governmental Authority (1) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces, (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist) or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Parent, any of its Subsidiaries or any officer, director or employee thereof;

(E) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(2) None of Parent or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending violations” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations.

(j) Brokerage and Finder’s Fees.  Parent has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby, except for the fees to be paid to Austin Associates, LLC.

(k) Takeover Laws.  Parent has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Parent and the Rights Agreement.

(l) Tax Matters.  (i) Except as Previously Disclosed, all material Tax Returns that are required to be filed by or with respect to Parent and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full as required, (iii) except as Previously Disclosed, none of the Tax Returns referred to in clause (i) the statute of limitations of which is still open has been examined by the IRS or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made as a result of any examination of a taxing authority have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) except as Previously Disclosed, no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Parent SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Parent SEC Documents filed on or prior to the date hereof (the “Parent Financial Statements”). As of the date hereof, neither Parent nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

(m) Books and Records.  Except for the minutes relating to the process leading to this Agreement and the transactions contemplated hereunder, the books and records of Parent and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(n) Disclosure.  The information Previously Disclosed by Parent, when taken together with the representations and warranties contained in this Section 5.04, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein, in light of the circumstances in which they are being made, not misleading.

(o) Material Adverse Change.  Since December 31, 2005, Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations, except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, that has had or could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(p) Absence of Undisclosed Liabilities and Changes.  Except as disclosed in the Parent’s Regulatory filings filed with the SEC prior to the date hereof, none of the Parent or its Subsidiaries has any obligation or liability (whether or not required to be reflected in financial statements prepared in accordance with GAAP or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Parent, and, since December 31, 2005, on a consolidated basis the Parent and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(q) Deposit Insurance.  The deposits of Lorain National are insured by the FDIC in accordance with the FDIA, and Lorain National has paid all assessments and filed all reports required by the FDIA.

(r) Allowance for Loan Losses.  The allowance for loan losses reflected on the Parent Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans, net of recoveries.

(s) Sarbanes-Oxley Act.  Parent is in compliance with the provisions of the Sarbanes-Oxley Act (including, without limitation, Section 404), and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(t) Accounting Controls.  Each of Parent and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Parent Board, that (i) all material transactions are executed in accordance with management’s general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of Parent and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Sophisticated Investor.  Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits of an investment in the Morgan Common Shares, and the matters discussed in this Agreement.

(v) Due Diligence.  Prior to the execution of this Agreement, Parent received Morgan’s Disclosure Schedule, as well as inspected, reviewed, and evaluated such documents, reports, financial statements, business records, and corporate records of Morgan as were provided by Morgan and as requested by Parent, met with and interviewed such officers, directors, employees and others as requested by its consultants, attorneys, employees, and representatives in the performance of its due diligence.

ARTICLE VI

COVENANTS

6.01  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Morgan and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Parent Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of Section 6.01(a), Morgan shall use its reasonable best efforts to obtain the consent or approval of all Persons party to a material Contract with Morgan or its Subsidiary, to the extent such consent or approval is required in order to consummate the Parent Merger and the Subsidiary Merger or for the Surviving Corporation to receive the benefits of such Contract.

6.02  Shareholder Approval.

Morgan agrees to take, in accordance with applicable Law and the Morgan Articles and Morgan Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Morgan’s shareholders for consummation of the Parent Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Morgan Meeting”), and to solicit shareholder approval, as promptly as practicable after the Registration Statement is declared effective. The Morgan Board shall recommend that Morgan’s shareholders adopt this Agreement at the Morgan Meeting (the “Morgan Recommendation”), unless with respect to such recommendation, the Morgan Board, after consultation with Roetzel & Andress, Morgan’s independent legal counsel, determines in good faith that it would constitute a breach of its applicable fiduciary duties. The obligation of Morgan to hold the Morgan Meeting shall not be affected by any Acquisition Proposal or any other event or circumstance.

6.03  Registration Statement.

(a) Parent agrees to prepare pursuant to all applicable Laws a registration statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Shares in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of Morgan constituting a part thereof (the “Proxy Statement”) and all related documents). Morgan agrees to cooperate, and to cause its Subsidiary to cooperate, with Parent, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Morgan and its Subsidiary have cooperated as required above, Parent agrees to file the Proxy Statement and the Registration Statement (together, the “Proxy Statement/Prospectus”) with the SEC as promptly as reasonably practicable but not later than 45 days after the date of this Agreement. Parent and Morgan shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the NASDAQ. Each of Morgan and Parent agrees to use all reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Morgan agrees to furnish to Parent all information concerning Morgan, its Subsidiary, officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Morgan shall use all reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after the Proxy Statement/Prospectus is declared effective.

(b) Each of Morgan and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Morgan shareholders and at the time of the Morgan Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Morgan and Parent further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) Parent agrees to advise Morgan, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04  Press Releases.

Parent and Morgan will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules; provided, however, that such party shall immediately inform the other party of the issuance of such public communication or the making of such public statement. Parent and Morgan will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05  Access; Confidentiality.

(a) Morgan shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Parent and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of Morgan as Parent may reasonably request.

(b) Parent shall, upon reasonable notice and subject to applicable Laws relating to the exchange of information, afford Morgan and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), and to such other information as Morgan may reasonably request and, during such period, it shall furnish promptly to Morgan (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business or properties of Parent as Morgan may reasonably request.

(c) Each of Morgan and Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Morgan and Parent, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Morgan and Parent under Section 6.03. Morgan and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of Law, each party shall keep confidential, and shall cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains, (iv) is or becomes readily ascertainable from published information or trade sources or (v) is such that such party is required by Law or court order to disclose. If either party is required or reasonably believes that it is required to disclose any information described in this Section 6.05(c) by (A) Law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far as it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable Laws, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required content of such disclosure. The Required Party shall furnish only that portion of the information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information described in this Section 6.05 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, Morgan shall promptly furnish Parent with copies of all monthly and other interim financial statements produced in the ordinary and usual course of business as the same shall become available.

6.06  Acquisition Proposals.

Morgan agrees that it shall not, and shall cause its Subsidiary and its Subsidiary’ officers, directors, agents, advisors and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Morgan Board from (a) making any disclosure to its shareholders if, in the good faith judgment of the Morgan Board, after having consulted with and considered the advice of Roetzel & Andress, independent legal counsel to the Morgan Board, failure so to disclose would be a breach of its fiduciary duties under applicable Law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Morgan Board reaffirms the Morgan Recommendation; (b) before the date of the Morgan Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any Person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to its shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to, a Superior Proposal, (ii) the Morgan Board, after having consulted with and considered the advice of Roetzel & Andress, independent legal counsel to Morgan, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Morgan and its shareholders in accordance with applicable Law, and (iii) Morgan receives from such Person a confidentiality agreement substantially in the form of the Confidentiality Agreement. Morgan also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent, with respect to any of the foregoing. Morgan shall promptly (within one business day) advise Parent following the receipt by Morgan of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal), and advise Parent of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. Morgan agrees that neither it nor its Subsidiary shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Morgan shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit Morgan or the Morgan Board from notifying any third party that contacts Morgan on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Morgan’s obligations under this Section 6.06.

6.07  Affiliate Agreements.

Not later than the 15th day prior to the mailing of the Proxy Statement, Morgan shall deliver to Parent a schedule of each Person that, to its knowledge, is or is reasonably likely to be, as of the date of the Morgan Meeting, deemed to be an “affiliate” of Morgan (each, a “Morgan Affiliate”) as that term is used in Rule 145 under the Securities Act. Morgan shall cause each Person who may be deemed to be a Morgan Affiliate to execute and deliver to Morgan on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

6.08  Takeover Laws.

No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.09  No Rights Triggered.

Morgan shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person (a) under the Governing Documents of Morgan or (b) under any material Contract to which it or its Subsidiary is a party except, in each case, as Previously Disclosed or contemplated by this Agreement.

6.10  Conformance of Policies and Practices.

Prior to the Effective Date, Morgan shall, consistent with GAAP and on a basis mutually satisfactory to it and Parent, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of Parent. Morgan shall not be obligated to take any such action pursuant to this Section 6.10 earlier than 15 days prior to the Effective Date, and unless and until Parent acknowledges that all conditions to the obligations of Parent to consummate the Parent Merger have been satisfied and certifies to Morgan that Parent’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that Parent is otherwise materially in compliance with this Agreement.

6.11  Transition.

Morgan and its Subsidiary shall reasonably cooperate with Parent and its Subsidiaries in order to facilitate an orderly transition of the management of the business of Morgan and its Subsidiary to Parent and in order to facilitate the integration of the operations of Morgan and Parent and their Subsidiaries and to permit the coordination of their related operations on a timely basis. To accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Morgan and Parent as a result of the Parent Merger, Morgan shall and shall cause its Subsidiary to consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Morgan shall and shall cause its Subsidiary to make available to Parent at the facilities of Morgan and its Subsidiary, where determined by Parent to be appropriate and necessary, office space in order to assist Parent in observing all operations and reviewing all matters concerning Morgan’s affairs. Without in any way limiting the provisions of Section 6.05(b), Parent, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to Morgan, be entitled to review the operations and visit the facilities of Morgan and its Subsidiary at all times as may be deemed reasonably necessary by Parent in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Parent, directly or indirectly, the right to control or direct or to unreasonably interfere with Morgan’s operations prior to the Effective Time. Prior to the Effective Time, Morgan shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiary’ respective operations.

6.12  Facilities Optimization.

Prior to the Effective Time, Morgan shall cooperate with Parent and use its reasonable best efforts in the filing of regulatory applications and/or the provision of such notices as may be required in order to permit the optimization of the combined organization’s branch network at the time the Subsidiary Merger occurs.

6.13  Investments.

Following the receipt of all required regulatory and shareholder approvals necessary to consummate the Parent Merger, Morgan shall sell, prior to the Effective Time, the number and type of securities held in Morgan’s portfolio as may be requested by Parent. Morgan shall not be obligated to take any such action pursuant to this Section 6.13 earlier than 15 days prior to the Effective Date, and unless and until Parent acknowledges that all conditions to the obligations of Parent to consummate the Parent Merger have been satisfied and certifies to Morgan that Parent’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that Parent is otherwise materially in compliance with this Agreement.

6.14  NASDAQ Listing or Notification.

As required by NASDAQ, Parent shall file a NASDAQ Notification Form for Listing of Additional Shares and/or Change in the Number of Shares Outstanding, with respect to Parent Common Shares to be issued to the holders of Morgan Common Shares in the Parent Merger.

6.15  Regulatory Applications.

(a) Parent and Morgan and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of the execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Parent and Morgan, and their respective legal counsel, shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities or Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party, Governmental Authority or Regulatory Authority.

6.16  Indemnification.

(a) Following the Effective Date, Parent shall indemnify, defend and hold harmless the present and former directors, officers and employees of Morgan and its Subsidiary (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) (each, a “Claim”) to the fullest extent permitted by Law.

(b) For a period of three (3) years from the Effective Time, Parent shall procure directors’ and officers’ liability insurance that serves to reimburse personally the present and former officers and directors of Morgan or its Subsidiary (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time and such insurance will have substantially the same terms as Morgan’s current directors’ and officers’ liability insurance; provided, however, that in no event will Parent be required to expend on an annual basis, as the cost of maintaining such coverage, more than 200% of the current annual amount for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, then Parent will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.16(a) unless and to the extent that Parent is actually prejudiced as a result of such failure. In the event of a Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, however, that Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.17  Employee Benefits.

(a) From and after the Effective Time, Morgan employees shall continue to participate in the Morgan employee benefit plans in effect at the Effective Time unless and until Parent, in its sole discretion, shall determine that Morgan employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Parent and that all or some of the Morgan plans shall be terminated or merged into certain employee benefit plans of Parent. Morgan employees continuing to be employed by Parent shall receive credit for service at Morgan and its Subsidiary for eligibility and vesting purposes (but not for benefit calculation purposes) under Parent’s employee benefit plans and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Morgan’s welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage, except in each case as otherwise required by applicable Law. Any employees terminated by Parent shall be paid for all of their unused vacation and sick time and shall be entitled to elect so-called “COBRA” in accordance with, and subject to, the provisions of Code Section 4980B(f).

(b) Parent agrees to make all severance, change of control or similar payments to any Morgan employees in accordance with the employment and retention Contracts set forth in Section 6.17(b) of Morgan’s Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement or elsewhere, immediately prior to the Effective Time, Morgan shall pay those Morgan employees who are entitled to a change of control payment in connection with the transactions contemplated by this Agreement in accordance with the agreements set forth in Section 6.17(b) of Morgan’s Disclosure Schedule, the payment to which each such employee is entitled in accordance with the terms of such employee’s agreement.

(c) Excepting the individuals covered by employment and retention Contracts set forth in Section 6.17(b) of Morgan’s Disclosure Schedule, Parent agrees (i) that any officer or employee of Morgan or its Subsidiary who is terminated on or after the Effective Date shall be entitled to receive severance pay in an amount equal to two weeks salary for each year of service, with a minimum of four weeks severance pay to be payable to each such terminated officer or employee.

(d) It is understood and agreed that nothing in this Section 6.17 or elsewhere in this Agreement shall be deemed to be a Contract of employment or be construed to give said employees any rights other than as employees at will under applicable Law and, with exception to the rights granted pursuant to Section 6.16 or 6.17(b), said employees shall not be deemed to be third-party beneficiaries of such provisions.

6.18  Notification of Certain Matters.

(a) Each of Morgan and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach

(without regard to any materiality, Material Adverse Effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.

(b) Morgan shall promptly notify Parent of any written notice or other bona fide communication from any Person alleging that the consent of such Person is or may be required as a condition to the Parent Merger.

(c) Morgan and its Subsidiary shall, prior to the Effective Date, notify its insurers in writing of all known incidents, events and circumstance that would reasonably be expected to give rise to a claim against Morgan or its Subsidiary, as applicable.

(d) Morgan shall notify Parent within two business days of the receipt of any summons, subpoena, complaint, or regulatory inquiry or whistleblower notice involving Morgan or its Subsidiary.

(e) Morgan shall promptly provide Parent with a copy of any Suspicious Activity Report filed with any regulatory agency.

(f) Morgan shall promptly notify Parent of the intended filing of collections litigation against any customer of Morgan if the principal balance is in excess of $100,000.

6.19  Dividend Coordination.

It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable quarter, there shall not be a payment of both a Parent and a Morgan dividend for Morgan shareholders.

6.20  Tax Treatment.

Between the date of this Agreement and the Effective Time, each of Parent and Morgan agrees (a) not to take any actions that would adversely affect the ability of Morgan and its shareholders to characterize the Parent Merger as a tax-free reorganization under Section 368(a) of the Code, and (b) to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Parent Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code. Parent and Morgan shall use reasonable best efforts to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinion set forth in Section 7.02(c) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent and Morgan shall execute and deliver to Roetzel & Andress, counsel to Morgan, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm, including the effective date of the Registration Statement and the Effective Date, in connection with their delivery of the opinion, pursuant to Section 7.02(c) hereof, with respect to the Tax treatment of the Parent Merger. Neither Parent nor Morgan shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of such certificates and representations.

6.21  No Breaches of Representations and Warranties.

Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Parent and Morgan shall not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect, subject to Section 5.02.

6.22  Consents.

Each of Parent and Morgan shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.23  Insurance Coverage.

Morgan shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.24  Correction of Information.

Each of Parent and Morgan shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.25  Supplemental Assurances.

(a) On the date the Registration Statement becomes effective and on the Effective Date, Morgan shall deliver to Parent a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Morgan, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) On the date the Registration Statement becomes effective and on the Effective Date, Parent shall deliver to Morgan a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Morgan) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.26  Regulatory Matters.

Parent, Morgan and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Morgan or its Subsidiary with, or a commitment letter, board resolution or similar submission by Morgan or its Subsidiary to, or supervisory letter from any Regulatory Authority to Morgan or its Subsidiary, to the satisfaction of such Regulatory Authority.

6.27  Parent Board of Directors; Advisory Board.

As of the Effective Time, the individual listed in Section 6.27 of the Morgan Disclosure Schedule shall be appointed to Parent’s Board of Directors, and such individual shall become a member of Class II of the Parent’s Board of Directors whose terms will expire at Parent’s 2009 annual meeting. If any such individual is unable or unwilling to serve as of the Effective Date, his or her replacement shall be selected by Morgan. Following the Effective Time, Parent shall form an advisory board with respect to the Morgan Bank business.

6.28  Use of Morgan Name.

Following the Effective Time, Parent agrees to use commercially reasonable efforts to continue the use of the name or service mark of “Morgan Bank” in Summit County, Ohio in connection with its operations and conduct of business.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

7.01  Conditions to Each Party’s Obligation to Effect the Parent Merger.

The respective obligation of each of Parent and Morgan to consummate the Parent Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been duly adopted by the Required Morgan Vote.

(b) Regulatory Approvals.  All regulatory approvals set forth in Section 7.01(b) of the Morgan Disclosure Schedule required to consummate the transactions contemplated hereby, including the Parent Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”) and no such approvals shall contain (i) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Time have or will have a

Material Adverse Effect on Parent and its Subsidiaries taken as a whole after giving effect to the consummation of the Parent Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Parent Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction.  No Regulatory Authority or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.02  Conditions to Obligation of Morgan.

The obligation of Morgan to consummate the Parent Merger is also subject to the fulfillment or written waiver by Morgan prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Morgan shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Morgan shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Tax Opinion.  Morgan shall have received an opinion of Roetzel & Andress, counsel to Morgan, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Morgan who receive solely Parent Common Shares in exchange for Morgan Common Shares, other than the gain or loss to be recognized as to cash received in lieu of fractional Parent Common Shares. In rendering its opinion, such counsel may require and rely upon representations contained in letters from Morgan and Parent.

(d) Directors’ and Officers’ Liability Insurance.  Parent shall have bound coverage for the directors’ and officers’ liability insurance to the extent required by Section 6.16(b) of this Agreement.

(e) Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

7.03  Conditions to Obligation of Parent.

The obligation of Parent to consummate the Parent Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Morgan set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Morgan by the Chief Executive Officer and the Chief Financial Officer of Morgan to such effect.

(b) Performance of Obligations of Morgan.  Morgan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Morgan by the Chief Executive Officer and the Chief Financial Officer of Morgan to such effect.

(c) Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Morgan and its Subsidiary taken as a whole, or any change, condition, event or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Morgan and its Subsidiary taken as a whole.

(d) Affiliate Agreements.  Parent shall have received the agreements referred to in Section 6.07 from each Morgan Affiliate.

7.04  Frustration of Closing Conditions.

Neither Parent nor Morgan may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Parent Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.01.

ARTICLE VIII

TERMINATION

8.01  Termination.

This Agreement may be terminated, and the Parent Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Parent and Morgan, if the Parent Board and Morgan Board so determine by vote of a majority of the members of each of the Parent Board and the Morgan Board.

(b) Breach.  At any time prior to the Effective Time, by Parent or Morgan, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay.  At any time prior to the Effective Time, by Parent or Morgan, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by September 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose failure to comply with any provision hereof has been the cause, or resulted in, the failure of the Effective Time to occur on or before such date.

(d) No Governmental Approval.  By Morgan or Parent, upon written notice to the other party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event (i) any Governmental Authority of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Parent Merger and the other transactions contemplated by this Agreement and such denial has become final and non-appealable; or (ii) any Governmental Authority or Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Parent Merger, and such order, decree, ruling or other action has become final and non-appealable.

(e) Parent Common Shares.  By Morgan, upon written notice to Parent, in the event that: (i) the market value of a Parent Common Share, based on the average closing price for Parent Common Shares for the twenty (20) trading days ending on the tenth (10th) trading day prior to the date then established for the Effective Date (such value referred to herein as the “Parent Reference Price”), is less than $13.16, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions, and (ii) the Parent Reference Price represents a decline as a percentage of $16.44, that exceeds by more than 10% the decline, if any, in the SNL Bank Index during the period beginning on the last trading day prior to signing and ending on the tenth (10th) trading day prior to the date then established for the Effective Date (the “Walkaway Right”); provided, however, that in the event Morgan determines to exercise the Walkaway Right, Parent may, at its option (the “Fill Option”), for a period of ten business days commencing on the date that Morgan provides written notice of such determination, offer to distribute to Morgan’s shareholders, in connection with the Merger Consideration, the number of shares of Parent Common Shares necessary for the Stock Exchange Ratio per share to equal $41.61 divided by the Parent Reference Price (the “Fill Offer”). In the event Parent determines not to exercise the Fill Option, it will so advise Morgan in writing, and thereafter, for a period of three business days Morgan may exercise its right to terminate this Agreement pursuant to this Section 8.01(e). If Parent determines to exercise the Fill Option, Morgan shall accept the Fill Offer and shall no longer be entitled to a right of termination under this Section 8.01(e).

(f) Superior Proposal.  At any time prior to the adoption of this Agreement by Morgan’s shareholders contemplated by Section 7.01(a), by Morgan, if Morgan’s Board so determines by vote of a majority of the members of the entire Morgan Board if (i) Morgan is not in breach of any material term of this Agreement including Section 6.06, (ii) the Morgan Board authorized Morgan, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Morgan notifies Parent in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five business days elapse after Parent receives the notice provided for in clause (iii) above and the Morgan Board continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Parent during such five business day period.

(g) Change in Recommendation.  By Parent, upon written notice to Morgan, if (i) in connection with the presentation of this Agreement to Morgan’s shareholders as contemplated by Section 7.01(a), the Morgan Board shall have failed to make the Morgan Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Parent, the Morgan Recommendation; or taken any other action or made any other statement in connection with the Morgan Meeting inconsistent with the Morgan Recommendation (any such action in this clause (i), a “Change in Recommendation”), whether or not permitted by the terms of this Agreement, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Morgan Meeting in accordance with Section 6.02 or the failure to prepare and mail to its shareholders the Proxy Statement/Prospectus in accordance with Section 6.02 or (iii) the Morgan Board takes the actions described in Section 6.06(c).

(h) Shareholder Approval.  By Morgan or Parent, upon written notice to the other party, if the Required Morgan Vote shall not have been obtained upon a vote for that purpose taken at a duly convened Morgan Meeting.

8.02  Effect of Termination and Abandonment; Enforcement of Agreement.

In the event of termination of this Agreement and the abandonment of the Parent Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01; and (b) that termination will not relieve a breaching party from liability for any material breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by Law or in equity.

8.03  Termination Fee; Expenses.

(a) Morgan shall pay to Parent, by wire transfer of immediately available funds, a termination fee in the amount of $1,000,000 (the “Termination Fee”) if:

(1) this Agreement is terminated by Morgan pursuant to Section 8.01(f); or

(2) (A) this Agreement is terminated by Parent pursuant to Section 8.01(b)(ii) or 8.01(g), or by Parent or Morgan pursuant to Section 8.01(h); (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Morgan shall have been publicly announced, publicly proposed or commenced; and (C) within 18 months after the date of such termination, Morgan shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated.

(b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; and (ii) two business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee in accordance with this Section 8.03(b), Morgan shall have no further liability to Parent at law or in equity with respect to such termination under Section 8.01(f), 8.01(b) or 8.01(g), with respect to any Out-of-Pocket Expenses under Section 8.03(c), or with respect to this Agreement.

(c) In the event that this Agreement is terminated (i) by Morgan pursuant to Section 8.01(b), as a result of a breach by Parent, (ii) by Parent pursuant to Section 8.01(b)(i), as a result of a breach by Morgan, or (iii) by either party pursuant to Section 8.01(c), as a result of the other party’s failure to comply with any provision hereof which failure was the cause, or resulted in, the failure of the Effective Time to occur on or before the date specified in Section 8.01(c), then the other party shall promptly (but not later than two business days after receipt of notice of such termination from the terminating party) pay to the terminating party an amount equal to all documented out-of-pocket expenses and fees incurred by the terminating party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Parent Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”). Upon payment of such Out-of-Pocket Expenses in accordance with this Section 8.03(c), the other party shall have no further liability to the terminating party at law or in equity with respect to such termination under Section 8.01(b) by Morgan, Section 8.01(b)(i) by Parent, or Section 8.01(c) by either party, or with respect to this Agreement.

(d) If either Parent or Morgan fails to pay all amounts due to the other party on the dates specified, then the breaching party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by either Morgan or Parent, as the case may be.

ARTICLE IX

MISCELLANEOUS

9.01  Survival.

None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms.

9.02  Waiver; Amendment.

Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, in each case, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Morgan Meeting, this Agreement may not be amended if it would violate Section 1701.78(G) of the OGCL or the federal securities Laws.

9.03  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties, and delivered to the other party, it being understood that both parties need not sign the same counterparts.

9.04  Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

9.05  Expenses.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses and all fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Parent.

9.06  Notices.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery if personally delivered, or telecopied (with confirmation), (b) on the first business day following date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid. All notices shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Morgan, to:

Morgan Bancorp, Inc.
178 West Streetsboro Street
Hudson, OH 44236
Attn: William A. Dougherty
Facsimile: (800) 309-6487

With a copy to:

Roetzel & Andress
222 South Main Street
Akron, OH 44308
Attn: Kevin C. O’Neil
Fax: (330) 376-4577

If to Parent, to:

LNB Bancorp, Inc.
457 Broadway,
Lorain, OH 44052
Attn: Daniel E. Klimas
Facsimile: (440) 244-4815

With a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH 44114
Attn: John J. Jenkins
Facsimile: (216) 241-0816

9.07  Entire Agreement; No Third Party Beneficiaries.

This Agreement and all schedules and exhibits attached hereto, together with the Voting Agreements (executed copies of which have been delivered to Parent prior to the execution of this Agreement) represent the entire agreement of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements or understandings heretofore made. Except for Sections 6.16 and 6.17(c) hereof, nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08  Interpretation; Effect.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Parent Merger as well as the other transactions contemplated hereby and the transactions contemplated by the Voting Agreements. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its reasonable best efforts to cause its other Affiliates to take, appropriate action in connection therewith. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any Law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such Law, rule or regulation.

9.09  Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10  Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Parent Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11  Assignment.

Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.12  Submission to Jurisdiction.

Each party hereto irrevocably submits to the jurisdiction of (a) the Court of Common Pleas of Lorain County, Ohio and (b) the United States District Court for the Northern District of Ohio, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of Ohio, or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Court of Common Pleas of Lorain County, Ohio. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Common Pleas of Lorain County, Ohio or (ii) the United States District Court for the Northern District of Ohio and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.12 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 9.12 shall not constitute a general consent to service of process in the State of Ohio and shall have no effect for any purpose except as provided in this Section 9.12. The parties hereto agree that final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATTEST	MORGAN BANCORP, INC.

By: /s/ J. Martin Erbaugh Name: J. Martin Erbaugh Title: Secretary	By: /s/ William A. Dougherty Name: William A. Dougherty Title: President and CEO

LNB BANCORP, INC.
By: /s/ Daniel E. Klimas Name: Daniel E. Klimas Title: President and CEO

ANNEX B

FAIRNESS OPINION FROM RYAN BECK & CO., INC.

January 15, 2007

The Board of Directors
Morgan Bancorp, Inc.
10 West Streetsboro Street
Hudson, OH 44236

Members of the Board:

You have requested our opinion that the consideration offered pursuant to the Agreement and Plan of Merger dated as of January 15, 2007 (the “Agreement”), by and among LNB Bancorp, Inc. (“LNB”) and Morgan Bancorp, Inc. (“Morgan”), is fair to the holders of Morgan common stock (the “Morgan Common Stock”) from a financial point of view. Under the terms of the agreement (the “Merger”), Morgan will be merged with and into LNB and shareholders of Morgan will have the right to elect to receive, for each share of Morgan common stock they own (1) 3.162 shares of LNB common stock, or (2) $52.00 in cash, or (3) a mixed election of stock and cash, subject to pro-ration if either cash or stock is oversubscribed, based on an election process prior to closing. The Agreement further provides that, in the aggregate, 50% of the Morgan shares will be exchanged for LNB common stock, with the remainder exchanged for cash. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have spoken with members of senior management of both Morgan and LNB to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) LNB’s Annual Reports, including audited financial statements, on Form 10-K for the years ended December 31, 2005, 2004 and 2003; (iii) LNB’s quarterly reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006; (iv) Morgan’s annual reports to shareholders, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003; (v) Morgan’s call reports for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006; (vi) certain other public and non-public information, primarily financial in nature, related to the respective businesses, earnings, assets and prospects of Morgan and LNB provided to Ryan Beck by management of the respective companies or obtained by Ryan Beck from other sources; (vii) the publicly available financial data of banking organizations which Ryan Beck deemed generally comparable to Morgan and LNB; (viii) the historical stock prices and trading volumes of Morgan’s and LNB’s common stock; and (ix) the terms of acquisitions of banking organizations which Ryan Beck deemed generally comparable in whole or in part to Morgan. Additionally, we conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate; analyzed the impact of the Merger on LNB; considered the future prospects of Morgan in the event it remained independent; and participated in meetings and telephone conferences with certain members of Morgan’s and LNB’s senior management to discuss Morgan’s and LNB’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies that may arise from the Merger.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Morgan and LNB that was publicly available or provided to Ryan Beck by Morgan and LNB. Ryan Beck is not an expert in the evaluation of loan portfolios or the allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Morgan or LNB as of September 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange

B-1

Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the management of Morgan and LNB. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Morgan or LNB nor did Ryan Beck review any loan files of Morgan or LNB. Ryan Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Morgan and LNB.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of Morgan as an independent contractor to determine whether the consideration offered to Morgan shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view, as of this date. Ryan Beck will receive a fee for its services, a substantial portion of which is due upon consummation of the Merger.

Prior to this transaction, Ryan Beck did not have an investment banking relationship with Morgan or LNB. Ryan Beck may solicit investment banking business from LNB in the future. Ryan Beck acts as a market maker in the common stock of LNB. Ryan Beck does not act as a market maker in the common stock of Morgan. In the ordinary course of its business as a broker dealer, however, Ryan Beck may actively trade equity or other securities of Morgan or LNB for its own account and the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

Our opinion is directed to the Board of Directors of Morgan and does not constitute a recommendation to any shareholder of Morgan as to how such shareholder should vote at any shareholder meeting held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent.

Based upon and subject to the foregoing it is our opinion that, as of this date, the consideration offered to Morgan shareholders in the Merger, as provided and described in the Agreement, is fair to the holders of Morgan Common Stock from a financial point of view.

Very truly yours,

/s/  Ryan Beck & Co., Inc.

Ryan Beck & Co., Inc.

B-2

ANNEX C

FORM OF VOTING AGREEMENT AND
SCHEDULE OF SHAREHOLDERS WITH VOTING AGREEMENTS

This VOTING AGREEMENT (this “Agreement”) is entered into on January 15, 2007, by and between LNB Bancorp, Inc., an Ohio corporation (“LNB”), and the party signing this agreement (the “Shareholder”), a resident of the State of Ohio solely in his individual capacity as beneficial owner of Common Shares, no par value per share (the “Common Shares”), of Morgan Bancorp, Inc., an Ohio corporation (“Morgan”).

WHEREAS, the Shareholder has sole or shared power to vote the Common Shares listed on the signature page hereto (all shares of such stock now owned and which may hereafter be acquired by the Shareholder prior to the termination of this Agreement, except Common Shares held by the Shareholder in a fiduciary capacity, shall be referred to herein as the “Control Shares”); and

WHEREAS, LNB and Morgan propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Morgan will merge with and into LNB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

A.	Voting of Control Shares

1.1  Voting Agreement.  The Shareholder hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of Morgan, however called, and in any action by consent of the shareholders of Morgan, the Shareholder shall vote the Control Shares: (i) in favor of the Parent Merger and the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Morgan and any person or entity other than LNB, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Morgan under the Merger Agreement or that would result in any of the conditions to the obligations of Morgan under the Merger Agreement not being fulfilled. Nothing contained in this Agreement shall be deemed to vest in LNB any direct or indirect ownership of the Control Shares.

B.	Representations and Warranties

The Shareholder hereby represents and warrants to LNB as follows:

2.1  Authority Relative to this Agreement.  The Shareholder has all necessary power and authority or capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

2.2  No Conflict.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not (i) conflict with or violate any law, rule, judgment or decree applicable to the Shareholder or the Control Shares, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of, a lien or encumbrance on any of the Control Shares.

(b) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent or approval of, or filing with or notification to, any regulatory body.

C.	Miscellaneous

3.1  Termination.  This Agreement shall terminate on the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

3.2  Specific Performance.  The Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that LNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.3  Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

3.4  Amendment.  This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

3.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State.

3.6  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

3.7  Assignments.  This Agreement shall not be assigned by operation of law or otherwise.

3.8  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.9  Fiduciary Duty.  Anything in this Agreement to the contrary notwithstanding, this Agreement will not require the Shareholder to take any action or omit to take any action if, after consultation with independent legal counsel, the Shareholder determines in good faith that the action or the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of the Shareholder’s fiduciary duties as a director or officer of Morgan or otherwise under applicable Ohio or federal law, or Morgan’s Articles or Code of Regulations.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER	LNB BANCORP, INC.

By: _ _
[Signature]	Name: Daniel E. Klimas
Title: President and CEO

[Print Name]

[Number of Common Shares]

Schedule of Shareholders with Voting Agreements

Ralph S. Buchanan, Jr.
William A. Dougherty
J. Martin Erbaugh
R. Thomas Green, Jr.
Robert D. Kallstrom
William L. Kimmerle
William L. Phipps
R. Lawrence Roth

ANNEX D

DISSENTERS’ RIGHTS UNDER SECTIONS 1701.84 AND 1701.85
OF THE OHIO REVISED CODE

§ 1701.84. Persons entitled to relief as dissenting shareholders.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781 [1701.78.1], 1701.79, 1701.791 [1701.79.1], or 1701.801 [1701.80.1] of the Revised Code;

(B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 [1701.78.1] of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 [1701.80.1] of the Revised Code;

(F) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 [1701.79.2] of the Revised Code.

§ 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Corporate Authority to Indemnify Under the Ohio Revised Code

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or master therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

The directors and officers of LNB also may be indemnified pursuant to Article VI of LNB’s amended code of regulations, which provides as follows:

Section 1.  Definitions.

For purposes of this Article, the following words and phrases shall have the meanings designated below:

a. “Claim” means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

b. “Indemnified Individual” means, subject to Section 8 of this Article, such of the following as the board of directors may determine (by a majority vote of a quorum of disinterested directors): all past, present and future shareholders, directors, officers, employees and other agents of LNB acting in any capacity at the request of or on behalf of LNB; and

c. “Liabilities” means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.

Section 2.  Indemnification for Third-Party Claims.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of LNB), under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of LNB and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual’s conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested directors) LNB shall not indemnify or save harmless an Indemnified Individual for such person’s willful misconduct.

Section 3.  Indemnification for Claims by or in the Right of LNB

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of LNB, under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of LNB; provided, however, that LNB shall not indemnify or save harmless an Indemnified Individual for (i) such person’s adjudicated negligence or misconduct in the performance of the Indemnified Individual’s duty to LNB, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.

Section 4.  Release from Liability and Contribution.

To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to LNB or to any other person and no Claim shall be maintained against any Indemnified Individual by LNB (or, for LNB’s benefit, by any other shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of such Indemnified Individual in any capacity at the request of or on behalf of LNB; provided, however, that an Indemnified Individual shall be liable to LNB for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by LNB or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of LNB; provided, however, that an indemnified Individual shall be liable to LNB and to any other Indemnified Individual for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.

Section 5.  Subrogation.

To the extent of any payment by LNB under this Article, LNB: (i) shall be subrogated to all the Indemnified Individual’s rights of recovery from any other person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by LNB to implement LNB’s right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.

Section 6.  Insurance and Similar Protection.

Whether or not the indemnification, release and other provisions of Section 2, Section 3 or Section 4 of this Article apply, LNB may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual’s duties for LNB or from such Indemnified Individual’s capacity as an agent or representative of LNB.

Section 7.  Other Rights.

The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by LNB’s Second Amended Articles of Incorporation, Amended Code of Regulations or any bylaws; (c) by any agreement; (d) by the vote of shareholders or directors; or (e) otherwise.

Section 8.  Conditions and Limitations.

a. As a condition precedent to the indemnification, release and/or performance of any other obligation of LNB under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of LNB of any actual or potential Claim; and (2) authorize and permit LNB, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit LNB to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with LNB and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.

b. At LNB’s option, LNB’s obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of LNB, upon termination of the Indemnified Individual’s employment with the Corporation, or (ii) if the Indemnified Individual is a director or officer, upon removal of such director or officer for cause (as determined by the board of directors) in accordance with the Amended Code of Regulations.

LNB has entered into employment agreements with certain of its officers which provide for indemnification for matters relating to such officer’s good faith actions or omissions arising from the performance of such officer’s duties thereunder. Indemnification pursuant to such agreements is conditioned upon such officer (a) notifying LNB of any actual or potential claims, (b) authorizing and permitting LNB, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claims and all proceedings and matters relating thereto, (c) permitting LNB to assume total, complete and exclusive control of the claims and all proceedings and matters relating thereto and (d) cooperating in all respects with LNB in handling the claims and all proceedings and matters related thereto.

LNB carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 21.	Exhibits And Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Exhibit Description

2	.1(1)	Agreement and Plan of Merger, dated as of January 15, 2007, by and among Morgan Bancorp, Inc. and LNB Bancorp, Inc., including the attached Form of Voting Agreement and Form of Morgan Affiliate Agreement.
4	.1(2)	Second Amended and Restated Articles of Incorporation of LNB Bancorp, Inc.
4	.2(2)	Amended and Restated Code of Regulations of LNB Bancorp, Inc.
4	.3(3)	Rights Agreement, dated as of October 24, 2000, between LNB Bancorp, Inc. and Registrar and Transfer Company, as Rights Agent.
4	.4(4)	Amendment No. 1 to Rights Agreement, dated as of May 17, 2006, between LNB Bancorp, Inc. and Registrar and Transfer Company, as Rights Agent.
5.1		Opinion of Calfee, Halter & Griswold LLP.
8	.1*	Opinion of Calfee, Halter & Griswold LLP, regarding tax matters.
23.1		Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).
23	.2*	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 8.1).
23.3		Consent of Plante & Moran, PLLC, regarding LNB Bancorp, Inc.
23.4		Consent of KPMG LLP, regarding LNB Bancorp, Inc.
23.5		Consent of S.R. Snodgrass A.C., regarding Morgan Bancorp, Inc.
24.1		Power of Attorney (included on the signature pages of this registration statement).
99.1		Form of Voting Agreement, dated January 15, 2007, between LNB Bancorp, Inc. and certain shareholders of Morgan Bancorp, Inc. (included in Exhibit 2.1).
99.2		Form of proxy card of Morgan Bancorp, Inc.
99.3		Consent of Ryan Beck & Co., Inc.

*	To be filed by amendment.

(1)	Incorporated by reference to LNB Bancorp, Inc.’s Current Report on Form 8-K filed on January 17, 2007.

(2)	Incorporated by reference to LNB Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(3)	Incorporated by reference to LNB Bancorp, Inc.’s Registration Statement on Form 8-A filed on November 6, 2000.

(4)	Incorporated by reference to LNB Bancorp, Inc.’s Current Report on Form 8-K filed on May 17, 2006.

Item 22.	Undertakings

(a) LNB hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by LNB pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) LNB hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of LNB’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) (1) LNB hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) LNB hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of LNB pursuant to the foregoing provisions, or otherwise, LNB has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LNB of expenses incurred or paid by a director, officer or controlling person of LNB in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LNB will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) LNB hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) LNB hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lorain, Ohio on March 26, 2007.

LNB BANCORP, INC.

By:	/s/ Daniel E. Klimas
Daniel E. Klimas
Its: President and
Chief Executive Officer

Power of Attorney

We, the undersigned directors and/or officers of LNB Bancorp, Inc., hereby severally constitute and appoint James R. Herrick, Daniel E. Klimas, and Terry M. White, and each of them individually, with full powers of substitution and re-substitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any or all amendments to said registration statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Daniel E. Klimas Daniel E. Klimas	President, Chief Executive Officer and Director	March 26, 2007

/s/ Terry M. White Terry M. White	Chief Operating Officer	March 26, 2007

/s/ Sharon L. Churchill Sharon L. Churchill	Chief Financial Officer (Principal Accounting Officer)	March 26, 2007

/s/ James R. Herrick James R. Herrick	Chairman and Director	March 26, 2007

/s/ James F. Kidd James F. Kidd	Vice Chairman and Director	March 26, 2007

/s/ Daniel P. Batista Daniel P. Batista	Director	March 26, 2007

/s/ Robert M. Campana Robert M. Campana	Director	March 26, 2007

/s/ Terry D. Goode Terry D. Goode	Director	March 26, 2007

/s/ David M. Koethe David M. Koethe	Director	March 26, 2007

/s/ Kevin C. Martin Kevin C. Martin	Director	March 26, 2007

/s/ Benjamin G. Norton Benjamin G. Norton	Director	March 26, 2007

/s/ Jeffrey F. Riddell Jeffrey F. Riddell	Director	March 26, 2007

/s/ John W. Schaeffer, M.D. John W. Schaeffer, M.D.	Director	March 26, 2007

/s/ Eugene M. Sofranko Eugene M. Sofranko	Director	March 26, 2007

Stanley G. Pijor	Director	March 26, 2007

/s/ Lee C. Howley Lee C. Howley	Director	March 26, 2007

/s/ Donald F. Zwilling Donald F. Zwilling	Director	March 26, 2007